      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 7, 1998


                                                      REGISTRATION NO. 333-49583
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          ORBITAL IMAGING CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                    DELAWARE
                        (STATE OR OTHER JURISDICTION OF
                         INCORPORATION OR ORGANIZATION)

                                      4899
                          (PRIMARY STANDARD INDUSTRIAL
                          CLASSIFICATION CODE NUMBER)

                                   54-1660268
                                 (IRS EMPLOYER
                             IDENTIFICATION NUMBER)

                            21700 ATLANTIC BOULEVARD
                                DULLES, VA 20166
                                 (703) 406-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              SUSAN HERLICK, ESQ.
                                GENERAL COUNSEL
                            21700 ATLANTIC BOULEVARD
                                DULLES, VA 20166
                                 (703) 406-5000
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                With a copy to:

                              ERIC A. STERN, ESQ.
                                LATHAM & WATKINS
                    1001 PENNSYLVANIA AVE., N.W. SUITE 1300
                          WASHINGTON, D.C. 20004-2505
                            ------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box. [ ]


                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          ORBITAL IMAGING CORPORATION
                            ------------------------

                             CROSS REFERENCE SHEET
     PURSUANT TO ITEM 501(b) OF REGULATION S-K, SHOWING THE LOCATION IN THE
         PROSPECTUS OF THE INFORMATION REQUIRED BY PART I OF FORM S-4.

         ITEM NUMBER AND CAPTION IN FORM S-4           LOCATION OR CAPTION IN PROSPECTUS
         -----------------------------------           ---------------------------------
A.  INFORMATION ABOUT THE TRANSACTION
 1.  Forepart of the Registration Statement and
       Outside Front Cover Page of Prospectus...  Cover Page of Registration Statement; Cross
                                                    Reference Sheet; Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages
       of Prospectus............................  Inside Front Cover Page; Outside Back Cover
                                                    Page
 3.  Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information............  Prospectus Summary; Risk Factors; Business;
                                                    Selected Historical Financial Data
 4.  Terms of the Transaction...................  Prospectus Summary; The Exchange Offer;
                                                    Description of the Exchange Notes;
                                                    Certain U.S. Federal Income Tax
                                                    Consequences
 5.  Pro Forma Financial Information............  Not Applicable
 6.  Material Contacts with the Company being
       Acquired.................................  Not Applicable
 7.  Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to be Underwriters.......................  Not Applicable
 8.  Interests of Named Experts and Counsel.....  Legal Matters
 9.  Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities..............................  Not Applicable
B.  INFORMATION ABOUT THE REGISTRANT
10.  Information With Respect to S-3
       Registrants..............................  Not Applicable
11.  Incorporation of Certain Information by
       Reference................................  Not Applicable
12.  Information With Respect to S-2 or S-3
       Registrants..............................  Not Applicable
13.  Incorporation of Certain Information by
       Reference................................  Not Applicable
14.  Information With Respect to Registrants
       Other Than S-2 or S-3 Registrants........  Prospectus Summary; Risk Factors;
                                                    Capitalization; Management's Discussion
                                                    and Analysis of Financial Condition and
                                                    Results of Operations; Selected
                                                    Historical Financial Data; Business;
                                                    Management; Principal Stockholders;
                                                    Description of the Exchange Notes;
                                                    Financial Statements
C.  INFORMATION ABOUT THE COMPANY BEING ACQUIRED
15.  Information With Respect to S-3
       Companies................................  Not Applicable
16.  Information With Respect to S-2 or S-3
       Companies................................  Not Applicable
17.  Information With Respect to Companies Other
       Than S-2 or S-3 Companies................  Not Applicable
D.  VOTING AND MANAGEMENT INFORMATION
18.  Information if Proxies, Consents or
       Authorizations Are to be Solicited.......  Not Applicable
19.  Information if Proxies, Consents or
       Authorizations Are Not to be Solicited or
       in an Exchange Offer.....................  Management

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                   SUBJECT TO COMPLETION, DATED JULY 7, 1998

PROSPECTUS
                               OFFER TO EXCHANGE
            11 5/8% SERIES B SENIOR NOTES DUE 2005 FOR ALL ORIGINAL
                     11 5/8% SERIES A SENIOR NOTES DUE 2005

                                       OF

                          ORBITAL IMAGING CORPORATION


   THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME ON AUGUST   ,
1998, UNLESS EXTENDED.


    Orbital Imaging Corporation, a Delaware corporation (the "Company" or "ORBIMAGE") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange its outstanding 11 5/8% Senior Notes Due 2005, Series A (the "Original Notes"), of which an aggregate of $150 million in principal amount is outstanding as of the date hereof, for an equal principal amount of newly issued 11 5/8% Senior Notes due 2005, Series B (the "Exchange Notes"). The form and terms of the Exchange Notes will be the same as the form and terms of the Original Notes except that (i) the Exchange Notes will be registered under the Securities Act of 1933, as amended (the "Securities Act") and hence will not bear legends restricting the transfer thereof, and (ii) the holders of Exchange Notes will not be entitled to certain rights of holders of Original Notes under the Registration Rights Agreement which rights will terminate upon the consummation of the Exchange Offer. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of an indenture dated as of February 25, 1998 by and between ORBIMAGE and Marine Midland Bank, as trustee (the "Trustee") governing the Original Notes and the Exchange Notes (the "Indenture"). The Indenture provides for the issuance of both the Exchange Notes and the Original Notes. The Exchange Notes and the Original Notes are sometimes referred to herein collectively as the "Notes." Capitalized terms used in this Prospectus are defined either within the text, within "Certain Definitions" on page 90 of the Prospectus or within the Glossary contained in the Prospectus.

    The Exchange Notes will bear interest from the most recent date on which interest has been paid or duly provided for on such Original Notes surrendered in exchange for such Exchange Notes or if no interest has been paid or duly provided for on such Original Notes, from February 25, 1998, at the rate of 11 5/8% per annum, payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998. The Exchange Notes will mature on March 1, 2005. The Company will not be required to make any mandatory redemption or sinking fund payments with respect to the Exchange Notes prior to maturity. The Exchange Notes will be redeemable at the option of the Company at any time after March 1, 2002 at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date. In addition, the Company will be entitled, at any time on or before March 1, 2001 to redeem the Exchange Notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) at the redemption price set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date; provided, however, that at least 65% of the aggregate principal amount of Notes remains outstanding after giving effect to such redemption. See "Description of Exchange Notes--Optional Redemption."

    On a Change of Control, the Company will be required to offer to repurchase all or any part of the Exchange Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase. In the event of a Change of Control, there can be no assurance that the Company will have or be able to acquire sufficient funds to repurchase the Exchange Notes. See Description of Exchange Notes--Repurchase at the Option of the Holders."

    The Exchange Notes are being offered hereunder in order to satisfy certain contractual obligations of the Company. See "The Exchange Offer."

    The Original Notes are and the Exchange Notes will be senior obligations of the Company, will rank pari passu in right of payment with all existing and future senior Indebtedness of the Company, and will rank senior in right of payment to any future subordinated Indebtedness of the Company. As of March 31, 1998, the Company had approximately $166 million ($157 million net of debt discount) of senior Indebtedness outstanding (including current liabilities of approximately $16 million). As of the date of this Prospectus, the Company had no senior Indebtedness other than the Notes. The Indenture will permit the Company to incur additional Indebtedness, subject to certain limitations.
                            ------------------------    (continued on next page)

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN EVALUATING AN INVESTMENT IN THE EXCHANGE NOTES.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS JULY   , 1998.

(Continued from previous page)

    The Company will accept for exchange all validly tendered Original Notes on
or prior to 5:00 p.m., New York City time, on August   , 1998 (if and as
extended, the "Expiration Date"). Tenders of the Original Notes in the Exchange Offer is not conditioned upon any minimum principal amount of Original Notes being tendered for exchange. The Original Notes may be tendered only in integral multiples of $1,000. In the event the Company terminates the Exchange Offer and does not accept for exchange any Original Notes, the Company will promptly return all previously tendered Original Notes to the holders thereof.


    Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. See "The Exchange Offer--Purpose and Effect of the Exchange Offer" and "The Exchange Offer--Resale of Exchange Notes." Each broker-dealer (a "Participating Broker-Dealer") that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer as a result of market-making activities or other trading activities.

    Prior to the Exchange Offer, there has been no public market for the Exchange Notes. There can be no assurance as to the liquidity of any markets that may develop for the Exchange Notes, the ability of holders to sell the Exchange Notes or the price at which holders would be able to sell the Exchange Notes. The Company does not intend to list the Exchange Notes for trading on any national securities exchange or over-the-counter market system. Future trading prices of the Exchange Notes will depend on many factors, including among other things, prevailing interest rates, the Company's operating results and the market for similar securities. Historically, the market for securities similar to the Exchange Notes, including non-investment grade debt, has been subject to disruptions that have caused substantial volatility in the prices of such securities. There can be no assurance that any market for the Exchange Notes, if such market develops, will not be subject to similar disruptions. The Initial Purchasers have advised the Company that it currently intends to make a market in the Exchange Notes offered hereby. However, the Initial Purchasers are not obligated to do so and any market making may be discontinued at any time without notice.

    Any Original Notes not tendered and accepted in the Exchange Offer will remain outstanding and will be entitled to all the rights and will be subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders of Original Notes will continue to be subject to the existing restrictions upon transfer thereof and the Company will have no further obligation to such holders to provide for registration under the Securities Act of the Original Notes held by them. To the extent that Original Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange" and "Exchange Offer--Procedures for Tendering."

    The Exchange Notes will be available initially only in book-entry form. The Company expects that the Exchange Notes issued pursuant to this Exchange Offer will be issued in the form of one or more Global Notes which will be deposited with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in its name or in the name of Cede & Co., its nominee. Beneficial interests in a Global Note representing the Exchange Notes will be shown on, and transfers thereof will be effected through, records maintained by the Depositary and its participants. After the initial issuance of the Global Notes, Exchange Notes in certificated form will be issued in exchange for a Global Note only on the terms set forth in the Indenture. See "Description of Exchange Notes--Book Entry, Delivery and Form."

    THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION. HOLDERS OF ORIGINAL NOTES ARE URGED TO READ THIS PROSPECTUS AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR ORIGINAL NOTES PURSUANT TO THE EXCHANGE OFFER.


    This Prospectus, together with the Letter of Transmittal, is being sent to
all registered holders of Original Notes as of July   , 1998.


    The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. No dealer-manager is being used in connection with this Exchange Offer. The Company will pay all expenses incurred by it incident to the Exchange Offer. See "Use of Proceeds" and "Plan of Distribution."

    Until          , 1998, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER, OR A SOLICITATION IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS, NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   15
Use of Proceeds.............................................   27
Capitalization..............................................   28
The Exchange Offer..........................................   29
Selected Historical Financial Data..........................   38
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   40
Business....................................................   44
Regulation..................................................   57
Management..................................................   60
Principal Stockholders......................................   63
Certain Relationships and Related Transactions..............   64
Description of Capital Stock................................   69
Relationship with Orbital Sciences Corporation..............   70
Description of Exchange Notes...............................   72
Provisions Applicable to All Securities.....................  104
Certain U.S. Federal Income Tax Consequences................  106
Plan of Distribution........................................  109
Legal Matters...............................................  110
Experts.....................................................  110
Index to Financial Statements...............................  F-1
Glossary of Terms...........................................  G-1


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement," which term shall include all amendments, exhibits, annexes and schedules thereto) pursuant to the Securities Act, and the rules and regulations promulgated thereunder, covering the Exchange Notes being offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Copies of such material can be obtained from the Company upon request.

     The Company has agreed to file with the Commission, to the extent permitted, and distribute to holders of the Exchange Notes reports, information and documents specified in Section 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), so long as the Exchange Notes are outstanding, whether or not the Company is subject to such informational requirements of the Exchange Act. Periodic reports, proxy statements and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10007. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Such Web site is located at http://www.sec.gov. While any Exchange Notes remain outstanding, the Company will make available, upon request, to any holder of the Exchange Notes, the information required pursuant to Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be directed to the General Counsel of the Company at 21700 Atlantic Boulevard, Dulles, Virginia, 20166

     DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS: THE STATEMENTS CONTAINED IN THIS PROSPECTUS THAT ARE NOT HISTORICAL FACTS ARE "FORWARD-LOOKING STATEMENTS", WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "ESTIMATES," "PROJECTS," "ANTICIPATES," "EXPECTS," "INTENDS," "PLANS," "BELIEVES," OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY, OR BY DISCUSSIONS OF STRATEGY THAT INVOLVE RISKS AND UNCERTAINTIES. MANAGEMENT WISHES TO CAUTION THE READER THAT THESE FORWARD-LOOKING STATEMENTS, SUCH AS THE MARKET OPPORTUNITY PRESENTED BY THE COMPANY'S TARGET MARKETS, STATEMENTS REGARDING DEVELOPMENT OF THE COMPANY'S BUSINESSES, THE ESTIMATE OF MARKET SIZE AND ADDRESSABLE MARKETS FOR THE COMPANY'S PRODUCTS, CASH PROJECTED TO BE USED IN OPERATIONS, THE ANTICIPATED CAPITAL EXPENDITURES TO DESIGN, CONSTRUCT, AND LAUNCH THE HIGH-RESOLUTION ORBVIEW SATELLITES, EXPECTED LAUNCH DATES, AND OTHER STATEMENTS CONTAINED IN THIS PROSPECTUS REGARDING MATTERS THAT ARE NOT HISTORICAL FACTS, ARE ONLY ESTIMATES OR PREDICTIONS. NO ASSURANCE CAN BE GIVEN THAT FUTURE RESULTS WILL BE ACHIEVED; ACTUAL EVENTS OR RESULTS MAY DIFFER MATERIALLY AS A RESULT OF RISKS FACING THE COMPANY OR ACTUAL RESULTS DIFFERING FROM THE ASSUMPTIONS UNDERLYING SUCH STATEMENTS. SUCH RISKS AND ASSUMPTIONS INCLUDE, BUT ARE NOT LIMITED TO, RISKS ASSOCIATED WITH SCHEDULE DELAYS IN THE CONSTRUCTION AND LAUNCH OF THE HIGH-RESOLUTION ORBVIEW SATELLITES. THE COMPANY'S ABILITY TO SUCCESSFULLY MARKET ITS IMAGERY PRODUCTS AND SERVICES TO CURRENT AND NEW CUSTOMERS, GENERATE CUSTOMER DEMAND FOR ITS IMAGERY PRODUCTS AND SERVICES IN THE PARTICULAR MARKETS WHERE IT PLANS TO MARKET PRODUCTS AND SERVICES ALL IN A TIMELY MANNER, AT REASONABLE COSTS AND ON SATISFACTORY TERMS AND CONDITIONS, AS WELL AS REGULATORY, LEGISLATIVE AND JUDICIAL DEVELOPMENTS THAT COULD CAUSE ACTUAL RESULTS TO VARY MATERIALLY FROM THE FUTURE RESULTS INDICATED, EXPRESSED OR IMPLIED IN SUCH FORWARD-LOOKING STATEMENTS. ALL WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS MADE IN CONNECTION WITH THIS OFFERING WHICH ARE ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THESE CAUTIONARY STATEMENTS.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, the terms "ORBIMAGE" or "Company" refer, with respect to periods prior to May 8, 1997, to the Orbital Imaging Division of Orbital Sciences Corporation and, with respect to periods after such date, to Orbital Imaging Corporation. The term "Orbital" refers to Orbital Sciences Corporation, the Company's majority shareholder, and, unless the context otherwise requires, its subsidiaries. Certain technical and other capitalized terms used in this Prospectus are defined either in the text of this Prospectus, "Certain Definitions" on page 90 or in the Glossary. Holders of Original Notes should carefully consider the specific matters set forth under "Risk Factors" beginning on page 15 as well as the other information and data included in this Prospectus prior to tendering their Original Notes pursuant to the Exchange Offer.


                                  THE COMPANY

     ORBIMAGE is a leading provider of global space-based imagery. The Company operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. ORBIMAGE currently has two satellites in operation that provide imagery to a variety of scientific and commercial customers, including NASA. The Company expects to place two additional satellites providing high-resolution digital imagery into operation in 1999 and 2000, respectively. The Company's imagery products and services are intended to provide ORBIMAGE customers with information concerning, among other things, forestry and crop health, urban growth and development, the locations and movements of troops or military assets, land and ocean-based natural resources and weather patterns and wind conditions. ORBIMAGE intends to provide customers with imagery at a lower price than that provided by existing or planned remote imagery alternatives.

     In April 1995, ORBIMAGE launched its first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA. The Company's second satellite, OrbView-2, was launched in August 1997 and provides images of land and ocean surfaces to commercial customers, as well as to NASA and other scientific users. The Company believes that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. ORBIMAGE is in the process of completing the design of two high-resolution imaging satellites, OrbView-3 and OrbView-4 (the "high-resolution OrbView satellites"), which are being designed to provide high-resolution panchromatic (black and white), multispectral (color and infrared) and, in the case of OrbView-4, hyperspectral (enhanced color and enhanced infrared) imagery. See "Certain Relationships and Related
Transactions -- Procurement Agreement." OrbView-3 is scheduled to be operational during the second half of 1999, and OrbView-4 is scheduled to be operational in mid-2000. The Company believes that OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution imagery capability and that OrbView-4 will be the world's first satellite with commercially available hyperspectral capability.


     Remote imaging is the process of observing, measuring and recording features, objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The current market for global remote imagery and related products consists of both domestic and international commercial and government users. It includes both satellite development, construction and operations costs incurred by users who decide to build and operate their own satellite systems as well as the cost of purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only "commercial" operators of remote imaging satellites were quasi-governmental programs such as the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial satellite imagery providers (excluding hardware sales) will be approximately $2 billion by the year 2000. ORBIMAGE believes that this worldwide commercial imagery market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for such products and services and encourages the development of new satellite-imaging technologies and applications.

     Customers have entered into imagery contracts providing for minimum payments to the Company totaling approximately $100 million, of which the Company has received approximately $48 million through March 31, 1998, and expects to receive approximately $12 million through the end of 1998. See "Risk Factors -- Contracts." These contracts include (i) a contract to provide NASA with weather-related imagery and meteorological information generated by OrbView-1, (ii) a contract to provide NASA with color ocean imagery generated by OrbView-2, (iii) a contract to provide the U.S. Air Force with hyperspectral imagery from OrbView-4 and (iv) a distributor agreement with Samsung Aerospace Industries, Ltd. ("Samsung Aerospace"), which grants Samsung Aerospace an exclusive license to receive, process and sell high-resolution imagery of the Korean peninsula (the "Samsung Agreement"). In addition, the Company has entered into agreements with regional distributors for OrbView-2 imagery in Canada and Chile and is in negotiation with potential regional distributors for high-resolution OrbView imagery in the Middle East, Europe, Asia, Southern Africa, South America and Australia. To provide industry-specific imagery applications, ORBIMAGE is seeking to develop strategic alliances with key value-added resellers ("VARs") who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     In April, 1998, ORBIMAGE acquired substantially all the assets of TRIFID Corporation, an image processing and product generation company. As a result, ORBIMAGE has acquired sophisticated image processing software, experienced technical personnel and broad geographic information database systems.

BUSINESS STRATEGY

     ORBIMAGE's business strategy is to (i) penetrate existing markets, (ii) create new markets to sustain long-term growth, (iii) provide imagery at prices lower than other satellite and aerial-based imagery, (iv) achieve global distribution, (v) provide worldwide coverage on a timely basis, (vi) establish an electronic imagery archive with broad and diverse imagery products and (vii) leverage the expertise of Orbital, including Orbital's existing satellite imagery technology and product infrastructure, to promote rapid market acceptance. See "Business -- Business Strategy."

     Penetrate Existing Markets. The Company believes that it should rapidly be able to gain market share in existing applications because it expects its imagery to be priced below that of existing aerial imagery and planned satellite imagery and to be of higher resolution than existing satellite imagery.

     Create New Markets. Through the introduction of affordable, high-resolution satellite imagery, the Company believes it will stimulate the development of new markets. For example, ORBIMAGE's marketing efforts to date indicate that certain market segments, such as the foreign national security market, do not currently have access to dedicated high-resolution imagery. Furthermore, the Company believes it can develop new commercial applications for satellite-based imagery including, among other uses, real estate assessment, travel planning and entertainment applications.

     Provide Low Priced Imagery. The Company believes that the expected cost to construct its high-resolution OrbView satellites and related ground systems, the principal components of which will be furnished by Orbital under a fixed-price contract, will be less than or competitive with the announced costs of its competitors' high-resolution satellite systems. The Company believes that this will afford it pricing flexibility for its imagery products and services, allowing it to pursue a strategy of pricing aggressively while still realizing attractive returns.

     Achieve Global Distribution. The Company believes that it can expand its market share by providing imagery to end users both directly and through third party distribution channels. The Company intends to focus its direct distribution efforts on larger customers in the commercial/consumer and scientific/environmental markets and on the U.S. national security market. The Company expects VARs will perform application-specific processing and analysis of the Company's imagery for various commercial applications.

The Company believes that utilizing these distribution channels simultaneously will enhance the distribution of its products and services.

     ORBIMAGE is working to penetrate foreign markets by entering into relationships with strong regional partners who have existing marketing and distribution infrastructures and are able to overcome local regulatory barriers. The Company expects these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories and to obtain the necessary regulatory approval to operate in their territories. With several such arrangements already in place, the Company is also in negotiations with potential regional distributors for high-resolution OrbView imagery around the world.

     Provide Worldwide Coverage on a Timely Basis. All the OrbView satellites are designed to provide timely product delivery, either through real-time imagery downlinking to a distributor's or customer's local ground receiving station, or through delivery of processed imagery from ORBIMAGE's central U.S. ground station by overnight courier or via the Internet. OrbView-2 provides global imagery on a daily basis. OrbView-3 is designed to image virtually any location on Earth with a "revisit" time of three days or less. Upon the launch of OrbView-4, the effective "revisit" time of the high-resolution OrbView satellites should be reduced to less than two days.

     Establish Electronic Imagery Archive. The Company is developing the OrbNet Digital Archive, a database that will collect, store and distribute imagery derived from the OrbView satellites and aerial sources. ORBIMAGE intends to expand its imagery catalogue with aerial and existing satellite imagery products prior to the launch of its OrbView-3 satellite by entering into strategic alliances with existing imaging satellite operators, aerial photography firms and imagery VARs. The Company intends to deliver imagery to customers over the Internet, on CD or on computer tape for a per image fee.

     Leverage Expertise of Orbital. Orbital, the Company's majority shareholder, is a space technology and satellite services company with extensive experience in the design and construction of remote imaging satellites and ground stations. ORBIMAGE has used, and will continue to use, the integrated space capabilities, infrastructure and experience of Orbital to develop its business cost effectively, including leveraging certain of Orbital's existing customer relationships and product lines.

TARGET MARKETS

     ORBIMAGE is focusing on four primary market segments in which it believes there currently exist or will develop a significant demand for high-quality, timely, low-cost remote imagery. See "Business -- Target Markets." These four market segments are:

     Commercial/Consumer. The Company believes that the near-term commercial/consumer market segment will include domestic and foreign companies and local government entities, such as municipalities, that currently use aerial photographs and medium-resolution satellite imagery products. In the long term, the Company also expects to market to individual businesses and consumers. Initial applications are expected to include standardized map-making, maintaining computer-based geographic information systems, agriculture and forestry management, fishing, natural resource exploration and extraction and tax assessment. In addition, as high-resolution satellite imagery becomes available, the Company expects new consumer markets will emerge involving real estate assessment, travel planning, education and entertainment applications.

     Scientific/Environmental. The scientific/environmental market is comprised of government entities that use satellite imagery to monitor environmental, climate-related and meteorological phenomena, both in real-time and over extended time periods, as well as other environmental, scientific and commercial entities that need accurate, timely environmental information over a wide geographic area. The Company expects that its multispectral and hyperspectral imagery will have a variety of environmental applications, including assessing damage from natural disasters and severe storms and the environmental impact of industrial activities through pollution detection techniques.

     U.S. National Security. Satellite imagery can supplement existing dedicated U.S. government surveillance satellites to serve tactical reconnaissance, wide-area mapping and other needs not fully or economically served by existing satellites. The U.S. government has indicated that it expects to meet a portion of its future national security imagery requirements by outsourcing to U.S. commercial providers of high-resolution satellite imagery. Additionally, the Company believes that potential cutbacks in the Department of Defense ("DoD") and National Reconnaissance Office ("NRO") budgets, together with more geographically dispersed military assets, could further increase the government's need for commercially available high-resolution imagery and cause it to rely on lower-cost commercial providers.

     Foreign National Security. Many countries have a strong national security interest in obtaining real-time high-resolution imagery to help monitor borders, gather intelligence on potential adversaries, identify and target enemy troops and assets, plan missions, deploy resources and assess battle damage. Commercial high-resolution satellites can provide friendly foreign governments with real-time, high-resolution imagery for national security enhancement on a routine, regional "time-share" basis. This type of high-resolution imagery generally has not been available to governments other than those of the United States and the former Soviet Union.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy to mitigate the financial, business and technical risks associated with market development and satellite construction, launch and operations. See "Business -- Risk Mitigation."

     Market Development. ORBIMAGE has reduced, and seeks to continue to reduce, the financial risks associated with constructing and operating its fleet of satellites by negotiating pre-launch contracts with customers and/or distributors. To further facilitate market penetration, the Company is also seeking to develop strategic alliances with VARs who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     Construction and Launch. ORBIMAGE has entered into a fixed-price contract with Orbital to build and launch the high-resolution OrbView satellites, and to construct the related ground system (the "Procurement Agreement"). The majority of imaging technology and the sub-system components to be used in the high-resolution OrbView satellites have been deployed in U.S. government surveillance and space programs prior to use by ORBIMAGE. In addition, the high-resolution OrbView satellites incorporate system redundancies for certain critical components.

     Operations. The OrbView-3 and OrbView-4 satellites have substantially similar performance parameters, with OrbView-4 additionally having hyperspectral imagery capability. The high-resolution OrbView satellites are expected to be launched within a year of each other to provide a more robust satellite system and to reduce the business risk from launch and operational failure.

RELATIONSHIP WITH ORBITAL

     Orbital currently owns approximately 56% of the outstanding capital stock of the Company on a fully diluted basis assuming conversion of the Company's outstanding Series A Convertible Preferred Stock (the "Series A Preferred Stock") and exercise of the Warrants and outstanding options to purchase Common Stock. To date, Orbital has contributed approximately $88 million in capital to ORBIMAGE. Pursuant to the Procurement Agreement, the Company has agreed to pay Orbital a fixed price of approximately $295 million for the design, development and launch of OrbView-1 and the high-resolution OrbView satellites, the OrbView-2 License and the U.S. ground segment for all four OrbView satellites. Orbital has granted the Company the exclusive worldwide license to promote, market, sell and use OrbView-2 imagery (the "OrbView-2 License") and has assigned to the Company all revenues received by Orbital pursuant to a contract between Orbital and NASA. See "Certain Relationships and Related Transactions."

     Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital is a leading provider of turn-key space systems, with a heritage of designing and building satellites and providing launch services for various satellites operating today. All four OrbView satellites, and the related ground systems, have been or will be designed and constructed by Orbital. Orbital's Pegasus(R) launch vehicle has successfully launched OrbView-1 and OrbView-2 and is expected to also launch OrbView-3.

     The Company's principal executive offices are located at 21700 Atlantic Boulevard, Dulles, Virginia 20166. The Company's Internet address is www.orbimage.com, and the Company's telephone number is (703) 406-5000.

SERIES A OFFERING

     On February 25, 1998, the holders of the Series A Preferred Stock (the "Series A Holders") exercised an option granted pursuant to a stock purchase agreement dated May 7, 1997 by and among Orbital, the Company and the Series A Holders, as amended (the "Stock Purchase Agreement"), to purchase an additional $22.7 million of Series A Preferred Stock (the "Series A Offering"), which represents the maximum number of shares of Series A Preferred Stock that Series A Holders may purchase under the Stock Purchase Agreement. The Series A Offering was consummated concurrently with the Units Offering. The Series A Offering generated net proceeds of approximately $21 million.

THE UNITS OFFERING

     On February 25, 1998, the Company consummated the Units Offering, pursuant to which it sold 150,000 Units, each consisting of $1,000 principal amount of Original Notes and one Warrant. Each Warrant, when exercised, will entitle the holder thereof to purchase 8.75164 shares of Common Stock of the Company at an exercise price of $.01 per share (the "Exercise Price"). The Exercise Price and the number of Warrant Shares issuable on exercise of a Warrant are both subject to anti-dilutive adjustments. The Warrants are exercisable at any time on or after the earlier to occur of (i) the first anniversary of the date of issuance and (ii) in the event a Change of Control occurs, the date the Company mails notice thereof to holders of Notes and Warrants. Unless exercised, the Warrants will automatically expire on March 1, 2005. The Warrants will entitle the holders thereof to purchase in the aggregate approximately 3% of the outstanding Common Stock of the Company on a fully-diluted basis as of the date of issuance of the Warrants after giving effect to the exercise of certain outstanding options and rights issued by the Company. The Original Notes and Warrants will become separable no later than upon the commencement of the Exchange Offer.

     The Company used approximately $32.9 million of the net proceeds from the Units Offering to fund the purchase of the Pledged Securities, which will provide funds sufficient to pay in full when due the first four scheduled interest payments on the Notes. The Pledged Securities are pledged as security for the repayment of principal of and interest on the Notes, Liquidated Damages, if any, and all other obligations under the Indenture. See "Description of Exchange Notes--Security." All remaining proceeds, including the net proceeds from the Series A Offering, will be applied to (i) develop, construct, test, launch and operate the high-resolution OrbView satellites, (ii) develop, upgrade and construct the U.S. domestic ground system used in connection with high-resolution OrbView satellites, (iii) market remote imagery products and services and (iv) provide working capital.

     The Units were sold by the Company on February 25, 1998 to Bear, Stearns & Co. Inc., Merrill Lynch & Co. and NationsBanc Montgomery Securities LLC (the "Initial Purchasers") pursuant to a Purchase Agreement dated February 20, 1998 (the "Purchase Agreement"). The Initial Purchasers subsequently resold the Units to qualified institutional buyers pursuant to Rule 144A under the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. Pursuant to the Purchase Agreement, the Company and the Initial Purchasers entered into the Registration Rights Agreement dated February 25, 1998 (the "Registration Rights Agreement"), which grants the holders of the Original Notes certain exchange and registration rights. The Exchange Offer is intended to satisfy certain obligations of the Company under the Registration Rights Agreement.

SOURCES AND USES OF FUNDING

     The net proceeds to the Company from the Units Offering (after deducting fees and expenses) were approximately $144.5 million. The Company used approximately $32.9 million of such proceeds to fund the purchase of the Pledged Securities. All remaining proceeds, including the net proceeds from the Series A Offering, will be applied to (i) develop, construct, test, launch and operate the high-resolution OrbView satellites, (ii) develop, upgrade and construct the U.S. domestic ground system used in connection with the high-resolution OrbView satellites, (iii) market remote imagery products and services and (iv) provide working capital. See "Description of the Exchange Notes--Certain Covenants--Use of Proceeds."

     The table below summarizes the estimated sources and uses of funding for the period from inception through September 30, 1999, by which date OrbView-3 is expected to be launched.

                          SOURCES AND USES OF FUNDING
                             (DOLLARS IN MILLIONS)

SOURCES OF FUNDING (AS OF MARCH 31, 1998):
Initial equity investments:
  Orbital..............................       $ 88
  Series A Holders, net................         55
Net proceeds of the Units Offering.....        145
Payments from customers (2)............         48
                                              ----
     Sources...........................        336
                                              ----
FUTURE SOURCES:
Advance payments from customers (2)....         22
                                              ----
     Future sources....................         22
                                              ----
          Total sources................       $358
                                              ====

        USES OF FUNDING: (1)
Satellites...........................    $238
Ground systems.......................      30
Insurance............................      11
Purchase of Pledged Securities(3)....      33
TRIFID Acquisition...................       5
Cash used in and available for
  operations (4).....................      41
                                         ----
          Total uses.................    $358
                                         ====

---------------
(1) Approximately $149 million has been expended as of March 31, 1998 for satellites, ground systems and insurance. The Company's accumulated deficit as of March 31, 1998 was approximately $24 million.
(2) Represents cash payments received pursuant to contracts or expected to be received prior to delivery of imagery.
(3) The Pledged Securities will be used to fund interest payments on the Notes for the first four interest payment dates.
(4) The Company believes the above sources and cash expected to be generated from operations will be sufficient to fund operating expenses through September 30, 1999, by which date OrbView-3 is expected to be launched. Approximately $9 million has been used in operations through March 31, 1998 (excluding payments from customers included in the above sources).

     ORBIMAGE believes that the net proceeds of the Units Offering and the Series A Offering, together with expected net cash from advance payments from customers and operations, will be sufficient to fund the Company's operations through at least September 30, 1999, by which date OrbView-3 is expected to be launched. Additional funding may be necessary in the event of an OrbView-3 satellite launch delay, cost overruns or any shortfall in estimated levels of operating cash flow, or to meet unanticipated expenses. See "Risk Factors--Potential Additional Capital Requirements."

                               THE EXCHANGE OFFER

SECURITIES OFFERED............   $150,000,000 aggregate principal; amount of
                                 Series B 11 5/8% Senior Notes due 2005 (the
                                 "Exchange Notes").

THE EXCHANGE OFFER............   The Company is offering to exchange up to $150
                                 million principal amount of the Exchange Notes for a like principal amount of the Original
                                 Notes. The Exchange Notes may be exchanged only in multiples of $1,000 principal amount. The
                                 Company will issue the Exchange Notes on or promptly after the Expiration Date. See "The
                                 Exchange Offer."

                                 Based on interpretations by the Staff set forth in no-action letters issued to third parties, the Company believes that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Original Notes may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder which is (i) an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired the Original Notes directly from the Company or (iii) a broker-dealer who acquired the Original Notes as a result of market making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Notes are acquired in the ordinary course of such holder's business and such holder is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in the distribution of such Exchange Notes. Each broker-dealer that receives the Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealer as a result of market-making activities or other trading activities (other than a resale of an unsold allotment from the original sale of Original Notes). The Company has agreed that, for a period of 180 days after the Exchange Offer Registration Statement is declared effective, it will make this Prospectus available to any Participating Broker-Dealer for use in connection with any such resale.

                                 Any holder who tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of the Exchange Notes could not rely on the position of the staff of the Commission enunciated in no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Failure to comply with such requirements in such instance may result in such holder incurring liability under the Securities Act for which the holder is not indemnified by the Company. See "Plan of Distribution."

                                 To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the Exchange Notes prior to offering or selling such Exchanges Notes. If a holder of Original Notes does not exchange such Original Notes for the Exchange Notes pursuant to the Exchange Offer, such Original Notes will continue to be subject to the restrictions on transfer contained in the legend thereon. In general, Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exception from, or in a transaction not subject to the Securities Act and applicable state securities laws. See "The Exchange Offer--Consequences of Failure to Exchange" and "Description of Exchange Notes."


EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m.,
                                 New York City time, on August   , 1998, unless
                                 extended in which case the term "Expiration
                                 Date" shall mean the latest date and time to which the Exchange Offer is so extended.


ACCRUED INTEREST ON THE
  EXCHANGE NOTES AND THE
  ORIGINAL NOTES..............   Each Exchange Note will bear interest from the
                                 most recent date to which interest has been paid or duly provided for on the Original Note surrendered in exchange for such Exchange Note or, if no interest has been paid or duly provided for on such Original Note, from February 25, 1998. Interest on the Exchange
                                 Notes is payable semi-annually on each March 1 and September 1, commencing on September 1,
                                 1998. Holders of Original Notes whose Original
                                 Notes are accepted for exchange will not receive accrued interest on such Original Notes for any period from and after the last date to which interest has been paid or duly provided for on the Original Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Original Notes, and will be deemed to have waived, the right to receive any interest on such Original Notes accrued from and after February 25, 1998.

CONDITIONS TO THE EXCHANGE
  OFFER.......................   The Exchange Offer is subject to certain
                                 customary conditions, which may be waived by the Company in whole or in part and from time to time in its sole discretion. See "The
                                 Exchange Offer--Conditions." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered for exchange.

PROCEDURES FOR TENDERING THE
  ORIGINAL NOTES..............   Each holder of Original Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Original
                                 Notes and any other required documentation, to the Exchange Agent at the address set forth herein. By executing the Letter of Transmittal, each holder of the Original Notes (other than participating broker-dealers) will represent to the Company that, among other things, the Exchange Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such Exchange Notes, whether or not such person is the holder of the Original
                                 Notes, that neither the holder of the Original
                                 Notes nor any such other person has an
                                 arrangement or understanding with any person to participate in the distribution of such Notes and that neither the holder nor any such person is an "affiliate," as defined in Rule 405 under the Securities Act of the Company. Any Original
                                 Notes not accepted for exchange for any reason will be returned without expense to the tendering holder thereof as promptly as practicable after the expiration or termination of the Exchange Offer. See "The Exchange
                                 Offer--Procedures for Tendering."

UNTENDERED OLD NOTES..........   Following the consummation of the Exchange
                                 Offer, holders of Original Notes eligible to participate but who do not tender their Original Notes will not have any further exchange rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected.

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS..........   Any beneficial holder whose Original Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on its own behalf.
                                 If such beneficial holder wishes to tender on its owns behalf, such holder must, prior to completing and executing the Letter of Transmittal and delivering its Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder's name or obtain a properly completed bond power from the record holder.
                                 The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See
                                 "The Exchange Offer--Procedures for Tendering."

SHELF REGISTRATION
  STATEMENT...................   In the event that (i) the Exchange Offer is not
                                 available to any holder or may not be
                                 consummated because, in either case, it would violate applicable securities laws or because the applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer, or (ii) in certain circumstances the holder notifies the Company that it is unable to participate in the Exchange Offer or is unable to use this Prospectus, the Company will cause to be filed with the Commission, no later than 45 days after such obligation arises, a shelf registration statement (the "Shelf Registration
                                 Statement"). The Company will use its best efforts to cause the Shelf Registration
                                 Statement to be declared effective on or before the 150th day after such obligation arises. The
                                 Company has agreed to maintain the
                                 effectiveness of the Shelf Registration
                                 Statement, under certain circumstances, for a maximum of two years following the date of the completion of the Units Offering.

GUARANTEED DELIVERY
  PROCEDURES..................   Holders of the Original Notes who wish to
                                 tender their Original Notes and whose Original
                                 Notes are not immediately available or
                                 who cannot deliver their Original Notes and the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date, must tender their Original Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery
                                 Procedures."

WITHDRAWAL RIGHTS.............   Tenders of Original Notes may be withdrawn at
                                 any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written or facsimile notice of withdrawal must be received by the Exchange
                                 Agent at its address set forth herein. Such notice must (i) specify the name of the person having tendered the Original Notes to be withdrawn; (ii) identify the Original Notes to be withdrawn (including the serial number or numbers and principal amount of Original Notes to be withdrawn); (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered; and (iv) specify the name in which the Original Notes are to be registered, if different from that of the withdrawing holder. See "The Exchange
                                 Offer--Withdrawal Rights."

ACCEPTANCE OF ORIGINAL NOTES
AND DELIVERY OF EXCHANGE
  NOTES.......................   The Company will accept for exchange any and
                                 all Original Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New
                                 York City time, on the Expiration Date. The
                                 Exchange Notes issued pursuant to the Exchange
                                 Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."

CONSEQUENCES OF FAILURE
  TO EXCHANGE.................   Holders of Original Notes who do not exchange
                                 their Original Notes for the Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon. In general, the Original Notes that are not exchanged pursuant to the Exchange
                                 Offer may not be offered or sold except
                                 pursuant to a registration statement under Securities Act or an exemption from registration thereunder and in compliance with applicable state securities laws. In the event the Company completes the Exchange Offer, the interest rate on Original Notes will remain as stated thereon and holders of Original Notes will have no further rights under the Registration Rights Agreement.

CERTAIN TAX CONSIDERATIONS....   Latham & Watkins, counsel to the Company, has
                                 advised the Company that because the Exchange
                                 Notes will not be considered to differ
                                 materially from the Original Notes, the
                                 exchange of the Original Notes for Exchange
                                 Notes will not result in any material federal income tax consequences to holders exchanging the Original Notes for the Exchange Notes. For a full description of the basis of, and limitations on, this opinion, see "Certain U.S.
                                 Federal Income Tax Consequences."

REGISTRATION RIGHTS
  AGREEMENT...................   Pursuant to a registration rights agreement
                                 (the "Registration Rights Agreement") among the
                                 Company and the Initial Purchas-
                                 ers, the Company has agreed (i) to file a registration statement with respect to an offer to exchange the Original Notes for a like principal amount of Exchange Notes and (ii) to use their reasonable best efforts to cause such registration statement to become effective under the Securities Act. This Exchange Offer is intended to satisfy the rights of holders of Original Notes under the Registration Rights
                                 Agreement, which rights terminate upon
                                 consummation of the Exchange Offer. The holders of the Exchange Notes are not entitled to any exchange or registration rights with respect to the Exchange Notes.

EXCHANGE AGENT................   Marine Midland Bank is the Exchange Agent. The
                                 address and telephone number of the Exchange
                                 Agent are set forth in "The Exchange
                                 Offer--Exchange Agent."

USE OF PROCEEDS...............   There will be no cash proceeds to the Company
                                 from the exchange pursuant to the Exchange
                                 Offer.

                               THE EXCHANGE NOTES

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes (which they replace) except that (i) the Exchange Notes bear a Series B designation, (ii) the Exchange Notes have been registered under the Securities Act and, therefore, will not bear legends restricting the transfer thereof, and (iii) the holders of Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Original Notes in certain circumstances relating to the timing of the Exchange Offer, which rights will terminate when the Exchange Offer is consummated. See "The Exchange Offer--Purpose and Effect of the Exchange Offer." The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture. See "Description of Exchange Notes." The Warrants issued in connection with the issuance of the Original Notes are not subject to the Exchange Offer and will continue to be subject to the restrictions on transfer set forth therein.

ISSUER........................   Orbital Imaging Corporation

MATURITY......................   March 1, 2005.

INTEREST......................   Interest on the Exchange Notes will accrue at
                                 the rate of 11 5/8% per annum, payable
                                 semi-annually in arrears on March 1 and
                                 September 1 of each year, commencing on
                                 September 1, 1998.

RANKING.......................   The Exchange Notes will be senior obligations
                                 of the Company, will rank pari passu in right of payment with all existing and future senior
                                 Indebtedness of the Company and will rank senior in right of payment to any future subordinated Indebtedness of the Company. As of March 31, 1998, the total amount of senior
                                 Indebtedness (including current liabilities) of the Company is $166 million ($157 million net of debt discount). As of the date of this Prospectus, the Company had no senior
                                 Indebtedness other than the Notes. As more fully described herein, the Indenture permits the Company under certain circumstances to incur indebtedness, such as one or more fixed asset financings, that may be secured by a first priority lien on certain of the Company's assets. Upon a grant of a first priority lien in certain of its assets, the lenders under such fixed asset financings will have a first priority claim to such assets senior to that of the holder of Notes.

SECURITY......................   The Company used approximately $32.9 million of
                                 the net proceeds thereof to purchase the Pledged Securities, representing funds sufficient to provide for payment in full of the first four scheduled interest payments on the Notes. The Pledged Securities are pledged as security for repayment of the principal of and interest on the Notes. See "Description of Exchange Notes--Security." When an interest payment is due, the Company may either deposit sufficient funds to pay the interest scheduled to be paid or direct the Trustee to release from the Pledge Account funds sufficient to pay the interest scheduled. In the event the Company exercises the former option, the Pledge
                                 Agreement provides the Company may direct the Trustee to release proceeds or the Pledged
                                 Securities from the Pledge Account in a like amount. If the Company makes the first four scheduled interest payments on the Notes in a timely manner and no Default or Event of Default is then continuing, the remaining
                                 Pledged Securities, if any, will be released from the Pledge Account and the Notes will thereafter be unsecured obligations of the Company. See
                                 "Description of Exchange Notes--Security."

OPTIONAL REDEMPTION...........   The Exchange Notes are not redeemable prior to
                                 March 1, 2002. Thereafter, the Exchange Notes will be redeemable at the option of the Company, at the redemption prices set forth herein plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date. See "Description of Exchange Notes--Optional Redemption."

                                 Prior to March 1, 2001, the Company may, on any one or more occasions, redeem outstanding Exchange Notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company to one or more Persons (but only to the extent the proceeds of such sales of Capital Stock consist of cash or Cash Equivalents) at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date; provided, however, that: (i) not less than 65% of the aggregate principal amount of the Notes remains outstanding immediately after any such redemption and (ii) such redemption shall occur within 60 days after the date of closing of such sale of Capital Stock.

MANDATORY REDEMPTION..........   The Company will not be required to make
                                 mandatory redemption or sinking fund payments with respect to the Exchange Notes.

CHANGE OF CONTROL.............   Upon the occurrence of a Change of Control,
                                 each holder of Exchange Notes will have the right to require the Company to purchase all or any part of such holder's Exchange Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated
                                 Damages, if any, thereon to the date of
                                 purchase. See "Description of Exchange
                                 Notes--Repurchase at the Option of Holders."

CERTAIN COVENANTS.............   The Indenture contains certain covenants that
                                 limit the ability of the Company and its Restricted Subsidiaries to incur additional
                                 Indebtedness, pay dividends or make other distributions, repurchase Equity Interests or subordinated Indebtedness, make certain other
                                 Restricted Payments, create certain liens, enter into certain transactions with affiliates, sell assets, enter into Sale and Leaseback Transactions, issue or sell Equity
                                 Interests of the Company's Restricted
                                 Subsidiaries, enter into any business not related to the remote imaging industry or enter into certain mergers and consolidations. The
                                 Indenture also requires the Company to obtain launch vehicle and in-orbit insurance under certain circumstances. See "Description of
                                 Exchange Notes--Certain Covenants."

                                  RISK FACTORS

     For a discussion of certain risk factors that should be considered by holders of Original Notes in evaluating a tender of Original Notes for Exchange Notes pursuant to the Exchange Offer, see "Risk Factors."

                             SUMMARY FINANCIAL DATA


                                                                                                      FOR THE THREE
                                                                                                      MONTHS ENDED
                                                          YEAR ENDED DECEMBER 31,                       MARCH 31,
                                            ----------------------------------------------------   -------------------
                                              1993       1994     1995 (1)     1996     1997 (2)     1997       1998
                                            --------   --------   --------   --------   --------   --------   --------
                                                           (DOLLARS IN THOUSANDS)                      (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues................................    $    --    $    --    $ 4,567    $ 1,055    $ 2,062    $   108    $ 2,417
Direct costs............................         --        800      7,998      4,320      6,312      1,137      4,189
Selling, general and administrative
  expenses..............................      1,702      3,156      2,371      1,630      2,844        614        987
                                            -------    -------    -------    -------    -------    -------    -------
Loss from operations....................    $(1,702)   $(3,956)   $(5,802)   $(4,895)   $(7,094)   $(1,643)   $(2,759)
                                            =======    =======    =======    =======    =======    =======    =======
OTHER DATA:
Capital expenditures....................    $13,749    $13,832    $18,989    $12,617    $49,029    $ 4,275    $15,737
EBITDA (3)..............................     (1,702)    (3,157)     1,975       (914)    (1,558)      (593)       703
Net cash provided by (used in) operating
  activities............................      7,142      3,111       (192)    (1,008)     6,334       (801)     4,879
Net cash used in investing activities...    (13,749)   (13,832)   (18,989)   (12,617)   (60,366)    (4,275)   (53,734)
Net cash provided by financing
  activities............................      6,607     10,721     19,181     13,625     64,915      5,076    166,584
Ratio of earnings (losses) to fixed
  charges...............................         --         --         --         --         --         --         --
Deficiency of earnings (losses) to fixed
  charges...............................     (1,702)    (3,956)    (5,802)    (4,895)    (7,094)    (1,643)    (3,545)


                                                                  MARCH 31, 1998
                                                              ----------------------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........         $143,433
Pledged Securities..........................................           33,057
Property, equipment and satellites and related rights,
  net.......................................................          129,395
Total assets................................................          311,350
Notes.......................................................          141,074(4)
Series A Preferred Stock (5)................................           54,865
Total stockholders' equity..................................          115,679(4)

------------------------------
(1) The OrbView-1 satellite was launched in April 1995.
(2) The OrbView-2 satellite was launched in August 1997.

(3) EBITDA consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to incur debt and to meet its debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance, because EBITDA can be used to measure the Company ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined herein may not conform to the definition of Consolidated Cash Flow as defined in the Indenture. See "Description of Notes--Certain Definitions--Consolidated Cash Flow."

(4) The estimated value of the Warrants, approximately $9 million, is reflected as both a debt discount and an element of additional paid-in capital.
(5) Represents stated value of $100 per share of Series A Preferred Stock less applicable fees and expenses.

                                  RISK FACTORS

     Holders of Original Notes should carefully consider the following matters, in addition to the other information contained in this Prospectus, in evaluating the Company and its business in connection with the Exchange Offer.

LIMITED OPERATING HISTORY; NET LOSSES

     Limited Operating and Financial Data. Holders of Original Notes have limited operating and financial data about ORBIMAGE on which to base an evaluation of the Company's performance in connection with tendering Original Notes for Exchange Notes in this Exchange Offer. ORBIMAGE did not commence commercial service until 1995 with the launch of OrbView-1. To date, the Company has generated only limited revenues from the operations of OrbView-1 and OrbView-2. To execute the Company's business plan, the Company will have to complete, in a timely manner, the construction and deployment of the high-resolution OrbView satellites, successfully develop and implement the related ground infrastructure network, develop a customer base for the Company's products and services, and establish distribution channels. Results of operations may vary from quarter to quarter and year to year. Given ORBIMAGE's limited operating history and in light of the risks, expenses, difficulties and delays encountered with a high technology, highly regulated business such as ORBIMAGE's, there can be no assurance that the Company will be able to overcome these barriers, develop a sufficiently large revenue-generating customer base to service its indebtedness, or compete successfully in the remote imaging industry.

     Expectation of Continued Losses. The continued development of ORBIMAGE's business will require significant capital expenditures, a substantial portion of which will be incurred prior to the realization of significant revenues. Together with the Company's operating expenses, these capital expenditures will result in a negative cash flow until an adequate revenue-generating customer base is established. ORBIMAGE has incurred cumulative losses of approximately $23.7 million through March 31, 1998 and it expects such losses to continue for the foreseeable future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Company does not expect to generate net positive cash flow from operations until OrbView-3 is operational, currently expected in the second half of 1999. There can be no assurance that OrbView-3 will become operational on this timetable, or at all, or that the Company will achieve or sustain any positive cash flow or profitability thereafter. See "Business."

SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS

     As of March 31, 1998 the Company's total indebtedness is $166 million ($157 million net of debt discount), and its stockholders' equity totaled approximately $115.7 million. On a pro forma basis after giving effect to the Units Offering, the Company's deficiency of earnings before fixed charges to cover fixed charges for the year ended December 31, 1997 would have been $26.6 million. The Company anticipates earnings will be insufficient to cover fixed charges through at least September 30, 1999. The Indenture will permit the Company to incur additional indebtedness under certain limited conditions, and the Company expects that it may incur indebtedness, in addition to the Notes, such as one or more fixed asset financings, to the extent it is permitted to do so under the Indenture. Such fixed asset financing, if pursued, will be secured by first priority security interests in certain of the Company's assets. Accordingly, the lenders of such fixed asset financing, if pursued, will have a claim on these assets prior to the claims of the holders of the Exchange Notes.

     The successful implementation of the Company's strategy, among other things, is necessary for the Company to be able to meet its debt service. The Company currently has limited sources of revenue. In addition, the Company's ability to satisfy its obligations after the OrbView-3 satellite is operational will depend on the Company's future performance, which is subject to a number of factors, many of which are beyond the Company's control. There can be no assurance that OrbView-1 and OrbView-2 will continue to operate for their design lives, or that both of the high-resolution OrbView satellites will be successfully deployed and become fully operational or that, once the high-resolution OrbView satellites are operational, ORBIMAGE will generate sufficient cash flow from operating activities to meet its debt service and working capital requirements. In the absence of such operating results, the Company could face substantial constraints on its liquidity and may be required to seek additional financing through the issuance of debt or equity securities. There can be no assurance the Company would be successful in completing such financing. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources." Any failure of the OrbView-2 satellite, or any failure or delay in deployment of the high-resolution OrbView satellites could have a material adverse effect upon the Company's business, results of operations and financial condition, including failure to meet its debt service requirements.

     The Company's degree of leverage could have adverse consequences to the holders of the Exchange Notes, including: (i) a substantial portion of the Company's net cash provided by operations will be committed to the payment of the Company's debt service requirements and will not be available to the Company for its operations, capital expenditures, or other purposes; (ii) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be limited; and (iii) the Company may be placed at a competitive disadvantage and its flexibility in reacting to changes in its business may be limited. See "Description of Exchange Notes."

     The Indenture contains, and any additional financing agreements may contain, certain restrictive covenants. The restrictions in the Indenture will affect, and in some cases will significantly limit or prohibit, among other things, the ability of the Company to incur indebtedness, make prepayments of certain indebtedness, pay cash dividends, make investments, engage in transactions with affiliates, issue capital stock of subsidiaries, create liens, sell assets and engage in mergers and consolidations. If the Company fails to comply with the restrictive covenants in the Indenture, the Company's obligation to perform its obligations under the Indenture may be accelerated.

POTENTIAL ADDITIONAL CAPITAL REQUIREMENTS

     The Company currently expects to require approximately $290 million for capital expenditures, development and initial operating costs of ORBIMAGE's satellite system through September 30, 1999, by which date OrbView-3 is expected to be launched. Through March 31, 1998, ORBIMAGE has expended approximately $149 million for the design, construction, deployment and/or procurement of the OrbView satellites, and portions of the U.S. ground system. To finance such expenditures, the Company has obtained approximately $143 million in net equity contributions from Orbital and third party investors and approximately $48 million in imagery contract payments. See "Certain Relationships and Related Transactions--Stock Purchase Agreement," and "Use of Proceeds." The Company believes that the net proceeds of the Units Offering and the Series A Offering, together with expected cash from operations, will be sufficient to fund the Company's operations through September 30, 1999, by which date OrbView-3 is expected to be launched. There can be no assurance that the Company will generate sufficient cash from operations, or that expenses will not exceed the Company's estimates. In such event, the Company will require additional capital.

     A significant portion of the Company's expenses will be incurred pursuant to the Procurement Agreement covering development, construction and launch of the OrbView satellites and construction and activation of its U.S. ground system. While most of ORBIMAGE's costs under the Procurement Agreement will be fixed, certain items and services, such as launch and in-orbit insurance, launch service costs for OrbView-4 in excess of approximately $23 million, OrbView-4's hyperspectral sensor and related work, and ORBIMAGE-directed technological assistance and regulatory support will be furnished by Orbital to ORBIMAGE on a cost-plus or cost-reimbursable basis. Many factors outside the control of ORBIMAGE may influence the costs of such items and services and the Company may be required to raise additional capital if any material increase in costs should occur.

     Furthermore, additional capital may be required if, for example: (i) there are significant delays in the deployment of the high-resolution OrbView satellites, as a result of technical difficulties, launch or satellite failure or otherwise; (ii) the Company does not enter into agreements with customers, VARs or distributors for high-resolution imagery at the times or on the terms anticipated by ORBIMAGE, if at all; (iii) there is an increase in the Company's estimated net operating deficit as a result of the Company incurring significant unanticipated expenses, such as costs related to resolving satellite operational difficulties; or (iv) the Company incurs additional costs as a result of modifications to all or a portion of the high-resolution OrbView satellites or ground segment designs to meet changed or unanticipated market, regulatory or technical requirements. In the event that these or other events occur, there can be no assurance that additional capital would be available from public or private markets on favorable terms, on a timely basis, or at all. A substantial shortfall in funding would delay or prevent construction and launch of the high-resolution OrbView satellites.

SCHEDULE DELAYS

     Delay in the timely construction, deployment and commercial operation of either of the high-resolution OrbView satellites could result from a variety of causes, including delays in the design, construction, integration and testing of any of the satellites and related ground systems, a delayed or unsuccessful launch, subcontractor or manufacturer delays, delays caused by technical reviews and redesign and testing activities in the event of failures during testing or a loss of a satellite, delays in the receipt of licenses necessary to operate the satellite system, or other events beyond the control of ORBIMAGE. The sensors for the high-resolution OrbView satellites, which are key components of the satellites, are being designed and constructed by a subcontractor. Significant delays in the launch of either of the high-resolution OrbView satellites could increase the amount of pre-launch operating costs, delay the generation of revenue and have a material adverse effect on the Company's results of operations. There can be no assurance that either of the high-resolution OrbView satellites will be launched and placed into operation on a timely basis.

     Competitive posture in the satellite-based imaging industry may be affected by perceived and actual timing of satellite launches. Significant delays, or the perception of anticipated or potential delays, in the deployment of either of the high-resolution OrbView satellites could increase the costs of such satellites, delay the generation of revenue or have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements.

LAUNCH RISKS

     Satellite launches are subject to significant risks, including partial or complete failure of the launch vehicle, which may result in disabling damage to or loss of a satellite or failure of the launch vehicle to deliver the satellite to its proper orbit. The Company has contracted with Orbital to launch the high-resolution OrbView satellites. Orbital intends to launch OrbView-3 on a Pegasus(R) launch vehicle. Orbital's Pegasus launch vehicle has experienced launch failures from time to time, and has an approximately 90% launch success rate. There are a number of additional Pegasus launches currently planned prior to the launch of OrbView-3, and the failure of any one of these launch vehicles could result in a delay in the deployment of OrbView-3. Orbital's Pegasus launch vehicle is launched from beneath a modified Lockheed L-1011 aircraft owned by Orbital. In the event the Orbital aircraft is unavailable for any reason, the Company could experience significant delays as a result of Orbital having to acquire and modify a new carrier aircraft or the Company having to arrange for deployment of OrbView-3 using an alternative launch vehicle. There can be no assurance that another aircraft could be obtained and properly modified or that alternate launch services could be obtained on a timely basis, if at all.

     Orbital is currently reviewing launch vehicle alternatives for OrbView-4. Possible launch vehicles for OrbView-4 include Orbital's Taurus(R) launch vehicle (which has had two missions, both of which were successful), other similar class launch vehicles, or on larger launch vehicles such as the Delta or Ariane rocket, on which OrbView-4 would be a secondary payload. There can be no assurance that the high-resolution OrbView satellites will be successfully deployed in a timely manner or that a launch failure will not occur. Any such delay or occurrence of a launch failure could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements.

MARKET ACCEPTANCE; ESTIMATES

     The success of the OrbView satellites and the Company's ability to meet its debt service requirements on the Notes will depend on acceptance of its imagery products and services in existing markets as well as the development of new markets. Market acceptance in turn depends upon a number of factors, including the spatial and spectral quality, scope, timeliness, sophistication and price of the Company's imagery products and services and of alternative products and services. There can be no assurance that the products and services to be offered by ORBIMAGE will achieve market acceptance, or that the market will demand such products and services from ORBIMAGE at prices and on terms acceptable to ORBIMAGE.

     The Company's strategy to target certain markets for its satellite imagery products is based on a number of assumptions, some or all of which may be incorrect, and unanticipated events may occur that could adversely affect the Company's market results. The Company's description of potential markets for its products and services and estimates of the Company's addressable markets that are discussed in this Prospectus represent the Company's estimates as of the date hereof with respect to such markets. In particular, the Company is anticipating significant revenues from sales of imagery generated by the OrbView-2 and the high-resolution OrbView satellites. Satellite imagery with spatial and spectral characteristics generated by the OrbView-2 satellite, and to be generated by the high-resolution OrbView satellites, is not now commercially available. Consequently, it is difficult to predict accurately the ultimate size of the market and the demand for these services and products, and actual markets should be expected to vary from the addressable markets discussed herein, and these variations may be material. Lack of significant market acceptance, delays in such acceptance, or failure of certain markets to develop could also have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements.

TECHNOLOGICAL, DEVELOPMENT AND IMPLEMENTATION RISKS

     ORBIMAGE is in the process of completing the design of the high-resolution OrbView satellites; however, there can be no assurance that the design of the satellites will not require modifications to achieve desired performance criteria. For example, there were significant delays in the design, production and testing of the OrbView-2 satellite that was launched in August 1997, approximately two years behind schedule. The high-resolution OrbView satellites will employ advanced technologies and sensors that will be subjected to severe environmental stresses during launch or in space that could affect the satellite's performance. Sometimes, human operators may also execute an improper command that may negatively impact a satellite's performance. Employing these technologies is further complicated by the fact that the OrbView satellites will be in space. Correcting problems related to hardware components in space may require premature satellite replacement, with attendant costs and revenue losses. EarthWatch Incorporated's ("EarthWatch") three-meter remote imagery satellite bus (not including the sensor or systems-level assembly, integration and test) was designed and constructed by CTA Incorporated ("CTA") pursuant to a contract awarded to CTA in 1995. Orbital acquired CTA's satellite manufacturing business in August 1997. The EarthWatch satellite was launched in December 1997 but was declared to have experienced an on-orbit failure several months later.

     There can be no assurance that the high-resolution OrbView satellites will be successfully launched or operated, or that each of the OrbView satellites will perform or remain in operation for the duration of its expected "design life." Furthermore, even if the high-resolution OrbView satellites are successfully launched, minor flaws in the satellites' sensors could significantly degrade the satellites' performance and affect ORBIMAGE's ability to successfully market its products.

     The Company has not procured a spare satellite for OrbView-2, nor does it maintain an inventory of long lead-time parts for a replacement OrbView-2 satellite. In the event of an OrbView-2 satellite failure, if the Company were to decide to construct and launch a replacement, ORBIMAGE would likely experience a delay of at least 24 months or more before it would be able to launch the replacement satellite.

     The Company also has not procured a spare high-resolution OrbView satellite, nor does it currently maintain an inventory of long lead-time parts for the high-resolution OrbView satellites. If there is a failure in an OrbView-3 satellite subsystem that is common to the OrbView-4 satellite (e.g., the sensor), such failure may result in a delay of the OrbView-4 launch.

LIMITED LIFE OF SATELLITES

     The OrbView satellites, which constitute a substantial portion of the Company's total assets, will have a limited useful life. A number of factors will affect the useful lives of the OrbView satellites, including the quality of construction, the expected gradual environmental degradation of solar panels, the durability of various satellite components and the orbit in which the satellite is placed. Random failure of satellite components could result in damage to or loss of a satellite. In rare cases, satellites could also be damaged or destroyed by electrostatic storms or collisions with other objects.

     The high-resolution OrbView satellites each have an expected "design life" of five years, OrbView-1 had an expected "design life" of three years (but is now expected to be operational for five years), and OrbView-2 has an expected "design life" of seven and one-half years. At the end of its "design life", the performance of each OrbView satellite is expected to gradually decline. The "design life" of a satellite results from a complex calculation involving among other factors, estimated probabilities of failure of the constituent components of the satellite from design or manufacture defects, environmental stresses or other causes. There can be no assurance of the longevity of any of the OrbView satellites. A useful life of the OrbView satellites that is significantly shorter than the design life of the satellites would have a material adverse effect on the Company's business, financial condition, and results of operations and its ability to meet its debt service requirements.

     The Company anticipates using funds generated from operations to develop follow-on high-resolution satellites. If sufficient funds from operations are not available and ORBIMAGE is unable to obtain financing for additional satellites, ORBIMAGE will not be able to deploy follow-on satellites to replace OrbView-3 and OrbView-4 at the end of their useful lives. There can be no assurance that additional capital will be available to develop follow-on high-resolution OrbView satellites on favorable terms or on a timely basis, if at all. Additionally, there can be no assurance that ORBIMAGE will be able to contract with Orbital or any other company to design, construct or launch a follow-on high-resolution satellite.

COMPETITION

     The Company's products and services will compete with satellite and aircraft-based imagery and other related products and services offered by a range of private and government providers that have the technical and financial ability to compete in these markets and applications. Certain of these entities have greater financial, personnel and other resources than the Company. Potential competitors include at least two companies, Space Imaging EOSAT ("Space Imaging EOSAT") and EarthWatch, each of which intends to offer satellite imagery comparable to the imagery that the high-resolution OrbView satellites are designed to provide. Space Imaging EOSAT has announced that it expects to launch its first one-meter satellite in late 1998 and EarthWatch has announced that the launch of its one-meter satellite is targeted for late 1999. In addition, the U.S. government and foreign governments may fund the development, construction, launch and operation of remote imaging satellites that may compete with OrbView-2 as well as the high-resolution OrbView satellites. The U.S. government's Earth Science Program includes the launch of a satellite next year that will provide imagery similar to imagery provided by OrbView-2 that could be competitive with some of the Company's imagery products and services. In addition, the U.S. government will probably continue to rely on government-owned and operated systems for certain highly classified satellite-based high-resolution imagery. While the Company believes that it generally will have a competitive advantage because it expects to have sufficient pricing flexibility to be a low-cost commercial provider within its targeted markets and applications, the low marginal cost of producing satellite imagery once a satellite is operating could result in adverse pricing pressure, reductions in anticipated profits or even losses. The Company's competitors or potential competitors who may have greater resources than the Company could in the future offer satellite-based imagery, or other products, having technical characteristics or other features that could be more attractive than those of the Company's products. Such new technologies, even if not ultimately successful, could have a material adverse effect on OrbView's marketing efforts, and its business could be adversely affected if competitors develop and launch satellites with advanced capabilities and technologies compared to the OrbView high-resolution satellites. See "Risk Factors--Potential Conflict of Interest" and "Business--Competition."

LIMITED INSURANCE; AVAILABILITY

     The Company will generally be required under the Indenture to obtain launch, in-orbit checkout and in-orbit operations insurance for risks related to the launch and operations of the high-resolution OrbView satellites. The Company has included estimates that it believes to be reasonable for certain of the premiums for insurance for the high-resolution OrbView satellites in its projected capital requirements. However, the Company has not yet determined the amounts and types of coverage that it will obtain. Insurance market conditions or other factors outside the Company's control at the time the Company seeks to procure such insurance, such as failure of a satellite using similar components or a similar launch vehicle, could cause premiums to be significantly higher than current estimates, could cause other terms to be significantly less favorable than those currently available, may result in limits on amounts of coverage that are obtainable or may result in such insurance not being available at all. In addition, certain risks, such as partial degradation of functionality of the satellite, may be difficult to insure. The OrbView-1 satellite is not insured. The Company has procured in-orbit insurance for OrbView-2 to cover losses up to $12 million for its first year of operations, and which policy is renewable in the second and third year of operations to cover losses of $10 million and $8 million, respectively. There can be no assurance that launch or satellite failures will not occur and that insurance will be available to the Company in the future or, if available, at a cost or on terms acceptable to the Company. There can be no assurance that proceeds from insurance will be sufficient to provide for a new satellite due to cost increases and other factors beyond the Company's control.

DEPENDENCE ON ORBITAL; LIMITED RECOURSE


     The Company depends on Orbital to design, develop and launch the high-resolution OrbView satellites and to construct the U.S. ground segment for the high-resolution OrbView satellites, and does not intend to acquire, except by contracting with other parties, the ability to design, construct or launch the OrbView satellites or to modify its existing ground segment to accommodate these imagery satellites. The Company also relies upon the OrbView-2 License from Orbital to market the OrbView-2 imagery. Under the Procurement Agreement the Company has contracted with Orbital, and Orbital has contracted with certain subcontractors, to provide these services. In the event that Orbital fails to perform adequately its obligations under the Procurement Agreement, the deployment of the high-resolution OrbView satellites would be delayed until the Company located an alternative provider of necessary services to replace Orbital. Orbital's liability to ORBIMAGE for claims arising under the Procurement Agreement, such as breach of contract or patent indemnification, is limited to $10 million. Under the terms of the Procurement Agreement, Orbital will not be liable to ORBIMAGE for any costs with respect to schedule delays. Pursuant to the Services Agreement, Orbital has agreed to provide various administrative and operational functions on a cost reimbursable or cost-plus fee basis. These functions include on-orbit mission operations and anomaly resolution for the four OrbView satellites. In the event Orbital fails to perform certain of its obligations under the Services Agreement, the operation of the OrbView satellites may be adversely affected. The Services Agreement terminates for each OrbView satellite three years after the respective launch of each such satellite. There can be no assurance that the Services Agreement will be renewed on terms favorable to ORBIMAGE if at all. In addition, a material adverse change in Orbital or its financial condition or that of one of its subcontractors could adversely affect Orbital's ability to perform under the Procurement Agreement or the Services Agreement. The Company has not identified any alternate providers, and there can be no assurance that such alternate provider would be available or, if available, would be available at a cost or on terms favorable to the Company or Orbital.


REGULATION; SIGNIFICANT REMAINING REGULATORY APPROVALS

     Domestic. ORBIMAGE's business requires licenses from the DoC and from the FCC. The Company currently has a license from the DoC to operate two high-resolution satellites (the "DoC License"), and Orbital holds a license from the DoC to operate OrbView-2. Each of these DoC licenses expires in 2004; there can be no assurance that such licenses will be renewed. In March 1998, Orbital filed an application with the DoC to transfer the OrbView-2 DoC license to ORBIMAGE. Under the provisions of the DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat or implementation of such interruptions of service could adversely affect ORBIMAGE's ability to market its products to certain foreign distributors or end-user customers. In addition, the DoC has the right to review and approve the terms of agreements with ORBIMAGE's international customers and any such review might result in a delay in or the prohibition of the execution of such agreements. ORBIMAGE could in the future be subjected to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the United States. In November 1997, the DoC issued a notice of proposed rulemaking regarding regulations governing the licensing and operation of remote imaging satellite systems clarifying among other things, DoC oversight regarding foreign imagery sales agreements and certain limitations on company financings. There can be no assurances that limitations applicable to other countries will not be imposed by U.S. regulators, and any such limitations could adversely affect the Company's operations. See "Regulation."


     ORBIMAGE has filed an application with the DoC to amend the DoC License to permit it to distribute OrbView-4 hyperspectral imagery on a commercial basis. There can be no assurances that such application will be approved. While a final decision has not been rendered, the DoC has indicated that the approval may be subject to certain limitations on ORBIMAGE's ability to deliver hyperspectral imagery to commercial customers, such as delaying release of imagery or degrading spatial resolution of such imagery. Failure to gain approval of such amendment on the terms requested or loss of the DoC License could have a material adverse effect on the Company's ability to market hyperspectral imagery to non-U.S. government customers.


     A FCC license is required to operate each of the OrbView satellites (other than OrbView-1). The Company currently operates OrbView-2 under an experimental FCC license held by Orbital. This license expires in 1999 and the Company expects that Orbital will file an application with the FCC to renew this license prior to that date. There can be no assurances, however, that the FCC will grant a renewal to this license. The failure to obtain a renewal to this license, or a revocation of this license, would have a material adverse effect on the Company's ability to operate the OrbView-2 satellite in the United States. ORBIMAGE has filed an application with the FCC to receive a license to launch and operate the high-resolution OrbView satellites (the "FCC License"). The Company cannot operate or launch the high-resolution OrbView satellites without the FCC License. Although historically the FCC has granted licenses to systems that conform to the technical, legal and financial requirements for such systems as set forth by the FCC, there can be no assurance that the FCC will grant to ORBIMAGE a license to operate either of or both the high-resolution OrbView satellites. Certain U.S. competitors of the Company, EarthWatch and Space Imaging EOSAT, each have obtained the required DoC and FCC licenses. See "Regulation."

     International. All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include (i) International Telecommunications Union ("ITU") regulations, which define, for each service, the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service), (ii) the Intelsat and Inmarsat agreements which provide that in order to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause economic or technical harm to Intelsat and Inmarsat, and (iii) regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country. Obtaining local regulatory approval for operation of the OrbView-2 and high-resolution OrbView satellites will be the responsibility of the Company's customers or distributors. While regional foreign distributors will be selected, in part, based on their perceived qualifications to obtain the requisite local approvals, there can be no assurance that they will be successful in doing so, and if they are not successful, remote imagery service will not be made available for real time distribution in such territories. ORBIMAGE's inability to offer service in a significant number of foreign countries could have a material adverse effect on ORBIMAGE's business. Regulatory provisions in countries in which the Company or its foreign regional distributors are seeking to operate may impose restrictions on the Company's or its foreign regional distributors' operations and there can be no assurance that such restrictions would not be unduly burdensome. The Company's business may also be adversely affected by regulatory changes resulting from adoption of treaties, legislation or regulation by the national authorities where ORBIMAGE plans to operate.

     Although the Company believes that it will be able to obtain all international licenses and authorizations necessary to operate effectively, there can be no assurance that it will be successful in doing so. The failure of the Company to obtain some or all necessary licenses or approvals could have a material adverse effect on the Company's business.

     Launch License. Commercial U.S. space launches require licenses from the U.S. Department of Transportation ("DoT"). Under the Procurement Agreement, Orbital is responsible for ensuring that the appropriate DoT commercial launch license is in place for the high-resolution OrbView satellite launches. There can be no assurance that Orbital will continue to be successful in its efforts to obtain necessary licenses or regulatory approvals. The inability of Orbital to secure any necessary licenses or approvals for the launch of high-resolution OrbView satellites could delay such launches, which could have a material adverse effect on the Company's business, financial condition and results of operation and its ability to meet its debt service requirements.

MANAGEMENT OF GROWTH

     The Company may experience periods of rapid growth. Such growth could place a significant strain on the Company's management, operating, financial and other resources. The Company's future performance will depend, in part, upon its ability to manage its growth effectively, which will require it to develop its management information systems capabilities, improve its operating, financial and accounting systems and to expand, train and manage its employee base. The Company's inability to manage its growth effectively could have a material adverse effect on the Company's results of operations, and its ability to meet its obligations as they become due.

RELIANCE ON FOREIGN DISTRIBUTORS AND VALUE ADDED RESELLERS

     ORBIMAGE will rely on foreign regional distributors to market and distribute internationally a significant portion of the Company's imagery from its OrbView-2 and its high-resolution OrbView satellites. The existing and potential foreign regional distributors generally are expected to be acting on behalf of, or contracting directly with, foreign governments for the sale of imagery for national security and related purposes, and these regional distributors may not possess the skill or experience to develop regional commercial markets for the Company's products and services. The failure of the Company to enter into such agreements on a timely basis or the failure of the Company's foreign regional distributors to successfully market the Company's imagery products and services would have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements.

     The Company intends to rely on VARs to develop and market products and services based on ORBIMAGE's imagery to address certain of the Company's targeted markets. The failure of the Company's VARs to successfully develop and market OrbView products and services would adversely affect the Company's results of operations.

INTERNATIONAL OPERATIONS

     The Company expects to derive substantial revenues from international sales of products and services. Such operations are subject to certain risks, such as changes in domestic and foreign governmental regulations and telecommunications standards, maintenance of friendly foreign status with the United States, licensing requirements, tariffs or taxes and other trade barriers, export controls, exchange controls and political and economic stability, including fluctuations in the value of foreign currencies which may make payment in U.S. dollars more expensive for foreign customers.

POTENTIAL CONFLICT OF INTEREST

     Orbital owns approximately 56% of the outstanding capital stock of the Company on a fully diluted basis assuming (i) conversion of the Company's outstanding Series A Preferred Stock and (ii) exercise of the Warrants and outstanding options to purchase Common Stock. Certain of the Company's executive officers and directors are also employees and/or directors of Orbital. Such ongoing relationships may result in conflicts of interest with respect to matters involving both the Company and Orbital. Although the Company has adopted policies which it believes will preclude or prevent such conflicts from arising, there can be no assurance that conflicts will not arise that could adversely affect the Company. See, "Relationship with Orbital Services Corporation -- Policies and Procedures for Addressing Conflicts." The Company and Orbital are parties to the Procurement Agreement, the OrbView-2 License, the Services Agreement and the Non-Compete Agreement, each of which is material to the Company's business. Orbital's interests as an equity holder may at times conflict with its interests under these agreements. Under the Procurement Agreement, Orbital (or in certain cases its subcontractors) retains ownership of the technology in all four OrbView satellites and their common ground system. To the extent the Company has obligations to deliver OrbView-compatible ground stations to its customers, the Company has contracted to procure such ground stations from MacDonald, Dettwiler and Associates Ltd. ("MDA"), a wholly owned subsidiary of Orbital, provided that the terms are commercially competitive.

     Under a Non-Competition and Teaming Agreement between Orbital and ORBIMAGE dated May 8, 1997 (the "Non-Compete Agreement"), Orbital is prohibited from selling turn-key satellite imaging systems (i.e., satellite, sensors, launch vehicles and ground system), but is generally permitted to sell components of such systems, including launch services and satellites, to current or future customers or competitors of ORBIMAGE. The Non-Compete Agreement will terminate on the earlier of June 30, 2003 or the occurrence of certain events. As a result of Orbital's acquisition of the space business of CTA in August 1997, Orbital became the supplier of the satellite bus (not including the sensor, system-level assembly, integration and test) for the EarthWatch three-meter resolution satellite that was launched in December 1997. As a result of an earlier acquisition, Orbital is also building the ground system network for EarthWatch. The Company expects EarthWatch to be a direct competitor of the Company. In March 1998, MDA was selected by the Canadian government to develop, construct and manage the RADARSAT-II three-meter radar satellite program. Under this program, Orbital will provide the satellite platform and MDA will provide the ground station. MDA will own and operate the Radarsat-2 satellite. In addition, as a result of certain acquisitions, Orbital holds approximately a 4% equity interest in EarthWatch, and an approximate 26% equity interest in Radarsat International Inc. ("Radarsat"), a low-spatial resolution satellite radar imagery provider.

CONTRACTS


     At March 31, 1998, approximately 85% of the Company's total firm contract backlog was derived from contracts with the U.S. government and its agencies. Changes in government policies, priorities or funding levels through agency or program budget reductions by the U.S. Congress or executive agencies or the imposition of budgetary constraints could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements. Furthermore, contracts with the U.S. government may be terminated or suspended by the U.S. government at any time, with or without cause. There can be no assurance that these contracts will not be terminated or suspended in the future. The U.S. Air Force has contracted with Orbital to fund the cost of the design and construction of the hyperspectral sensor that will be integrated on the OrbView-4 satellite. If the Air Force terminates or suspends the contract and ORBIMAGE desires to proceed with its hyperspectral program, ORBIMAGE would be required to incur the remaining cost of upgrading OrbView-4 with hyperspectral capability. The Samsung Agreement is cancelable by Samsung Aerospace for any reason (with liquidated damages payable under certain circumstances). The Samsung Agreement provides that Samsung may terminate the agreement, without liability of ORBIMAGE, if the OrbView-3 satellite is not launched by May 1999 (the "target launch date"). The Company does not expect OrbView-3 to be launched until later in 1999. The Company and Samsung are presently negotiating an amendment to the Samsung Agreement to extend the "target launch date" to December 31, 1999. There can be no assurance that this amendment will be consummated. The termination of the Samsung Agreement would result in lost potential revenues and could have a material adverse effect on the Company's business, financial condition and results of operations and its ability to meet its debt service requirements. As of March 31, 1998, imagery contracts with remaining value of approximately $43 million could be terminated for convenience.

CONTROL OF THE COMPANY

     The holders of the Series A Preferred Stock (which represents approximately 34% of the Company's outstanding Common Stock, on a fully diluted basis assuming conversion of the Series A Preferred Stock and the Company are parties to the Stock Purchase Agreement and a Stockholders' Agreement dated as of May 8, 1997, as amended and restated (the "Stockholders' Agreement"). The Stockholders' Agreement and the Company's Second Amended and Restated Certificate of Incorporation (the "Charter") contain provisions relating to, among other things, the election of members of the Company's Board of Directors. In particular, the Stockholders' Agreement provides that the Board of Directors may consist of up to five directors consisting of (i) two directors designated by Orbital (the "Common Directors"), (ii) two directors designated by the Series A Holders (the "Series A Directors") and (iii) a single independent director designated by both Orbital and the Series A Holders.

     Under the Charter, the Series A Holders will be entitled to designate two additional members to the Board of Directors (i) in the event of the failure by the Company to pay timely dividends, or to repurchase the Series A Preferred Stock in certain circumstances or (ii) in the event of the failure by Orbital to conduct a favorable critical design review of the OrbView-3 spacecraft by October 31, 1998 or the failure by Orbital to have commenced by March 15, 1999 the integration and testing of the OrbView-3 spacecraft or to have commenced by November 15, 1999 the integration and testing of the OrbView-4 spacecraft (such dates may be extended by 30 days in the discretion of ORBIMAGE under certain circumstances). Such additional directors shall serve until the event giving rise to such right has been resolved. Under these circumstances, the Series A Directors would have the ability to control the management and policies of the Company. In addition, under the Stockholders' Agreement, certain major actions taken by the Company require the approval of one of the Series A Directors.

BROAD DISCRETION OVER USE OF PROCEEDS

     The Company's management has broad discretion in determining the specific uses for the net proceeds of the Units Offering and the timing of the related expenditures. Furthermore, depending on future developments in the Company's business and other factors, it is possible that the actual use of the proceeds may vary to some extent from the specific intended uses described herein. Pending application of the proceeds from the sale of the Units, the Company has invested such proceeds (other than the portion used to purchase the Pledged Securities) in short-term investment grade securities, and the Company expects that the interest payable on such securities will be substantially less than the interest payable on the Exchange Notes. See "Use of Proceeds."

REPURCHASE OF NOTES AND SERIES A PREFERRED STOCK UPON CHANGE OF CONTROL

     Upon the occurrence of a Change of Control, the Company will be required to offer to repurchase all of the outstanding Exchange Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the repurchase date. Additionally, upon a Change of Control, subject to the senior rights of the holders of Exchange Notes, the Company will be required to offer to repurchase all of the outstanding Series A Preferred Stock at the Liquidation Amount (as defined in the Stock Purchase Agreement). There can be no assurance that the Company would have sufficient resources to repurchase the Exchange Notes or the Series A Preferred Stock upon the occurrence of a Change of Control. The failure to repurchase all of the Exchange Notes tendered to the Company would constitute an Event of Default under the Indenture. Furthermore, the repurchase of the Exchange Notes by the Company upon a Change of Control might result in a default on the part of the Company in respect of other future indebtedness of the Company, as a result of the financial effect of such repurchase on the Company or otherwise. The Change of Control repurchase feature of the Exchange Notes may have anti-takeover effects and may delay, defer or prevent a merger, tender offer or other takeover attempt. See "Description of Exchange Notes--Repurchase at Option of Holders," and "--Definitions--Change of Control."

RESTRICTION ON RESALE

     The Units, Original Notes and Warrants have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of shares of Common Stock by existing stockholders under Rule 144 of the Securities Act, or through the exercise of registration rights or the issuance of shares of Common Stock upon the exercise of options or warrants, could have a material adverse effect on the market price of shares of Common Stock and could materially impair the Company's future ability to raise capital through an offering of equity securities. No predictions can be made as to the effect, if any, market sales of such shares or the availability of such shares for future sale will have on the market price of shares of Common Stock prevailing from time to time.

CERTAIN TAX CONSIDERATIONS

     The Original Notes were issued with original issue discount ("OID") for U.S. federal income tax purposes. This OID will carry over to, and be treated as OID on, the Exchange Notes received in exchange for the Original Notes, and each U.S. holder of an Exchange Note will be required to include in taxable income for any particular taxable year a portion of such OID in advance of the receipt of the cash to which such OID is attributable. For additional information regarding the OID associated with the Notes, as well as certain other federal income tax considerations relevant to the exchange of Original Notes for Exchange Notes and the ownership and disposition of Exchange Notes, see "Certain U.S. Federal Income Tax Consequences."

LACK OF PUBLIC MARKET

     Prior to the Exchange Offer, there has not been any public market for the Original Notes. The Original Notes have not been registered under the Securities Act and will be subject to restrictions on transferability to the extent that they are not exchanged for Exchange Notes by holders who are entitled to participate in the Exchange Offer. The holders of Original Notes (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who are not eligible to participate in the Exchange Offer are entitled to certain registration rights, and the Company is required to file a Shelf Registration Statement with respect to such Original Notes. The Exchange Notes will constitute a new issue of securities with no established trading market. The Exchange Notes will not be listed on any securities exchange and the Company will not seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Company has been advised by the Initial Purchasers that they intend to make a market in the Exchange Notes; however, the Initial Purchasers are not obligated to do so, and any such market making activities may be discontinued at any time without notice. In addition, such market making activity may be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the Exchange Offer and the pendency of the Shelf Registration Statement. Therefore, there can be no assurance that an active market for the Exchange Notes will develop or as to liquidity of a trading market for the Exchange Notes.

     Depending on prevailing interest rates, the market for similar securities and other factors, including the financial condition of the Company, the Exchange Notes may trade at a discount from their principal amount.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such original Notes as set forth in the legend thereon as a consequence of the issuance of the Original Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act and applicable state securities laws, or pursuant to an exemption therefrom. The Company does not intend to register the Original Notes under the Securities Act. In addition, any holder of Original Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. To the extent Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes not tendered could be adversely affected. See "The Exchange Offer."

CONSEQUENCES OF FAILURE TO PROPERLY TENDER THE ORIGINAL NOTES IN THE EXCHANGE

     Issuance of the Exchange Notes in exchange for the Original Notes pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of such Original Notes, a properly completed and duly executed Letter of Transmittal and all other required documents. Therefore, holders of the Original Notes desiring to tender such Original Notes in exchange for Exchange Notes should allow sufficient time to ensure timely delivery. The Company is under no duty to give notification of defects or irregularities with respect to tenders of Original Notes for exchange. Original Notes that are not tendered or that are tendered but not accepted by the Company for exchange, will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof under the Securities Act and, upon consummation of the Exchange Offer, certain registration rights under the Registration Rights Agreement will terminate.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the Exchange Notes offered hereby. The Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement.

     The net proceeds to the Company from the Units Offering (after deducting discounts, and commissions to the Initial Purchasers and estimated offering expenses) were approximately $144.5 million. The Company used approximately $32.9 million of such proceeds to fund the purchase of the Pledged Securities. All remaining proceeds, including the net proceeds from the Series A Offering, will be applied to (i) develop, construct, test, launch and operate the high-resolution OrbView satellites, (ii) develop, upgrade and construct the U.S. domestic ground system used in connection with high-resolution OrbView satellites, (iii) market remote imagery products and services and (iv) provide working capital. See "Description of the Notes--Certain Covenants--Use of Proceeds."

     The net proceeds to the Company from the Series A Offering, which was consummated simultaneously with the Units Offering, was approximately $21 million.

     Prior to the application of the net proceeds of the Units Offering, as described above, such funds (other than amounts used to purchase the Pledged Securities) are invested in short-term investment-grade securities.

                                 CAPITALIZATION

     The following table sets forth the cash, cash equivalents, short-term investments and Pledged Securities and capitalization of the Company as of March 31, 1998. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements, including the notes thereto, included elsewhere in this Prospectus.

                                                                  MARCH 31, 1998
                                                                  --------------
                                                              (DOLLARS IN THOUSANDS)
Cash, cash equivalents and short-term investments...........         $143,433
Pledged Securities..........................................           33,057(1)
                                                                     --------
     Total cash, cash equivalents and short-term investments
      and Pledged Securities................................         $176,490
                                                                     ========
Long-term debt:
  Notes (2).................................................         $141,074
                                                                     --------
          Total long-term debt..............................          141,074
Stockholders' equity:
     Series A Cumulative Convertible 12% Preferred Stock,
      par value $.01 2,000,000 shares authorized, 620,182
      shares outstanding (liquidation value
      $64,248,518)(3).......................................                6
     Common Stock, par value $.01 per share, 75,000,000
      shares authorized, and 25,214,000 shares outstanding
      (4)...................................................              252
     Additional paid-in capital (2).........................          139,144
     Accumulated deficit....................................          (23,723)
                                                                     --------
     Total stockholders' equity.............................          115,679
                                                                     --------
          Total capitalization..............................         $256,753
                                                                     ========

------------------------------
(1) Represents the aggregate principal amount, of the Pledged Securities plus accrued interest. See "Description of the Exchange Notes--Security."
(2) The estimated value of the Warrants, approximately $9 million, is reflected as both a debt discount and an element of additional paid-in capital.
(3) Dividends are payable semi-annually on May 1 and November 1 in cash or in-kind, subject to restrictions contained in the Indenture.
(4) Excludes 4,800,000 shares of Common Stock reserved for issuance under the Company's 1996 Stock Option Plan (the "Stock Option Plan"), of which options to purchase 2,424,000 shares of Common Stock were outstanding at March 31, 1998 and options to purchase 700,000 shares of Common Stock were exercisable at March 31, 1998. See "Management--Stock Option Plan."

                               THE EXCHANGE OFFER

PURPOSE AND EFFECT OF THE EXCHANGE OFFER

     The Original Notes were originally sold by the Company on February 25, 1998 to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently resold the Original Notes to qualified institutional buyers in reliance on Rule 144A under the Securities Act and pursuant to offers and sales that occurred outside the United States within the meaning of Regulation S under the Securities Act. As a condition to the completion of the Units Offering, the Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company agreed to file with the Commission the Exchange Offer Registration Statement on the appropriate form under the Securities Act with respect to an offer to exchange the Original Notes for Exchange Notes. The Exchange Notes will be substantially identical to the Original Notes, except that the Exchange Notes will bear a Series B designation and will have been registered under the Securities Act and, therefore will not contain terms with respect to transfer restrictions (other than those that might be imposed by state securities laws). If (i) the Company is not required to file the Exchange Offer Registration Statement or permitted to commence or accept tenders pursuant to the Exchange Offer because the Exchange Offer is not permitted by applicable law or Commission policy, (ii) any Holder of Transfer Restricted Securities notifies the Company within 20 business days after the consummation of the Exchange Offer that (a) such holder was prohibited by applicable law or Commission policy from participating in the Exchange Offer or
(b) such holder may not resell the Exchange Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the prospectus contained in the Exchange Offer Registration Statement is not appropriate or available for such resales or (c) such holder is a broker-dealer and owns Original Notes acquired directly from the Company or an affiliate of the Company or (iii) the Exchange Offer is for any other reason not consummated within 180 days of the issuance date of the Original Notes, the Company will file with the Commission the Shelf Registration Statement. For purposes of the Exchange Offer, "Transfer Restricted Securities" means each Note, until the earliest to occur of (a) the date on which such Original Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Securities Act, (b) the date on which such Original Note has been sold pursuant to a Shelf Registration Statement, (c) the date on which such Exchange Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" contemplated by the Exchange Offer Registration Statement (including delivery of the prospectus contained therein) or (d) the date on which such Note is distributed to the public pursuant to Rule 144 under the Securities Act.

     Under existing interpretations of the staff of the Commission, the Exchange Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act. However, any purchaser of Original Notes who is an "affiliate" of the Company or intends to participate in the Exchange Offer for the purpose of distributing the Exchange Notes (i) will not be able to rely on the interpretations of the staff of the Commission, (ii) will not be able to tender its Original Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Original Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder who wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business. In addition, broker-dealers receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of Exchange Notes. The Commission has taken the position that such broker-dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of Original Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow such broker-dealers to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes for a period of 180 days after the Exchange Offer is consummated.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which is filed as an exhibit to the Exchange Offer Registration Statement of which this Prospectus is a part. See "Description of the Exchange
Notes--Registration Rights; Liquidated Damages."

     Following the consummation of the Exchange Offer, holders of the Original Notes who were eligible to participate in the Exchange Offer but who did not tender their Original Notes will not have any further registration rights and such Original Notes will continue to be subject to certain restrictions on transfer. Accordingly, the liquidity of the market for such Original Notes could be adversely affected.

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Original Notes validly tendered and not withdrawn prior to 5:00 p.m., New York time, on the Expiration Date. The Company will issue $1,000 principal amount of Exchange Notes in exchange for each $1,000 principal amount of outstanding Original Notes accepted in the Exchange Offer. Holders may tender some or all of their Original Notes pursuant to the Exchange Offer. However, Original Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the Exchange Notes are the same as the form and terms of the Original Notes except that (i) the Exchange Notes bear a Series B designation and a different CUSIP Number from the Original Notes, (ii) the Exchange Notes have been registered under the Securities Act and hence will not bear legends restricting the transfer thereof and (iii) the holders of the Exchange Notes will not be entitled to certain rights under the Registration Rights Agreement, including the provisions providing for an increase in the interest rate on the Original Notes in certain circumstances relating to the timing of the Exchange Offer, all of which rights generally will terminate when the Exchange Offer is terminated. The Exchange Notes will evidence the same debt as the Original Notes and will be entitled to the benefits of the Indenture.

     The Exchange Offer is not conditioned upon any minimum number of Original Notes being tendered. As of the date of this Prospectus, $150 million aggregate principal amount of Original Notes were outstanding.

     Holders of Original Notes do not have any appraisal or dissenters rights under the General Corporation Law of Delaware or the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Original Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purpose of receiving the Exchange Notes from the Company.

     If any tendered Original Notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, the certificates for any such unaccepted Original Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date. See "-- Procedures for Tendering,"
"-- Book-Entry Transfer," "-- Guaranteed Delivery Procedures" and
"-- Conditions."

     Holders whose Original Notes are not tendered or are tendered but not accepted in the Exchange Offer will continue to hold such Original Notes and will be entitled to all the rights and preferences and subject to the limitations applicable thereto under the Indenture. Following consummation of the Exchange Offer, the holders will continue to be subject to the existing restrictions upon transfer thereon and the Company will have no further obligation to such holders to provide for the registration under the Securities Act of the Original Notes held by them. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Original Notes could be adversely affected.

     Holders who tender Original Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Original Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the Exchange Offer. See "--Fees and Expenses."

EXPIRATION DATE; EXTENSION; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York time, on July   ,
1998, unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will notify the Exchange Agent of any extension by oral or written notice prior to 9:00 a.m., New York time, on the next business day after the previously scheduled expiration date. Any such extension will be followed as promptly as practicable by notice thereof by press release or other public announcement (or by written notice to the holders of the Notes).

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Original Notes, to extend the Exchange Offer or to terminate the Exchange Offer if any of the conditions set forth below under "--Conditions" shall not have been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent or (ii) to amend the terms of the Exchange Offer in any manner.

INTEREST ON THE EXCHANGE NOTES

     Interest on the Exchange Notes will accrue at the rate of 11 5/8% per annum from the most recent date to which interest has been paid or duly provided for on the Original Notes surrendered in exchange for such Exchange Notes or, if no interest has been paid or duly provided for on such Original Notes, from February 25, 1998.

     Holders of Original Notes whose Original Notes are accepted for exchange will not receive accrued interest on such Original Notes for any period from and after the last date to which interest has been paid or duly provided for on the Original Notes prior to the original issue date of the Exchange Notes or, if no such interest has been paid or duly provided for, will not receive any accrued interest on such Original Notes, and will be deemed to have waived the right to receive any interest on such Original Notes, accrued from and after February 25, 1998.

PROCEDURES FOR TENDERING

     For a holder of Original Notes to tender Original Notes validly pursuant to the Exchange Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantee, or (in the case of a book-entry transfer), an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must be received by the Exchange Agent at the address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. In addition, prior to 5:00 p.m., New York time, on the Expiration Date, either (a) certificates for tendered Original Notes must be received by the Exchange Agent at such address or (b) such Original Notes must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender received by the Exchange Agent, including an Agent's Message if the tendering holder has not delivered a Letter of Transmittal).

     The term "Agent's Message" means a message transmitted by the Depository, received by the Exchange Agent and forming part of the confirmation of a book-entry transfer, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Original Notes which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against such participant. In the case of an Agent's Message relating to guaranteed delivery, the term means a message transmitted by the Depository and received by the Exchange Agent, which states that the Depository has received an express acknowledgment from the participant in the Depository tendering Original Notes that such participant has received and agrees to be bound by the Notice of Guaranteed Delivery.

     By tendering Original Notes pursuant to the procedures set forth above, each holder will make to the Company the representations set forth above in the third paragraph under the heading "--Purpose and Effect of the Exchange Offer."

     The tender by a holder and the acceptance thereof by the Company will constitute agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. THE METHOD OF DELIVERY OF ORIGINAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND SOLE RISK OF THE HOLDER. AS AN ALTERNATIVE TO DELIVERY BY MAIL, HOLDERS MAY WISH TO CONSIDER OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner whose Original Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender such Original Notes, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering such Original Notes in such beneficial owner's name, either make appropriate arrangements to register ownership of the Original Notes in such beneficial owner's name or obtain a properly completed bond power from the registered holder of the Original Notes. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Original Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by a member firm of a recognized signature guarantee medallion program within the meaning of Rule 17Ad-15 of the Exchange Act (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Original Notes listed therein, such Original Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Original Notes with the signature thereon guaranteed by an Eligible Institution.

     If the Letter of Transmittal or any Original Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, offices of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and DTC have confirmed that the Exchange Offer is eligible for the DTC Automated Tender Offer Program ("ATOP"). Accordingly, DTC participants may electronically transmit their acceptance of the Exchange Offer by causing DTC to transfer Original Notes to the Exchange Agent in accordance with DTC's ATOP procedures for transfer. DTC will then send an Agent's Message to the Exchange Agent.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Original Notes and withdrawal of tendered Original Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Original Notes not properly tendered or any Original Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right in its sole discretion to waive any defects, irregularities or conditions of tender as to particular Original Notes. The

Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Company shall determine. Although the Company intends, to notify holders of defects or irregularities with respect to tenders of Original Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering holders, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

BOOK-ENTRY TRANSFER

     The Company understands that the Exchange Agent will make a request promptly after the date of this Prospectus to establish accounts with respect to the Original Notes at the bookentry transfer facility, The Depository Trust Company ("DTC" or the "Book-Entry Transfer Facility"), for the purpose of facilitating the Exchange Offer, and subject to the establishment thereof, any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Original Notes by causing such Book-Entry Transfer Facility to transfer such Original Notes into the Exchange Agent's account with respect to the Original Notes in accordance with the Book-Entry Transfer Facility's procedures for such transfer. Although delivery of the Original Notes may be effected through book-entry transfer into the Exchange Agent's account at the Book-Entry Transfer Facility, an appropriate Letter of Transmittal properly completed and duly executed with any required signature guarantee, or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and all other required documents must in each case be transmitted to and received or confirmed by the Exchange Agent at its address set forth in the Letter of Transmittal on or prior to the Expiration Date, or, if the guaranteed delivery procedures described below are complied with, within the time period provided under such procedures. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Exchange Agent.

     Unless an exemption applies under the applicable law and regulations concerning "backup withholding" of federal income tax, the Exchange Agent will be required to withhold, and will withhold, 31% of the gross proceeds otherwise payable to a holder pursuant to the Exchange Offer if the holder does not provide its taxpayer identification number (social security number or employer identification number) and certify that such number is correct. Each tendering holder should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal, so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is proved in a manner satisfactory to the Company and the Exchange Agent.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Original Notes and (i) whose Original Notes are not immediately available, (ii) who cannot deliver their Original Notes, the Letter of Transmittal or any other required documents to the Exchange Agent or (iii) who cannot complete the procedures for book-entry transfer, prior to the Expiration Date, may effect a tender if: (a) the tender is made through an Eligible Institution; (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder, the certificate number(s) of such Original Notes and the principal amount of Original Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Original Notes (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificates representing all tendered Original Notes in proper form for transfer (or a confirmation of book-entry transfer of such Original Notes into the Exchange Agent's account at the Book-Entry Transfer Facility), and all other documents required by the Letter of Transmittal are received by the Exchange Agent upon five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Original Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Original Notes may be withdrawn at any time prior to 5:00 p.m., New York time, on the Expiration Date.

     To withdraw a tender of Original Notes in the Exchange Offer, a telegram, telex, letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal prior to 5:00 p.m., New York time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Original Notes to be withdrawn (the "Depositor"), (ii) identify the Original Notes to be withdrawn (including the certificate number(s) and principal amount of such Original Notes, or, in the case of Original Notes transferred by book-entry transfer, the name and number of the account at the Book-Entry Transfer Facility to be credited), (iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Original Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Original Notes register the transfer of such Original Notes into the name of the person withdrawing the tender and (iv) specify the name in which any such Original Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Original Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Notes will be issued with respect thereto unless the Original Notes so withdrawn are validly retendered. Any Original Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Original Notes may be retendered by following one of the procedures described above under "--Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange Exchange Notes for, any Original Notes, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Original Notes, if:

          (a) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange Offer or any material adverse development has occurred in any existing action or proceeding with respect to the Company or any of its subsidiaries; or

          (b) any law, statute, rule, regulation or interpretation by the staff of the Commission is proposed, adopted or enacted, which, in the Company's reasonable discretion, might materially impair the ability of the Company to proceed with the Exchange offer or materially impair the contemplated benefits of the Exchange offer to the Company; or

          (c) any governmental approval has not been obtained, which approval the Company shall, in the Company's reasonable discretion, deem necessary for the consummation of the Exchange Offer as contemplated hereby.

     If the Company determines in its reasonable discretion that any of the conditions are not satisfied, the Company may (i) refuse to accept any Original Notes and return all tendered Original Notes to the tendering holders, (ii) extend the Exchange Offer and retain all Original Notes tendered prior to the expiration of the

Exchange Offer, subject, however, to the rights of holders to withdraw such Original Notes (see "--Withdrawal of Tenders"), or (iii) waive such unsatisfied conditions with respect to the Exchange Offer and accept all properly tendered Original Notes which have not been withdrawn.

     The foregoing conditions are solely for the benefit of the Company and may be asserted by the Company in good faith regardless of the circumstances giving rise to such conditions or may be waived by the Company in whole or in part at any time and from time to time in its discretion. The failure by the Company at any time to exercise the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time. In addition, the Company has reserved the right, notwithstanding the satisfaction of each of the foregoing, to terminate or amend the Exchange Offer.

EXCHANGE AGENT

     Marine Midland Bank (the "Exchange Agent") has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent at the address indicated in the Letter of Transmittal. DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH IN THE LETTER OF TRANSMITTAL WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telecopy, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers, or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company. Such expenses include fees and expenses of the Exchange Agent and Trustee, accounting and legal fees and printing costs, among others.

ACCOUNTING TREATMENT

     The Exchange Notes will be recorded at the same carrying value as the Original Notes as reflected in the Company's accounting records on the date of exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company. The expenses of the Exchange Offer will be expensed over the term of the Exchange Notes.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Holders of Original Notes who do not exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Original Notes as set forth in the legend thereon. In general, the Original Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. The Company does not intend to register the Original Notes under the Securities Act.

RESALE OF EXCHANGE NOTES

     With respect to resales of Exchange Notes, based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties (for example, the letters of the commission to (i) Exxon Capital Holdings Corporation (avail. May 13, 1988), (ii) Morgan Stanley & Co., Inc. (avail. June 5, 1991)
and (iii) Shearson & Sterling (avail. July 2, 1993)), the Company believes that a holder or other person (other than a person that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who receives Exchange Notes in exchange for Original Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement or understanding with any person to participate, in the distribution of the Exchange Notes, will be allowed to resell the Exchange Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the Exchange Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires Exchange Notes in the Exchange Offer for the purpose of distributing or participating in a distribution of the Exchange Notes, such holder cannot rely on the position of the staff of the Commission enunciated in such no-action letters or any similar interpretive letters, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Further, each participating broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where such Original Notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

     Each holder of Original Notes who wishes to exchange Original Notes for Exchange Notes in the Exchange Offer will be required to represent that (i) it is not an affiliate of the Company, (ii) it is not engaged in, and does not intend to engage in, and has no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes and (iii) it is acquiring the Exchange Notes in its ordinary course of business. Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it acquired the Original Notes for its own account as the result of market-making activities or other trading activities and must agree that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Based on the position taken by the staff of the Division of Corporation Finance of the Commission in the interpretive letters referred to above, the Company believes that participating broker-dealers who acquired Original Notes for their own accounts as a result of market-making activities or other trading activities may fulfill their prospectus delivery requirements with respect to the Exchange Notes received upon exchange of such Original Notes (other than Original Notes which represent an unsold allotment from the original sale of the Original Notes) with a prospectus meeting the requirements of the Securities Act, which may be the prospectus prepared for an exchange offer so long as it contains a description of the plan of distribution with respect to the resale of such Exchange Notes. Accordingly, this Prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer during the period referred to below in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such participating broker-dealer for its own account as a result of market-making or such other trading activities. Subject to certain provisions set forth in the Registration Rights Agreement, the Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a participating broker-dealer in connection with resales of such Exchange Notes for a period ending 180 days after the date on which the Exchange Offer Registration Statement is declared effective. However, a participating broker-dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Original Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a participating broker-dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at its addresses set forth in the Letter of Transmittal. See "Plan of Distribution." Any participating broker-dealer who is an "affiliate" of the Company may not rely on such interpretive letters and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

FEDERAL INCOME TAX CONSEQUENCES

     The exchange of Original Notes for Exchange Notes by holders should not be a taxable exchange for federal income tax purposes, and holders should not recognize any taxable gain or loss or any interest income as a result of such exchange. See "Certain U.S. Federal Income Tax Consequences."

OTHER

     Participation in the Exchange Offer is voluntary and holders should carefully consider whether to accept. Holders of the Original Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take.

     As a result of the making of, and upon acceptance for exchange of all validly tendered Original Notes pursuant to the terms of this Exchange Offer, the Company will have fulfilled a covenant contained in the terms of the Original Notes and the Registration Rights Agreement. Holders of the Original Notes who do not tender their certificates in the Exchange Offer will continue to hold such certificates and will be entitled to all the rights, and limitations applicable thereto, under the Indenture, except for any such rights under the Registration Rights Agreement which by their terms terminate or cease to have further effect as a result of the making of this Exchange Offer. See "Description of Exchange Notes." All untendered Original Notes will continue to be subject to the restriction on transfer set forth in the Indenture. To the extent that Original Notes are tendered and accepted in the Exchange Offer, the trading market, if any, for the Original Notes could be adversely affected. See "Risk Factors--Consequences of Failure to Exchange."

     The Company may in the future seek to acquire untendered Original Notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. The Company has no present plan to acquire any Original Notes which are not tendered in the Exchange Offer.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data of ORBIMAGE as of and for the years ended December 31, 1993, 1994, 1995, 1996 and 1997 have been derived from the audited financial statements of ORBIMAGE. The following selected historical financial data of ORBIMAGE as of and for the three months ended March 31, 1997 and March 31, 1998 have been derived from ORBIMAGE's unaudited financial statements, included elsewhere in the Prospectus. The selected historical financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included elsewhere in this Prospectus.


                                                                                                     THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                                     MARCH 31,
                        --------------------------------------------------------------------       -----------------------
                          1993           1994         1995 (1)         1996         1997 (2)         1997           1998
                        --------       --------       --------       --------       --------       --------       --------
                                               (DOLLARS IN THOUSANDS)                                    (UNAUDITED)
STATEMENT OF
  OPERATIONS DATA:
Revenues..............  $    --        $    --        $ 4,567        $ 1,055        $ 2,062        $   108        $ 2,417
Direct costs..........       --            800          7,998          4,320          6,312          1,137          4,189
                        -------        -------        -------        -------        -------        -------        -------
Gross profit (loss)...       --           (800)        (3,431)        (3,265)        (4,250)        (1,029)        (1,772)
Selling, general and
  administrative
  expenses............    1,702          3,156          2,371          1,630          2,844            614            987
                        -------        -------        -------        -------        -------        -------        -------
Loss from
  operations..........   (1,702)        (3,956)        (5,802)        (4,895)        (7,094)        (1,643)        (2,759)
Interest income.......       --             --             --             --          1,260             --          1,043
                        -------        -------        -------        -------        -------        -------        -------
Loss before benefit
  for income taxes....   (1,702)        (3,956)        (5,802)        (4,895)        (5,834)        (1,643)        (1,716)
Benefit for income
  taxes...............       --             --             --             --          1,752             --          1,716
                        -------        -------        -------        -------        -------        -------        -------
Net income (loss).....  $(1,702)       $(3,956)       $(5,802)       $(4,895)       $(4,082)       $(1,643)       $    --
                        --------       --------       --------       --------       --------       --------       --------
                        --------       --------       --------       --------       --------       --------       --------
OTHER DATA:
Capital
  expenditures........  $13,749        $13,832        $18,989        $12,617        $49,029        $ 4,275        $15,737
EBITDA (3)............   (1,702)        (3,157)         1,975           (914)        (1,558)          (593)           703
Net cash provided by
  (used in) operating
  activities..........    7,142          3,111           (192)        (1,008)         6,334           (801)         4,879
Net cash used in
  investing
  activities..........  (13,749)       (13,832)       (18,989)       (12,617)       (60,366)        (4,275)       (53,734)
Net cash provided by
  financing
  activities..........    6,607         10,721         19,181         13,625         64,915          5,076        166,584
Ratio of earnings
  (losses) to fixed
  charges.............       --             --             --             --             --             --             --
Deficiency of earnings
  (losses) to fixed
  charges.............   (1,702)        (3,956)        (5,802)        (4,895)        (7,094)        (1,643)        (3,545)


                                                           DECEMBER 31,                                    MARCH 31,
                               --------------------------------------------------------------------       -----------
                                 1993           1994           1995           1996           1997            1998
                               --------       --------       --------       --------       --------       -----------
                                                      (DOLLARS IN THOUSANDS)                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and
  short-term investments.....  $    --        $    --        $    --        $    --        $ 22,220        $143,433
Pledged Securities...........       --             --             --             --              --          33,057
Property, equipment and
  satellites and related
  rights, net................   38,911         51,944         63,155         71,792         115,280         129,395
Total assets.................   38,911         51,944         63,423         72,328         137,750         311,350
Total liabilities............   31,985         40,419         43,466         46,048          52,389         195,671
Series A Preferred Stock.....       --             --             --             --          33,547(4)       54,865(4)
Total stockholders' equity...    6,926         11,525         19,957         26,280          85,361         115,679

------------------------------
(1) The OrbView-1 satellite was launched in April 1995.
(2) The OrbView-2 satellite was launched in August 1997.

(3) EBITDA, as defined in the Indenture, consists of earnings (losses) before interest, income taxes, depreciation, amortization and other non-cash charges. EBITDA data is presented because such data is used by certain investors to determine the Company's ability to incur debt and to meet its debt service requirements. The Company considers EBITDA to be an indicative measure of the Company's operating performance, because EBITDA can be used to measure the Company ability to service debt, fund capital expenditures and expand its business; however, such information should not be considered as an alternative to net income, operating profit, cash flows from operations or any other operating or liquidity performance measure prescribed by generally accepted accounting principles. EBITDA does not represent funds available for management's discretionary use. EBITDA is not a measure supported by generally accepted accounting principles and may be calculated differently by other companies. EBITDA as defined herein may not conform to the definition of Consolidated Cash Flow as defined in the Indenture. See "Description of Notes--Certain Definitions--Consolidated Cash Flow."

(4) Represents stated value of $100 per share of Series A Preferred Stock less applicable fees and expenses.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     ORBIMAGE operates and is further developing a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface, the atmosphere and weather conditions. ORBIMAGE has entered into a procurement agreement with Orbital (the "Procurement Agreement") to purchase the OrbView-1, OrbView-3 and OrbView-4 satellites (including launch services) and the U.S. ground system necessary to operate the satellites and to collect, process and distribute imagery. Under the Procurement Agreement, ORBIMAGE also acquired exclusive worldwide distribution rights (the "OrbView-2 License") with respect to OrbView-2 satellite imagery. The terms of the OrbView-2 License require ORBIMAGE to operate and control the OrbView-2 satellite. Orbital also provides certain administrative services to ORBIMAGE such as accounting, tax, human resources and benefit-related services. See "Certain Relationships and Related Transactions -- Services Agreement" and "-- Stockholders Agreements."

     Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital. Orbital now owns approximately 63% of the Company (56% on a fully diluted basis) and has the ability to exercise significant influence over the Company's operating and financial policies. Pursuant to the terms of the Company's charter and the Stockholders Agreement, Orbital does not have unilateral control over ORBIMAGE's assets.

     Revenue. ORBIMAGE is performing under several long-term sales contracts to provide imagery products and, pursuant to terms thereof, receives contractual payments in advance of product delivery. In such circumstances, ORBIMAGE initially records deferred revenue for the total amount of the payment and recognizes revenue over the contractual delivery period. At March 31, 1998, ORBIMAGE had approximately $38.3 million of deferred revenue related to advance payments for OrbView-2 imagery. See "Certain Relationships and Related Transactions -- OrbView-2 License."

     System Depreciation. ORBIMAGE depreciates its satellites over the design life of each satellite. ORBIMAGE is amortizing the cost of the OrbView-2 License over the design life of the OrbView-2 satellite. ORBIMAGE depreciates the ground systems used to operate the satellites and collect, process and distribute imagery over the estimated lives of the assets, generally eight years. Depreciation begins when the satellites and ground system are placed in service.

     Interest Expense. The portion of the proceeds of the Units Offering representing the estimated value of the Warrants, approximately $9 million, has been accounted for as a discount to the par value of the Notes and as an increase to common equity, reflecting the fact that the Warrants are a separate security of the Company. Amortization of this discount, together with the stated interest on the Notes, is capitalized as the historical costs of assets under construction, when appropriate. The Company expects to capitalize substantially all its interest expense throughout 1998 and 1999 as it completes construction of the high-resolution OrbView satellites.

     Year 2000 Compliance. The Company has made a preliminary assessment of potential "Year 2000" issues with respect to various computer-related systems. The Company has developed an initial corrective action plan that includes reprogramming impacted software when appropriate and feasible, obtaining vendor-provided software upgrades when available and completely replacing impacted systems when necessary. The Company currently expects that identified "Year 2000" impacted systems will be corrected by the end of 1998, although there can be no assurance that the Company has identified all "Year 2000" impacted systems or that its corrective action plan will be timely and successful. The Company believes that the costs to correct its systems will not materially affect its results of operations or its financial condition.

RESULTS OF OPERATIONS FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 AND FOR THE THREE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     Revenues. Revenues for the three-month periods ended March 31, 1997 and 1998 were approximately $.1 million and $2.4 million, respectively. The increase was primarily attributable to OrbView-2 sales during 1997. The OrbView-2 satellite was placed into commercial operations in November 1997.

     Revenues for the years ended December 31, 1995, 1996 and 1997 were approximately $4.6 million, $1.1 million and $2.1 million, respectively. Revenues in 1995 and 1996 were attributable solely to the sale of OrbView-1 imagery products to NASA and UCAR. The decline in OrbView-1 imagery sales between 1995 and 1996 was primarily attributable to lower "per image" prices as a result of volume discounts offered in exchange for additional imagery purchases. Revenues for the year ended December 31, 1997 consisted of approximately $.8 million and $1.3 million of OrbView-1 and OrbView-2 sales, respectively.

     Direct Expenses. Direct expenses include costs of operating and depreciating the OrbView-1 satellite, the OrbView-2 License and the related ground assets. Satellite operating costs primarily consist of labor expenses. Direct expenses for the three-month periods ended March 31, 1997 and 1998 were approximately $1.1 million and $4.2 million, respectively. Direct expenses increased from the first quarter 1997 to the first quarter 1998 as a result of the OrbView-2 License amortization, additional ground station depreciation and increased operating expenses primarily related to OrbView-2. The Company completed the depreciation of the OrbView-1 satellite at the end of April 1998.


     Direct expenses for the years ended December 31, 1995, 1996 and 1997, were approximately $8.0 million, $4.3 million, and $6.3 million, respectively. Direct expenses decreased from the year ended December 31, 1995 to the year ended December 31, 1996 primarily because 1995 expenses included the cost of launching and placing the OrbView-1 satellite into operation and $5.0 million of an additional depreciation charge associated with OrbView-1. See Note 2 to the Financial Statements. Direct expenses increased from the year ended December 31, 1996 to the year ended December 31, 1997 as a result of the launch and placement in operation of OrbView-2 in 1997. The Company expects direct expenses to increase significantly in 1998 from 1997 levels as a result of OrbView-2 License amortization and OrbView-2 operating expenses. The Company does not expect to incur any significant direct expenses to launch OrbView-3 and OrbView-4.


     Selling, General and Administrative Expenses. Selling, general and administrative ("SG&A") expenses include the costs of marketing, advertising, promotion and other selling expenses, as well as the costs of the finance, administrative and general management functions of the company. SG&A expenses were approximately $.6 million and $1.0 million for the three-month periods ended March 31, 1997 and 1998, respectively. The increase from the 1997 period to the 1998 period was primarily attributable to the increase in salaries and related benefits as the Company expanded its operations and workforce.

     SG&A expenses were approximately $2.4 million, $1.6 million and $2.8 million for the years ended December 31, 1995, 1996 and 1997, respectively. For the year ended December 31, 1997, approximately $2.1 million in SG&A were costs associated with administrative and management functions and approximately $.7 million were costs associated with marketing. The increase in SG&A expenses from the year ended December 31, 1996 to the year ended December 31, 1997 was primarily attributable to an increase in the Company's staffing levels as the Company expanded its operations and workforce. SG&A expenses in 1997 and 1995 included costs of approximately $600,000 and $400,000, respectively, incurred to support the launch and initial checkout of the OrbView-1 satellite and OrbView-2 satellites, respectively. The Company expects that launch and initial checkout costs for OrbView-3 and OrbView-4 will be incurred at levels generally consistent with those incurred in 1997.

     Interest Income. Interest income for the three-month period ended March 31, 1998 was approximately $1.0 million; no interest income was earned in the comparable 1997 period. Interest income was approximately $1.3 million for the year ended December 31, 1997 and none in prior years. Interest income reflects interest earnings on short-term investments made primarily with proceeds from the Company's financing activities. The Company expects interest income to increase in 1998, primarily due to the increased investments arising from the Company's 1998 financing activities.

     Interest Capitalization. Interest incurred on the Notes as of March 31, 1998 in the amount of $1.7 million, has been capitalized in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground segments. The capitalized interest is recorded as part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service.

     Benefit for Income Taxes. The Company recorded an income tax benefit of approximately $1.7 million for the three-month period ended March 31, 1998. The Company recorded an income tax benefit of approximately $1.8 million for the period May 8, 1997 through December 31, 1997. The tax benefits result from a reduction in net deferred tax liabilities based on an increase in deferred tax assets primarily related to net operating losses generated during the period offset by decreases in deferred tax liabilities for depreciation of satellite assets which were previously deducted for tax purposes. The Company records its interim income tax benefit or provision based on estimates of the Company's effective tax rate expected to be applicable for the full fiscal year. Estimated effective rates recorded during interim periods may be periodically revised, if necessary, to reflect current estimates. Prior to May 8, 1997, ORBIMAGE was an operating division of Orbital and was included in Orbital's consolidated tax return.

LIQUIDITY AND CAPITAL RESOURCES

     At March 31, 1998 the Company had approximately $177 million of cash and cash equivalents, and short- and long-term investments (including approximately $33 million of Pledged Securities) and had total debt outstanding (net of discount) of approximately $141 million. The Company's current ratio was approximately 10.0 at March 31, 1998.


     On February 25, 1998, ORBIMAGE issued the Notes and Warrants raising gross proceeds of approximately $150 million (the "Units Offering"). Out of net proceeds of approximately $145 million, ORBIMAGE purchased approximately $33 million of U.S. Treasury securities in an amount sufficient to pay the interest on the Notes for the first four interest payment dates. These securities have maturities ranging from six months to two years and were placed in a restricted account and pledged as security for repayment of interest on the Notes. Interest is payable semi-annually beginning on September 1, 1998. The total effective interest rate on the Notes, including the discount attributable to the value of the Warrants and issuance expenses, is approximately 14%. The Notes will rank pari passu in right of payment with all existing and future subordinated indebtedness of the Company. Concurrent with the issuance of the Notes, ORBIMAGE completed a private placement of 227,295 shares of Series A Preferred Stock, generating approximately $23 million of gross proceeds. During 1997, ORBIMAGE completed two private equity placements in which it sold 372,705 shares of Series A Preferred Stock, generating gross proceeds of approximately $37 million. Orbital also increased its common equity investment in ORBIMAGE, bringing its total equity invested to approximately $88 million.



     Investing activities used cash of approximately $53.7 million and $4.3 million for the three-month periods ended March 31, 1998 and 1997, respectively. Investing activities used cash of approximately $60.4 million, $12.6 million and $19.0 million for the years ended December 31, 1997, 1996 and 1995, respectively. The increase in the use of cash from 1996 to 1997 and continuing into 1998 is attributable primarily to the net purchases (net of sales and maturities) of short- and long-term investments and increased capital expenditures in those periods. After completion of its private equity and debt financings in 1997 and 1998, the Company invested the proceeds from the financings in various short- and long-term investments, consisting primarily of commercial paper and U.S. Treasury Notes. The Company intends to use the investments to fund the remaining costs under the Procurement Agreement.



     Capital expenditures in 1995 and 1996 consisted primarily of costs under the Procurement Agreement relating to the acquisition of the U.S. ground system assets, the OrbView-1 satellite and the OrbView-2 License. Beginning in 1997, Capital expenditures were also related to the high-resolution OrbView satellites. The total cost of the OrbView-1 satellite, the high-resolution OrbView-3 and OrbView-4 satellites, the OrbView-2 License and the related U.S. ground system, is estimated to be approximately $297,000,000 (of which $295,000,000 is provided for under the Procurement Agreement), which amount includes all satellite design, construction and launch costs, but excludes insurance costs. Of this amount, as of March 31, 1998,

ORBIMAGE has spent approximately $149 million and expects to spend approximately $73 million through the remainder of 1998, which amount will be funded by the Company's cash, cash equivalents, short-term investments and net cash from operations.

     Operating activities provided cash of approximately $4.8 million during the three months ended March 31, 1998 and $6.3 million during the year ended December 31, 1997. Operating activities used cash during the three months ended March 31, 1997 and during the years ended December 31, 1996 and 1995 of approximately $.8 million, $1 million and $.2 million, respectively. The increase in operating cash flows from 1996 to 1997 is primarily attributable to the receipt of advance customer payments for imagery purchases.


     The Company expects to fund its future capital expenditures and negative cash flows from operating activities using cash and cash equivalents and short-term investments together with cash from advance customer payments. While the Company believes it has sufficient resources to meet its requirements through its positive free cash flow (expected to occur by the end of 1999, when OrbView-3 is expected to be operational), additional funding may be necessary in the event of an OrbView-3 or OrbView-4 launch delay, cost increases or any shortfall in projected levels of estimated cash flow, or to meet unanticipated expenses. There can be no assurance that additional capital will be available on favorable terms or on a timely basis, if at all. ORBIMAGE has incurred losses since its inception and ORBIMAGE believes that it will continue to do so for the forseeable future. ORBIMAGE's ability to become profitable and generate positive cash flow is dependent on the continued expansion of commercial services, adequate customer acceptance of ORBIMAGE's services and numerous other factors. See "Risk Factors -- Limited Operating History; Net Losses;" "-- Potential Additional Capital Requirements" and "-- Market Acceptance; Estimates."


SUBSEQUENT EVENT

     On April 30, 1998, ORBIMAGE acquired substantially all the assets of TRIFID Corporation ("TRIFID") for approximately $4 million. Under the terms of the acquisition agreement, an additional $1 million earn-out is payable by ORBIMAGE to TRIFID if certain revenue targets are achieved during the third quarter of 1998. TRIFID is a leading image processing and product generation company, providing sophisticated image processing software, geographic information database and production systems, imaging sensor design and related engineering services to both governmental and commercial customers. The acquisition provides ORBIMAGE with the technical personnel and production capability required to generate high resolution imagery and derived products. The acquisition resulted in excess of purchase price over net assets acquired of approximately $2 million, which amount will be amortized over 10 years.

                                    BUSINESS

OVERVIEW

     ORBIMAGE is a leading provider of global space-based imagery. The Company operates, and is further developing, a fleet of satellites that collect, process and distribute digital imagery of the Earth's surface (land and oceans), the atmosphere and weather conditions. ORBIMAGE currently has two satellites in operation that provide imagery to a variety of scientific and commercial customers, including NASA. The Company expects to place two additional satellites providing high-resolution digital imagery into operation in 1999 and 2000, respectively. The Company's imagery products and services are intended to provide ORBIMAGE customers with information concerning, among other things, forestry and crop health, urban growth and development, the locations and movements of troops or military assets, land and ocean-based natural resources and weather patterns and wind conditions. ORBIMAGE intends to provide customers with imagery at a lower price than that provided by existing or planned remote imagery alternatives.

     In 1991, the ORBIMAGE operating division of Orbital was established to manage the development of remote imaging satellites that would collect, process and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, the Company was incorporated in Delaware as a wholly owned subsidiary of Orbital. In 1997, ORBIMAGE consummated a private placement of Series A Preferred Stock with financial investors to fund a significant portion of the remaining costs of existing projects. Contemporaneously with this financing, the Company acquired at historical cost all the assets and liabilities of the operating division.

     In April 1995, ORBIMAGE launched its first satellite, OrbView-1, which provides dedicated weather-related imagery and meteorological products to NASA. The Company's second satellite, OrbView-2, was launched in August 1997 and provides images of land and ocean surfaces to commercial customers, as well as to NASA and other scientific users. The Company believes that OrbView-2 is the only satellite of its kind providing daily color images of the entire Earth's surface. ORBIMAGE is in the process of completing the design of the high-resolution OrbView satellites, which are being designed to provide high-resolution panchromatic (black and white), multispectral (color and infrared) and, in the case of OrbView-4, hyperspectral (enhanced color and enhanced infrared) imagery. OrbView-3 is scheduled to be operational during the second half of 1999, and OrbView-4 is scheduled to be operational in mid-2000. The Company believes that OrbView-3 and OrbView-4 will be among the first commercial satellites with high-resolution imagery capability and that OrbView-4 will be the world's first satellite with commercially available hyperspectral capability.


     Remote imaging is the process of observing, measuring and recording features, objects or events from a distance using a variety of sensors mounted on satellites and aircraft. The current market for global remote imagery and related market consists of both domestic and international commercial and government users, and includes satellite development, construction and operations costs incurred by users who decide to build and operate their own satellite systems as well as the cost of purchased imagery and related services currently addressable by existing imagery suppliers. Historically, in the United States, the only "commercial" operators of remote imaging satellites were quasi-governmental programs such as the low-resolution Landsat satellite systems in operation since the 1970s. The opportunities for commercialization of space-based imagery expanded significantly in 1994 when the U.S. government implemented a policy permitting the worldwide, commercial sale of high-resolution satellite imagery. The U.S. government has estimated that the worldwide market for remote imagery products and services addressable by commercial imagery providers (excluding hardware sales) will be approximately $2 billion by the year 2000. ORBIMAGE believes that this worldwide commercial imagery market will grow as the availability of low-cost, high quality satellite imagery stimulates the demand for such products and services and encourages the development of new satellite-imaging technologies and applications.


     Customers have entered into imagery contracts providing for minimum payments to the Company totaling approximately $100 million, of which the Company has received approximately $48 million through March 31, 1998, and expects to receive approximately $12 million through the end of 1998. See "Risk Factors -- Contracts." These contracts include (i) a contract to provide NASA with weather-related imagery and meteorological information generated by OrbView-1, (ii) a contract to provide NASA with color ocean imagery generated by OrbView-2, (iii) a contract to provide the U.S. Air Force with hyperspectral imagery from OrbView-4 and (iv) the Samsung Agreement. The Samsung Agreement requires Samsung Aerospace to pay an annual minimum amount for high-resolution OrbView imagery for each of the three years after OrbView-3 becomes operational. In addition, the Company has entered into agreements with regional distributors in Canada and Chile for OrbView-2 imagery and is in negotiation with potential regional distributors for high-resolution OrbView imagery in the Middle East, Europe, Asia, Southern Africa, South America and Australia. To provide industry-specific imagery applications, ORBIMAGE is seeking to develop strategic alliances with key VARs who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

THE REMOTE IMAGERY INDUSTRY

     Remote imaging is the process of observing, measuring and recording objects or events from a distance using a variety of sensors mounted on satellites, aircraft or ground-based stations. Imagery is usually processed in an electronic or hard copy format consisting of panchromatic or multispectral images. Until 1992, all satellite imagery systems were either military surveillance platforms or were sponsored by large national and international civil space agencies, which used satellites to monitor meteorological conditions and environmental changes on the Earth's surface. Currently, there are a limited number of commercial providers of satellite imaging services, which collectively address only a portion of the demands and opportunities in the remote imaging industry. The majority of today's remote imagery comes from local or regional aerial photography firms. Although aerial imaging companies are able to achieve high spatial resolution and customize their products according to local needs, their slow response time, limited coverage area, restricted ability to fly over certain areas and high cost limit widespread use of such imagery. Many existing maps are based on out-of-date imagery because they are expensive to update. The remainder of current commercial imagery sales are generated by a few providers of low-resolution satellite imaging services; however, these providers have failed to satisfy the market's growing sophistication and demand segmentation.

     As the market develops, primary competitive factors are expected to include: (i) spatial and/or spectral resolution, (ii) frequency of revisit times, (iii) pricing, (iv) timeliness of imagery distribution and (v) extent of geographic coverage. OrbView-2 and the high-resolution OrbView satellites have been designed to offer a number of strategic advantages over currently available commercial remote imaging systems including increased spatial resolution and increased spectral capability. Certain markets such as national security mapping and surveying markets require spatial resolution of less than three meters. In addition, increased spectral resolution, or the ability to take highly precise color and infrared images of the Earth's surface, enables potential customers in the agriculture and fishing industries to better detect and identify crop health and map prime fishing locations. Spectral resolution also can be used in the exploration of natural resources, for example, land conditions that signify the presence of oil will be easier to identify on an infrared image than in a conventional black and white aerial photograph.

     The Company believes that a key competitive advantage that the high-resolution OrbView satellites will have over aerial photography is their ability to image any location on the Earth in one to three days and to make the imagery available in real time through a broad distribution channel. Currently, a commercial imagery customer such as a telecommunications company that wants to map a large, fairly remote area to determine where to place cellular towers would hire an aerial photographer to fly an airplane over the area to take pictures, develop the film and deliver the final map to the customer. This can be time-consuming and expensive. In contrast, the Company expects that its OrbView-3 satellite will be able to map 20,000 square kilometers in a single 10-minute pass. Similarly, countries around the world that are unable or unwilling to establish their own space programs can conduct complete border surveillance only in the areas over which aerial photographers can safely fly. The Company expects that the high-resolution OrbView satellites will be able to image areas that are not accessible by airplanes because the air space is restricted or they are too remote. In addition, up-to-date maps are key for serving certain high-technology segments of the national security market, such as digital terrain modeling for aircraft and missile guidance. ORBIMAGE believes the real-time global imagery from the high-resolution OrbView satellites will allow customers to efficiently and

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cost-effectively map areas of the world that have never been photographed commercially or for which existing maps are now obsolete, and will permit users to frequently monitor agricultural, forestry and fishing areas to provide timely information to enhance business and government effectiveness.

BUSINESS STRATEGY

     ORBIMAGE's business strategy is to (i) penetrate existing markets, (ii) create new markets to sustain long-term growth, (iii) provide imagery at prices lower than other satellite and aerial-based imagery, (iv) achieve global distribution, (v) provide worldwide coverage on a timely basis, (vi) establish an electronic imagery archive with broad and diverse imagery products and (vii) leverage the expertise of Orbital, including Orbital's existing satellite imagery technology and product infrastructure, to promote rapid market acceptance.

     Penetrate Existing Markets. The Company believes that its existing addressable markets consist of numerous applications, including new construction site selection, oil, gas, and mineral exploration activities, utility infrastructure monitoring, scientific and environmental monitoring and U.S. national security applications. In each of these market applications, ORBIMAGE believes it should be able to gain market share rapidly because it expects its imagery to be priced below that of existing aerial imagery and planned satellite imagery and to be of higher spatial and spectral resolution than existing satellite imagery.

     Create New Markets. Through the introduction of affordable, high-resolution satellite imagery, the Company believes it will stimulate the development of new markets. For example, ORBIMAGE's marketing efforts to date indicate that certain market segments do not currently have access to dedicated high-resolution imagery, such as the foreign national security and commercial fishing markets. The Company believes that such markets will develop rapidly as commercial high-resolution imagery becomes available. Furthermore, the Company believes it can develop new commercial applications for satellite-based imagery including, among other uses, real estate assessment, travel planning and entertainment applications.

     Provide Low Priced Imagery. The Company believes that the expected cost to construct its high-resolution OrbView satellites and related ground systems, the principal components of which will be furnished by Orbital under a fixed-price contract, will be less than or competitive with the announced costs of its competitors' high-resolution satellite systems. The Company believes that the cost of its satellites and related ground systems will afford it pricing flexibility for its imagery products and services, allowing it to pursue a strategy of pricing aggressively while still realizing attractive returns. ORBIMAGE believes that the high-resolution OrbView satellites should be able to provide a lower-priced imagery alternative to existing aerial photography.

     Achieve Global Distribution. The Company believes that it can expand its market share by providing imagery to end users both directly and through third party distribution channels, such as foreign regional distributors and VARs. The Company intends to focus its direct distribution efforts on larger customers in the commercial/consumer and scientific/environmental markets and on the U.S. national security market. The Company expects that VARs will perform application-specific processing and analysis of the Company's imagery for various commercial applications. The Company believes that utilizing these distribution channels simultaneously will enhance the distribution of its products and services.

     ORBIMAGE believes that the most effective way to penetrate foreign markets is to enter into relationships with strong regional partners who have existing marketing and distribution infrastructures and are able to overcome local regulatory barriers. The Company expects these distributors to purchase or upgrade and operate the ground imagery receiving and processing stations in their territories and attain the necessary regulatory and approvals to operate in their territories. ORBIMAGE has entered into distribution agreements with regional distributors in Chile and Canada for OrbView-2 imagery and has entered into the Samsung Agreement to distribute high-resolution imagery of the Korean peninsula. The Company is also in negotiations with potential regional distributors for high-resolution OrbView imagery in the Middle East, Europe, Asia, Southern Africa, South America and Australia.

     Provide Worldwide Coverage on a Timely Basis. All the OrbView satellites are designed to provide timely product delivery, either through real-time imagery downlinking to a distributor's or customer's local

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

ground receiving station, or through delivery of processed imagery from ORBIMAGE's central U.S. ground station by overnight courier or via the Internet. OrbView-2 provides global imagery on a daily basis. OrbView-3 is designed to image virtually any location on Earth with a "revisit" time of three days or less. Upon the launch of OrbView-4, the effective "revisit" time of the high-resolution OrbView satellites should be reduced to less than two days.

     Establish Electronic Imagery Archive. The Company is developing the OrbNet Digital Archive, a database that will collect, store and distribute imagery derived from satellite and aerial sources. OrbView-2 imagery can be viewed on the Company's website and is expected to become available for sale over the Internet. ORBIMAGE intends to expand its imagery catalogue with aerial and existing satellite imagery products prior to the launch of its OrbView-3 satellite by entering into strategic alliances with existing imaging satellite operators, aerial photography firms and imagery VARs. The Company intends to deliver imagery to customers over the Internet, on CD or on computer tape for a per image fee.

     Leverage Expertise of Orbital. Orbital, the Company's majority shareholder, is a space technology and satellite services company with extensive experience in the design and construction of remote imaging satellites and ground stations. ORBIMAGE has used, and will continue to use, the integrated space capabilities, infrastructure and experience of Orbital to develop its business cost effectively, including leveraging certain of Orbital's existing customer relationships and product lines.

PRODUCTS AND SERVICES

     Through the operation of the OrbView-1, OrbView-2, and high-resolution OrbView satellites and associated U.S. and foreign ground systems, ORBIMAGE provides and will provide a wide range of imagery products and services.

     Weather and Atmospheric Monitoring. The Company's OrbView-1 satellite provides the U.S. government with daily atmospheric and weather conditions images, including images showing both clouds and global lightning information that can be used to improve tornado and hurricane forecasting, and for weather monitoring and meteorological research. The OrbView-1 satellite also provides information on the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles which facilitate the efficient gathering of worldwide atmospheric information. As a result of the radio frequencies used by the OrbView-1 satellite, OrbView-1 imagery may only be sold to the U.S. government.

     Ocean and Land Multispectral Imagery. The OrbView-2 satellite detects subtle color changes in the Earth's oceans and land areas. Under a five-year contract, NASA and its researchers may directly downlink certain OrbView-2 imagery to use for their own research purposes. ORBIMAGE is also marketing licenses to university researchers and other primarily scientific users around the world to enable them to directly downlink OrbView-2 imagery.

     In addition, OrbView-2 provides value-added products that generally can be delivered within 24 hours of collecting the data. Such products measure phytoplankton and sediment concentration in oceans and lakes, as well as the vegetative health of crops and forests on land. Scientists and environmentalists can use these and other similar imagery products to assess environmental factors that affect the oceans (including pollution levels and toxic algae events) and to facilitate "before and after" comparisons of land areas showing, for example, changes in agricultural crop and forestry growth or the erosion of coastal zones.

     The Company also uses OrbView-2 imagery to generate fishing maps. ORBIMAGE initially is offering two types of fishing maps, a coastal product targeted at sport and coastal commercial fishing customers and a deep ocean product targeted at larger, high seas fishing fleets.

     High Spatial Resolution Imagery. High-resolution OrbView imagery will enable a user to discern an object one-meter in size (the size of a phone booth) from space. The Company plans to sell its high-resolution imagery products in the form of hard copies and electronic copies that can be stored and processed on a computer. ORBIMAGE intends to base its product pricing, in part, on the level of processing required and the customer's delivery-time requirements. Sales of unprocessed imagery are targeted to sophisticated end-users, such as the U.S. and foreign national security customers or VARs who have internal capability to perform
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

their own imagery enhancement and processing. While the Company intends to make unprocessed imagery available for sale through the OrbNet Digital Archive, ORBIMAGE believes that military and intelligence customers will procure the necessary software from ORBIMAGE to upgrade their ground stations so that they can directly downlink and process such imagery from the satellite.

     ORBIMAGE may also offer various value-added precision-corrected products. The Company believes that these products will have applications in all four target markets, discussed below. Precision-corrected imagery is processed based upon known geographic points, terrain, elevation and topography to enable the user to identify the position of the image on the Earth's surface. These products will address the needs of customers who require detailed topographical and elevation information. One example of such a product is a digital elevation model used by military planners for aircraft flight simulation. Other examples include maps that analyze the health of vegetation in farm and forest areas, and land use maps that can segment land tracts based on population density, construction projects and other land uses.

     Hyperspectral Imagery. Hyperspectral imagery provides enhanced color and enhanced infrared imagery for additional applications, including more precise crop health analysis and analysis of the presence of minerals that will enable mining and natural resource exploration companies to more efficiently detect the location of precious minerals such as gold and silver, and other natural resources such as oil. In addition, the U.S. Air Force has stated that it intends to use hyperspectral imagery to assist in detecting, tracking and monitoring military vehicles and assets.

TARGET MARKETS

     The Company targets its imagery product and service offerings toward four distinct markets: the commercial/consumer market, the scientific/environmental market, the U.S. national security market and the foreign national security market. These markets are currently serviced by aerial photography or lower-resolution government-operated satellite imagery systems.

Commercial/Consumer Market

     The Company believes that the near-term commercial/consumer market segment will include domestic and foreign companies and local governmental entities such as municipalities that currently use aerial photographs and medium-resolution satellite imagery products. In the long term the Company expects this market will also include individual consumers who will use satellite imagery from the OrbNet Digital Archive in various consumer oriented applications such as real estate assessment, travel planning, education and entertainment. ORBIMAGE has already begun targeting the market applications described below, which the Company believes represent attractive near-term marketing opportunities.

     Fishing. The Company believes that fishing maps designed to assist the commercial ocean fishing industry are among the Company's most promising near-term commercial market applications. OrbView-2's multispectral sensor has been specifically designed to distinguish the phytoplankton-rich oceanic regions from the clear oceanic regions. Many commercially important surface-feeding fish, such as tuna and swordfish, congregate at the phytoplankton/clear water boundary. At present, fishing fleets have no means of accurately identifying this boundary in a timely fashion. Many fishing vessels currently use on-board helicopters to conduct aerial searches of broadly identified areas. ORBIMAGE believes its fishing maps will significantly reduce search time and related hardware and operating costs, will be more accurate, and will cover a broader area than existing alternatives.

     The Company's customers for fishing maps include three fishing companies, including the largest commercial fishing operators in the Philippines and South Korea. Fishing captains view the maps transmitted daily over a satellite link to their vessels with a personal computer using ORBIMAGE's proprietary software, or receive the maps in a hard copy format via facsimile. The Company is continuing to conduct beta testing with over 50 boats in the Central and South Eastern Pacific Ocean.

     Mapping and Surveying. The key mapping and surveying markets targeted by the Company are new construction site selection, utility infrastructure monitoring and local and regional tax assessment. High-

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resolution imagery is used for planning the optimal location for construction projects such as wireless communication towers, retail development, new housing developments and highways. For example, telecommunications providers use high-resolution imagery extensively to determine the topography and land use/land cover classifications within a region under consideration for new wireless service. This information enables optimal placement of new communications towers based on the radio signal transmission characteristics of the region. The Company believes that high-resolution imagery can also help retail businesses to select the optimal locations for new businesses by providing valuable information such as population density, residential versus industrial land use patterns, locations of competitive businesses, and other factors useful in the site selection process.

     In addition, the Company believes that its high-resolution OrbView imagery will be used by gas and electric utilities, which are among the largest current high-resolution aerial imagery users. Spatial data, such as high-resolution maps showing precise locations of surface features, is critical to planning, design, construction, operation, marketing and regulatory compliance in connection with utilities' widely dispersed networks. Finally, ORBIMAGE believes its high-resolution imagery will be useful to city, county and state tax authorities in monitoring taxable activities such as residential add-on construction and tree-cutting on public and private lands.

     Agricultural. ORBIMAGE expects agricultural applications to represent a growing market opportunity, driven by large, commercial farming customers interested in obtaining up-to-date data on the condition of their crops and fields. Today, most agricultural customers either are unable to obtain the requisite imagery, or must rely on direct on-site inspection or aerial photography at substantial expense. The Company believes products based on multispectral and hyperspectral satellite imagery will provide timely and valuable information on the health of crops and assist in managing the allocation of water, fertilizer and pesticides. In addition, the Company believes its broad-area multispectral and hyperspectral imagery could increase the accuracy of crop-yield forecasts and benefit insurance companies, commodity traders and agricultural products brokers.

     Forestry. To date, demand for aerial imagery products in the forestry industry has been modest due to the high cost, poor resolution and lack of appropriate revisit time of existing alternatives. The availability of ORBIMAGE's high-resolution, low-cost imagery products is expected to drive forestry industry demand for satellite imagery. In particular, ORBIMAGE believes the multispectral imagery generated by OrbView-2 and the high-resolution OrbView satellites will be beneficial in monitoring the overall health of forests, and OrbView-4's hyperspectral imagery will be useful in distinguishing tree plantations of different species and ages through pattern recognition techniques. The Company believes this information will be beneficial both to private forest product companies and to government agencies such as the U.S. Forest Service.

     Mineral Exploration. The Company believes high-resolution OrbView satellite imagery will also be valuable for oil, gas and mineral exploration companies for planning operations in remote regions of the world. In many locations where such exploration occurs there is a great need for improved mapping information for such activities as planning equipment transport, seismic field testing and drilling operations. Also, the hyperspectral imagery from OrbView-4 will be useful for identifying promising locations for new oil, gas and mineral reserves. Spectral matching techniques will be used to identify specific "pathfinder minerals" which signify high probability locations for oil, gas and other mineral reserves.

Scientific/Environmental Market

     The scientific/environmental market is comprised of government entities that use satellite imagery to monitor environmental, climate-related and meteorological phenomena, both in real-time and over extended time periods, as well as commercial entities such as airlines, oil and gas companies and insurance companies who need accurate, timely environmental information over wide geographic areas. ORBIMAGE is marketing imagery from OrbView-2 to national government agencies such as NASA, the U.S. Navy, and the Department of Agriculture. All these agencies currently use aerial and satellite imagery for diverse applications, including weather prediction, monitoring of ocean conditions, natural disaster assessment, environmental impact studies and similar applications. Since 1995, OrbView-1 has generated information that

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has improved the meteorological community's ability to predict the timing and location of severe storms including tornadoes and hurricanes. The Company believes OrbView-2's ability to monitor phytoplankton levels in the world's oceans on a global basis will be valuable to scientists in studying global climate change and to coastal fisheries in tracking dangerous and costly "red tide" events. The Company believes its high-resolution and hyperspectral imagery will be helpful to government agencies in a variety of environmental applications including assessment of the damage from natural disasters such as floods, forest fires, earthquakes and severe storms and the environmental impact of industrial activities.

  U.S. National Security Market

     The U.S. government has publicly stated that demand for high-resolution imagery, especially for use by tactical military commanders in the field, far exceeds the supply currently provided by its dedicated surveillance satellites. The Company believes that anticipated additional cutbacks in DoD and NRO budgets, together with the greater number of areas around the world in which the U.S. has a military interest, may further drive government agencies' need for commercially available high-resolution imagery and cause them to place increased reliance on lower-cost commercial providers. Commercial satellite imagery can augment current classified government satellite programs which use data, imagery and related products and services for mapping, reconnaissance, surveillance, trend analysis, mission planning, and targeting of conventional and "smart" weapons such as the "Tomahawk" cruise missile. ORBIMAGE believes that it can capture a significant share of this market once either of the high-resolution OrbView satellites are operational. ORBIMAGE is performing under a $33 million contract (with up to $8 million in contract options) to provide real-time hyperspectral imagery from OrbView-4 to the U.S. Air Force. The U.S. Navy has also expressed an interest in procuring OrbView-2 imagery for measuring water clarity and for similar applications. The imagery would assist the U.S. Navy in determining optimal times, locations and depths for performing laser and sonar operations relating to mine detection and submarine communication.

  Foreign National Security Market

     Many countries have a strong national security interest in obtaining real-time high-resolution satellite imagery to help monitor borders, gather intelligence on potential adversaries, identify and target enemy troops and assets, plan missions and deploy resources, and assess battle damage. Many countries have aerial reconnaissance aircraft, but such aircraft are at risk if they penetrate foreign air space. The vast majority of foreign countries neither own nor have access to satellites that generate high-resolution imagery. Therefore, these countries have only three possible options to collect high-resolution satellite imagery: (i) develop the technology and build and launch their own satellites, (ii) purchase and operate a turn-key satellite system, or (iii) purchase "time-share" capacity from a satellite imagery company. Developing the technology and manufacturing expertise and then constructing a dedicated high-resolution satellite system and the infrastructure to support it requires a sizable financial investment and may require a substantial time commitment. Purchasing a turn-key high-resolution satellite system from a company in the United States or another country may be difficult due to export controls and safeguards relating to national security interests and licensing requirements. Purchasing a portion of the total capacity of a commercial satellite while it orbits a foreign government customer's area of interest provides the same high-resolution imagery capability as other alternatives, but is less expensive and more readily attainable. This "time share" arrangement is the one being offered by ORBIMAGE to its regional high-resolution OrbView imagery distributors.

     ORBIMAGE is currently in discussions with several potential regional distributors in Asia, Europe, the Middle East, Australia, South America and Southern Africa, and has already entered into the Samsung Agreement for imagery of the Korean peninsula. The interest expressed by potential regional distributors during the course of these discussions strengthens ORBIMAGE's belief that there exists substantial unmet demand for such imagery. The Company believes that its products and services will provide an effective means for foreign governments to acquire high-resolution imagery for national security purposes.

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MARKETING AND DISTRIBUTION

     The Company currently plans to market and distribute imagery from ORBIMAGE's satellite network through (i) ORBIMAGE's direct sales force, (ii) market- or application-specific VARs, (iii) foreign regional distributors, and
(iv) the OrbNet Digital Archive.

     Direct Sales. ORBIMAGE's initial strategy for direct sales is to market and sell its basic imagery products to U.S. government agencies or to companies with internal image processing capabilities (e.g. large oil and gas producers). Since mid-1995, ORBIMAGE has delivered OrbView-1 atmospheric imagery directly to NASA on a daily basis. Since October 1997, NASA and its authorized researchers have been directly downlinking OrbView-2 imagery at their own ground receiving stations. ORBIMAGE may also directly market and will distribute its products and services, such as fishing maps to commercial and scientific customers worldwide.

     ORBIMAGE will continue to market its products and services directly to the U.S. military services, U.S. intelligence gathering agencies, other U.S. governmental customers and foreign governments that do not wish to purchase imagery products through a regional distributor. The Company anticipates that imagery for these customers will either be downlinked directly to the customers' existing ground receiving stations (which will be upgraded to be OrbView-compatible), or to ORBIMAGE's U.S. central ground station and then delivered to the applicable end user.

     Value-Added Resellers. While ORBIMAGE expects to perform certain value-added services internally (as it is doing with certain OrbView-2 products such as the fishing maps), the Company also intends to distribute its imagery to end users through VARs who process it into complex maps and other types of products for specific markets or applications. Currently, there are numerous VARs located in the United States and other countries processing imagery derived from existing satellite imagery providers and aerial photographers. The Company intends to work with VARs who have technological expertise and know-how to produce more complex products, and who have a strong presence within and knowledge of a certain industry. ORBIMAGE is currently in discussion with a number of VARs located around the world with expertise in industries such as agriculture , mining and oil and gas exploration, as well as with several VARs who process raw imagery into specific product types, such as digital elevation maps, for a broad base of customers.

     Foreign Regional Distributors. The Company expects to sell high-resolution OrbView satellites imagery in the international market principally through exclusive arrangements with various regional distributors. The Company expects that its distribution agreements will give foreign regional distributors priority in "tasking" the satellite's camera while the satellite is over its geographic region. ORBIMAGE generally expects to retain the right to market and sell imagery of a distributor's territories, although the Company will pay the distributor a royalty for these sales. In certain cases, the Company may agree that a distributor's approval is required for certain sales of imagery, including sales to specified customers or of specific areas. It is anticipated that a single geographic distribution region normally will have a maximum radius of approximately 2,400 kilometers from the ground station (this is the maximum range that the satellite can communicate with the ground station on a given orbital pass), although the precise size of each region will be negotiable.

     ORBIMAGE has OrbView-2 distributors in Canada and Chile, and is in discussions with potential OrbView-2 distributors in Asia and Europe. ORBIMAGE has entered into the Samsung Agreement for imagery of the Korean peninsula and is in discussions with potential regional distributors in the Middle East, Europe, Asia, Australia, South America and Southern Africa for high-resolution OrbView imagery.

     The Company anticipates that its regional distribution agreements will generally provide for significant annual minimum guaranteed royalty payments, additional royalties for taskings or image purchases above agreed minimums, and the purchase of a regional ground station. ORBIMAGE will also provide training and technical support services to regional distributors, the extent and price of which will be negotiated on a case-by-case basis.

     OrbNet Digital Archive and Database. The fourth method of marketing imagery is an on-line electronic catalog called the OrbNet Digital Archive. The OrbNet Digital Archive will be a comprehensive, digital-imagery database in which the Company collects, stores and distributes imagery derived from its satellites and
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other satellite and aerial sources. The Company may then deliver the images to customers over the Internet, on CD or computer tape. Through strategic alliances with existing imaging satellite operators, aerial photography firms and imagery VARs, ORBIMAGE intends to gain early recognition as an electronic depository for a comprehensive digital imagery catalogue consisting of a broad range of diverse imagery products primarily targeted to the commercial/consumer and scientific/environmental markets. The Company is in preliminary discussions with one existing satellite company and various aerial imaging companies regarding imagery distribution opportunities through the OrbNet Digital Archive.

     Imagery will be directed from the satellites to ground receiving stations or VARs, where images will be processed, copies made and images forwarded to the central archive. OrbView-2 imagery is directly downlinked from the satellite to individual satellite receiving stations strategically located around the world and forwarded to the central OrbNet Digital Archive in Dulles, Virginia. The Company expects the OrbNet Digital Archive will commence operation in the second half of 1998 offering OrbView-2 imagery products.

RISK MITIGATION

     ORBIMAGE has adopted a comprehensive strategy to mitigate the financial, business and technical risks associated with market development and satellite development, satellite construction, launch and operations.

     Market Development. ORBIMAGE has reduced, and seeks to continue to reduce, the financial risks associated with constructing and operating its fleet of satellites by negotiating pre-launch contracts with customers and/or distributors. Customers have entered into imagery contracts providing for minimum payments to the Company totaling approximately $100 million, of which the Company has received approximately $48 million to date through March 31, 1998, and expects to receive up to $12 million through the end of 1998. See "Risk Factors -- Contracts." To further facilitate market penetration, the Company is also seeking to develop strategic alliances with VARs who currently provide imagery products to customers in industries such as oil and gas exploration, mining, agriculture, forestry, fishing and cartography.

     Construction and Launch. ORBIMAGE has entered into the Procurement Agreement with Orbital to build and launch the high-resolution OrbView satellites, and to construct the related ground system. The majority of the imagery technology and the sub-system components to be used in the high-resolution OrbView satellites has been deployed in U.S. government surveillance and other space programs prior to their use by ORBIMAGE. In addition, the high-resolution OrbView satellites incorporate system redundancies for certain critical components. Also, with an approximate 90% launch success rate Orbital's Pegasus launch vehicle has a proven track record of successfully launching satellites into their target orbit.

     Operations. The OrbView-3 and OrbView-4 satellite systems have substantially similar performance parameters, with OrbView-4 additionally having hyperspectral imagery capability. The high-resolution OrbView satellites are expected to be launched within a year of each other, thus reducing the business risk from launch and operational failure and resulting in a more robust satellite system.

SATELLITE AND GROUND SYSTEM OPERATIONS

     ORBIMAGE's basic system architecture consists of several major components:
(i) a fleet of low-Earth orbit, advanced-technology small imaging satellites carrying sophisticated sensors that collect specific types of land, ocean and atmospheric imagery; (ii) a central U.S. ground system that controls the satellites and that receives, processes and archives their imagery, and includes electronic cataloging and distribution capabilities; and (iii) foreign regional receiving and distribution centers with direct downlinking capabilities. The Company believes that its system will provide global economies of scale in image collection, processing and distribution. In particular, the Company believes the system design will enable it to collect, produce and sell spatial and spectral-resolution imagery on a worldwide scale every day, as the OrbView satellites circle the Earth every 90-100 minutes and are "time shared" over many different geographic areas.

     OrbView-1 was launched in April 1995. It has operated successfully since then and the Company now expects it to exceed its original three-year design life. OrbView-2 was launched in August 1997 and initiated commercial operations in October 1997. OrbView-3 and OrbView-4 are scheduled to be operational in the

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second half of 1999 and mid-2000, respectively. The OrbView satellites represent a progression in space imaging technology and demonstrate Orbital's use of proven technologies and system experience. The incremental progression in both spatial and spectral satellite imaging capabilities among the OrbView satellites mitigates technical risks. The OrbView satellites employ lightweight structures, advanced sensors, miniaturized electronics, and innovative technical processes designed to provide high performance at relatively low cost. In the construction of the high-resolution OrbView satellites, Orbital will draw upon its satellite imaging experience not only from OrbView-1 and OrbView-2, but also from large national satellite programs like Landsat 4 and Landsat 5 to minimize overall program risk. The OrbView-1 and OrbView-2 satellites are, and the high-resolution OrbView satellites will be, commanded and controlled from ORBIMAGE's main operations center located in Dulles, Virginia.

     The following table summarizes the primary technical characteristics of the four OrbView satellites.

                            ORBVIEW-1           ORBVIEW-2             ORBVIEW-3              ORBVIEW-4
                        ------------------  ------------------  ---------------------  ---------------------
Principal Applications  Weather,            Weather, Fishing,   Mapping, Agriculture,  Mapping, Agriculture,
                        Scientific          Agricultural,       Oil and Gas, National  Oil and Gas,
                        Research            Scientific          Security               Forestry, Mining,
                                            Research                                   National Security
Best Ground Resolution  10 km Panchromatic  1 km Multispectral  1 m Panchromatic       1 m Panchromatic
                                                                4 m Multispectral      4 m Multispectral
                                                                                       8 m Hyperspectral
Scene-Width             1,300 km            2,800 km            8 km Panchromatic and  8 km Panchromatic and
                                                                Multispectral          Multispectral
                                                                                       5 km Hyperspectral
Image Area              N.A.                N.A.                64 km(2)               64 km(2) Panchromatic
                                                                Panchromatic and       and Multispectral
                                                                Multispectral          100 km(2)
                                                                                       Hyperspectral
On-Board Storage        80 Megabytes        128 Megabytes       4 Gigabytes            4 Gigabytes
Revisit Time            12 Days             1 Day               <3 Days(1)             <3 Days(1)
Orbital Altitude        740 km              705 km              470 km                 470 km
Design Life             3 Years(2)          7 1/2 Years         5 Years                5 Years

------------------------------
(1) The combined revisit time of both the high-resolution OrbView satellites will be less than 2 days.
(2) Based on current performance, the Company expects the satellite to exceed its design life.

ORBVIEW-1 SATELLITE

     The OrbView-l satellite contains two atmospheric sensors providing weather-related imagery to U.S. government customers. The first sensor, a miniaturized camera, provides daily severe weather images and global lightning information. It also records cloud-to-cloud lightning strikes that are not observable from the ground and which provide information that may improve tornado and hurricane prediction accuracy. OrbView-1 also measures variations in radio signals through various parts of the atmosphere near the Earth's horizon to develop atmospheric temperature, pressure, and water vapor profiles. This technique enables efficient gathering of worldwide atmospheric temperature information for domestic and international meteorological agencies and airline operators, among other users.

     The OrbView-1 satellite weighs 167 pounds and provides about 100 watts of power with 55 watts available to its wide-field-of-view sensors. The on-board solid state recorder memory permits storage of a half day's imagery for transmission at two megabits per second to ORBIMAGE's primary U.S. ground station. The satellite has a design life of three years, but is expected to be operable for a somewhat longer period into 1999 or 2000.

ORBVIEW-2 SATELLITE

     The OrbView-2 satellite was launched in August 1997 and is believed to be the world's only operational satellite providing global color imagery of the entire Earth's surface on a daily basis. OrbView-2 uses eight spectral bands in the visible and near-infrared spectrum to detect subtle color changes on the Earth's surface. It is expected to perform for at least 7 1/2 years due to its advanced redundancy architecture. The 660-pound OrbView-2 was launched into a sun-synchronous orbit at an altitude of 705 kilometers, which together with its wide-field-of-view sensor allows for complete global coverage every day. OrbView-2 delivers ocean and land color imagery at both one-kilometer resolution and at four-kilometer resolution. OrbView-2 is capable of downlinking imagery to both ORBIMAGE's primary and backup ground stations and to various regional receiving stations around the world. Orbital owns the OrbView-2 satellite and the Company operates the OrbView-2 satellite under the OrbView-2 License.

HIGH-RESOLUTION ORBVIEW SATELLITES (ORBVIEW-3 AND ORBVIEW-4)

     The high-resolution OrbView satellites, the first of which is currently targeted to be operational in the second half of 1999, have been designed to provide one-meter panchromatic imagery and four-meter multispectral imagery of the Earth's surface. OrbView-4 will have similar capabilities to OrbView-3 and, in addition, will provide eight-meter hyperspectral imagery. The high-resolution OrbView satellites will have substantially similar performance capabilities, reducing the impact of a satellite failure and increasing revisit frequency, thus improving ORBIMAGE's overall capacity to supply timely imagery to its customers. Imagery will be either downlinked in real-time to regional ground stations or stored on board the satellite and subsequently downlinked to the U.S. central ground station. Copies of most imagery downlinked to regional ground stations will be forwarded to the OrbNet Digital Archive.

     The partially redundant designs of the high-resolution OrbView satellites provide an expected life of at least five years for each satellite. This system builds upon the technical accomplishments of earlier ORBIMAGE and other Orbital satellites, further refining the lightweight structures and microprocessor-based high performance electronics used in these satellites. The high-resolution OrbView satellites are designed to provide maximum maneuvering agility together with a stable optical platform for high quality image collection. The compact design is expected to facilitate the satellite's maneuverability and agility, while short solar arrays are expected to help keep unwanted satellite motion and vibration to negligible values.

     The high-resolution OrbView satellites each will have an orbital altitude of 470 kilometers and polar inclination. This should enable each satellite to image any point on the Earth within three days or less. Once both satellites are in orbit, the effective revisit time is expected to be less than two days. The polar inclination will keep the orbit sun-synchronous and will have an orbital orientation that places the satellite over the imaging area at approximately 10:30 a.m. "solar time" every orbit. The orbital path of the high-resolution OrbView satellites is expected to pass over the territory covered by a typical regional ground station an average of 1.7 times each day, providing 12 1/2 minutes of imagery time (assuming 25 degrees latitude ground station location) and producing approximately 200 images per day (assuming a certain mix of image types per territory). While each satellite is within communications range of the regional ground station every day, each satellite is designed to revisit any specific target every three days or less. Revisit frequency will be reduced to less than two days with both OrbView-3 and OrbView-4 in operation. This is because the satellite's high-resolution "seeing" range (approximately 940 kilometers in diameter) is less than its communications range (approximately 4,800 kilometers in diameter).

     The Company expects the total annual realizable capacity of each of the high-resolution OrbView satellites to be approximately 400,000 to 500,000 images, depending on customer preferences for the various images available and certain operating assumptions, including cloud cover of targeted areas and availability of regional ground systems.

GROUND OPERATIONS CENTERS AND IMAGE PROCESSING FACILITIES

     ORBIMAGE's central U.S. ground stations monitor the OrbView satellites while they are in orbit and commands the satellites as required to ensure that proper orbits are maintained, that battery power stays within acceptable limits and that appropriate communications links are maintained. For the high-resolution OrbView satellites, ORBIMAGE will also transmit commands to the sensor on board the satellite providing the longitude and latitude of areas to be imaged on upcoming orbital passes. This latter function involves receiving, prioritizing and uplinking to the satellite the image requests received from ORBIMAGE's domestic customers and foreign regional distributors.

     The image receiving and processing center for the family of OrbView satellites is also located at ORBIMAGE's U.S. facility and will consist of several ground antennas capable of receiving down-linked imagery from the satellites and numerous work stations where the digital imagery streams from the satellites are processed and converted into useful imagery products. The center is being designed to be capable of processing and archiving 6,500 high-resolution OrbView satellite images per day. It is also designed to process a sample of each image for placement in the OrbNet Digital Archive accessible by customers using the Internet. ORBIMAGE's ground stations and image recovery and processing center currently operate and downlink and process imagery from the OrbView-1 and OrbView-2 satellites. The Company expects its ground network to be compatible with OrbView-3 and OrbView-4 by the respective time each such satellite is launched.

     The imagery collected by OrbView-2 and the high-resolution OrbView satellites is designed to either downlink directly to a user or be stored on-board for later downlink to an ORBIMAGE ground station located in the United States. OrbView-2 and the high-resolution OrbView satellites have been designed to image and downlink simultaneously, so users with a compatible ground station can receive real-time imagery for the full time that the satellite is in view of a ground station. With one station in Dulles, Virginia and a planned second station in Alaska, high-resolution and hyperspectral OrbView imagery is expected to be downlinked on three of every four passes for subsequent processing, archiving and distribution by ORBIMAGE. This procedure ensures timely delivery of imagery to even those customers without a dedicated ground station. The high-gain directional antenna on board the high-resolution OrbView satellites, which continually tracks the ground station, is expected to provide a strong signal to the ground with resulting very low transmission errors. Even with compression and encryption of the signal, coding and transmission errors are expected to be insignificant.

COMPETITION

     ORBIMAGE's satellite and aerial imaging competitors include (i) small, regional aerial photography firms, (ii) a limited number of existing satellite imagery providers, and (iii) other anticipated high-resolution satellite imagery providers.

     Existing Aerial Photography Firms. The major source of commercial high-resolution imagery today is aerial photography. This market is very fragmented, with numerous small, regional firms located all over the world. Most aerial photography firms currently use film-based technology rather than the digital camera technology used by OrbView satellites. ORBIMAGE expects that its satellites will provide customers with higher resolution and/or lower cost imagery than is provided by existing aerial photography firms.


     Existing Satellite Imagery Providers. OrbView-1 and OrbView-2 have no existing direct competitors for their daily panchromatic and multispectral imagery. SPOT 4 (operated by SPOTImage) provides multispectral imagery that could be competitive with OrbView-2 in certain markets, such as agricultural assessment. There are four existing satellite-based providers of low-resolution imagery: (i) SPOTImage S.A., a French-owned company, currently produces unprocessed imagery using three satellites with resolution capability of 10 meters panchromatic and 20 meters multispectral; (ii) Space Imaging EOSAT's Landsat 4 and Landsat 5 satellites, provide coverage in seven spectral bands covering the visible to infrared parts of the spectrum, but, the best resolution of these satellites is 30 meters in multispectral; (iii) Radarsat-I, operated by the Canadian Space Agency, provides radar imagery with a resolution that varies between 10 and 100 meters (Radarsat-II, which will provide three-meter radar imagery, is scheduled for launch in 2001); (iv) KVR-1000, a Russian government satellite, provides film-based, two-meter resolution panchromatic images; and
(v) IRS-IC, an Indian Space Agency satellite, provides six-meter panchromatic and 25 meter multispectral imagery. ORBIMAGE currently views these providers as indirect competitors to the high-resolution OrbView satellites in certain markets. See "Risk Factors--Technological, Development and Implementation Risks."

     Future Satellite Competitors. The high-resolution OrbView satellites are expected to face significant future competition in the satellite imagery market from two U.S. satellite competitors who are planning imaging satellites that will have one-meter panchromatic and four-meter multispectral capability and who have partnered with various industry participants: Space Imaging EOSAT, which is owned by Lockheed Martin Corporation, Raytheon Company and Mitsubishi Corporation; and EarthWatch, which is owned by Ball Aerospace and Technology Corporation, Telespazio and Hitachi, Ltd. In addition, the U.S. government and foreign governments may fund the development, construction, launch and operation of remote imaging satellite systems that may compete with OrbView-2 as well as the high-resolution OrbView satellites. For example, NASA's Earth Science Program is sponsoring a satellite scheduled for launch next year that will provide imagery similar to that of OrbView-2.


EMPLOYEES

     As of May 31, 1998, the Company had 78 employees. None of the Company's employees is represented by a collective bargaining agreement.

PROPERTIES

     The Company currently leases approximately 13,000 square feet of office and operations space in Dulles, Virginia from Orbital, at Orbital's cost. See "Relationship with Orbital Sciences Corporation--Services Agreement." The Company also leases approximately 8,000 square feet of office and operations space in St. Louis, Missouri.

LEGAL PROCEEDINGS

     The Company is not a party to any pending legal proceedings material to its financial condition or results of operations. For a discussion of regulatory issues affecting the Company, see "Regulation."

                                   REGULATION

     The satellite remote imaging industry is a highly regulated industry, both domestically and internationally. In the United States, remote imaging satellites generally require licenses from the Department of Commerce ("DoC") and from the Federal Communications Commission ("FCC"). In addition, in order to operate internationally, remote imaging satellites generally require licenses from the governments of foreign countries in which imagery will be directly downlinked.

UNITED STATES REGULATION

     DoC REGULATION. The DoC, through the National Oceanic and Atmospheric Administration ("NOAA"), is responsible for granting commercial imaging satellite operating licenses, coordinating satellite imaging applications among several governmental agencies to ensure that any license addresses all U.S. national security concerns and complying with all international obligations of the United States. Under the provisions of the Company's DoC licenses, the U.S. government reserves the right to interrupt service during periods of national emergency when U.S. national security interests are affected. The threat of such interruptions of service could adversely affect the Company's ability to market its products to certain foreign distributors or end-user customers. In addition, the DoC has the right to review and approve the terms of agreements with the Company's international customers and distributors. The OrbView-1 satellite is not subject to DoC-NOAA regulation since its imagery can be sold only to the U.S. government.


     Orbital currently holds the DoC license for OrbView-2 because of the terms of its agreement with NASA. This arrangement however, does not affect the Company's rights under the OrbView-2 License. ORBIMAGE currently has a DoC license for two one-meter high-resolution satellites. ORBIMAGE also filed an application with the DoC to permit the Company to make OrbView-4 hyperspectral imagery available commercially. There can be no assurance that DoC will grant the amendment request, or that the agency will take such action in a manner consistent with the Company's planned schedule for launch and operation of OrbView-4. While a final decision has not been rendered, the DoC has indicated that the approval may be subject to certain limitations on ORBIMAGE's ability to deliver hyperspectral imagery to commercial customers, such as delaying release of imagery or degrading spatial resolution of such imagery. If the DoC fails to grant the Company's amendment request on the terms requested regarding its ability to sell hyperspectral imagery commercially, ORBIMAGE would be limited to selling such imagery to U.S. government customers.


     The DoC licenses for OrbView-2 and the high-resolution OrbView satellites expire in 2004. While the Company believes that the DoC would renew its licenses at that time, the DoC's failure to do so with respect to the high-resolution OrbView satellites could materially affect the Company's business.

     NTIA AND FCC REGULATION. The DoC also regulates federal governmental use of certain imagery satellite systems through the National Telecommunications and Information Administration ("NTIA"). The NTIA regulates and manages domestic use of the radio frequency spectrum by U.S. federal agencies. An NTIA license permits a downlink only to a federal governmental agency, although the federal agency is not generally restricted as to subsequent distribution of its imagery. The FCC is responsible for licensing the radio frequencies used by commercial satellite imagery systems. In general, the FCC grants licenses to commercial satellite systems that conform to the technical, legal and financial requirements for such systems as set forth by the FCC.

     The OrbView-1 satellite operates in a government exclusive frequency and, accordingly, is regulated by NTIA. The NTIA license for OrbView-1 is contingent on NASA retaining full operational control of the OrbView-1 satellite, and the data collected from the OrbView-1 sensors are the property of the United States.

     The operation of OrbView-2 is regulated by both the NTIA and the FCC. Orbital has an FCC license to operate and receive 1-kilometer imagery from OrbView-2. In addition, NASA has the NTIA license to downlink 4-kilometer OrbView-2 imagery on a government-only frequency. The imagery downlinked by NASA is used by government researchers and also is currently provided to ORBIMAGE for ORBIMAGE's commercial customers.

     In early February 1998, the Company filed an application with the FCC for a license to launch and operate the high-resolution OrbView satellites, and to obtain a frequency allocation in the FCC's Earth Exploration-Satellite Service ("EESS"), in order to transmit wideband imagery directly to Earth for commercial use and to perform telemetry, tracking and command ("TT&C") of the satellites. Currently, two of the Company's potential satellite-based competitors, EarthWatch and Space Imaging EOSAT, hold licenses to use the same frequency band that the Company intends to use for such imagery transmissions, and the band is allocated by the FCC for use by other EESS licensees, as well as terrestrial fixed and mobile services. These other primary users of the spectrum will have the opportunity to comment on the feasibility and public policy benefits of an FCC approval of the Company's application. The Company believes that a spectrum sharing arrangement among ORBIMAGE, EarthWatch, Space Imaging EOSAT and other primary users of the requested frequency allocation may be necessary, and if so, that successful sharing and coordination will be achievable with the other users' systems through techniques such as time sharing and frequency diversity, with no adverse impact on the Company's ability or plans to operate the high-resolution OrbView satellites. There can be no assurance, however, that the Company will be able to coordinate successfully with other spectrum users, or more generally, that the Company will receive the necessary FCC authorization to launch and operate the high-resolution OrbView satellites as planned. Failure of ORBIMAGE to do so could have a material adverse effect on its business.

     The Company could in the future be subjected to new laws, policies or regulations, or changes in the interpretation or application of existing laws, policies and regulations, that modify the present regulatory environment in the United States. There can be no assurance that limitations applicable to other countries, or other regulatory limitations affecting satellite remote sensing operations, will not be imposed by U.S. regulators. Any such limitations could adversely affect the Company's business.

INTERNATIONAL REGULATION

     All satellite systems operating internationally are subject to general international regulations and the specific laws of the countries in which satellite imagery is downlinked. Applicable regulations include (i) International Telecommunications Union ("ITU") regulations, which define, for each service, the technical operating parameters (including maximum transmitter power, maximum interference to other services and users, and the minimum interference the user must operate under for that service), (ii) the Intelsat and Inmarsat agreements which provide that in order to conform with international treaties and obligations the operators of international satellite systems must demonstrate that they will not cause technical harm to Intelsat and Inmarsat, and (iii) regulations of foreign countries that require that satellite operators secure appropriate licenses and operational authority for utilization of the required spectrum in each country.

     The United States government, on behalf of the Company, is required to coordinate the frequencies used by OrbView-2 and the high-resolution OrbView satellites, which will operate internationally. ITU frequency coordination is a necessary prerequisite to international registration, which provides interference protection from other international EESS satellite systems. In addition, it is a necessary prerequisite for the issuance of approvals and licenses from certain foreign countries. The ITU coordination process has been completed for OrbView-2, and the Company intends to have the U.S. government initiate the ITU coordination process for the high-resolution OrbView satellites as quickly as possible. The Company believes that the ITU registration process will not prevent it from obtaining necessary foreign licenses on a timely basis.

     In addition to compliance with ITU regulations and coordination processes, the Company must also demonstrate that it will not cause technical harm to Intelsat and Inmarsat, pursuant to the Intelsat and Inmarsat Agreements signed under international treaty. The Company has completed this process for OrbView-2, and believes that because of the frequencies it intends to use, the high-resolution OrbView satellites will not cause any technical harm to the Intelsat or Inmarsat systems.

     Within foreign countries, the Company expects that its regional distributors or customers will secure appropriate licenses and operational authority for utilization of the required spectrum in each country into which the high-resolution OrbView satellite imagery will be downlinked. For the most part, the Company anticipates that these activities will be performed by its distributors or customers, with the Company's assistance when required.

     While the Company believes that it will be able to obtain all U.S. and international licenses and authorizations necessary to operate effectively, there can be no assurance that it will be successful in doing so. The failure of the Company to obtain some or all necessary licenses or approvals could have a material adverse effect on the Company's business.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     The following table sets forth the directors and executive officers of ORBIMAGE as of the date of this Prospectus.

        NAME              AGE                          POSITIONS
--------------------      ---      -------------------------------------------------
David W. Thompson         44       Chairman of the Board and Chief Executive Officer
Gilbert D. Rye            56       President and Chief Operating Officer
Edward D. Nicastri        50       Vice President, Engineering and Operations
Armand D. Mancini         40       Vice President, Chief Financial Officer
James A. Abrahamson       65       Director
Bruce W. Ferguson         43       Director
Richard Reiss, Jr.        53       Director
William W. Sprague        39       Director

     DAVID W. THOMPSON is the Chairman and Chief Executive Officer of ORBIMAGE and the Chairman, President and Chief Executive Officer of Orbital. Mr. Thompson co-founded Orbital in 1982. Prior to founding Orbital, Mr. Thompson was employed by Hughes Electronics Corporation as Special Assistant to the President of its Missile Systems Group and by NASA at the Marshall Space Flight Center as a project manager and engineer, and also worked at the Charles Stark Draper Laboratory on the Space Shuttle's autopilot design.

     GILBERT D. RYE is the President and Chief Operating Officer of ORBIMAGE, a position he has held since 1993. From 1990 to 1993, he was Orbital's Senior Vice President for Marketing and Business Development. Between 1985 and 1989, Mr. Rye was President of Comsat Government Systems (a subsidiary of Comsat Corporation) and Vice President and General Manager of Space and Technology for BDM International. Mr. Rye is a retired Colonel from the U.S. Air Force with over 25 years of experience in various intelligence and space-related program management and policy-making positions.

     EDWARD D. NICASTRI has been the Vice President of Engineering and Operations for ORBIMAGE since 1997. From 1994 to early 1997, Mr. Nicastri served as Vice President for Advanced Projects with Orbital's Space Systems Division. Prior to joining Orbital in 1994, Mr. Nicastri was Director of Space Systems at the Defense Advanced Research Projects Agency (DARPA) from 1988 to 1993. Prior to that Mr. Nicastri served as a Colonel in the U.S. Air Force, holding positions in the development and operation of several military, satellites and other national space systems.

     ARMAND D. MANCINI was appointed Vice President, Chief Financial Officer of the Company in March 1998. He had been the Vice President of Finance since October 1994. From September 1991 to September 1994, Mr. Mancini was the Vice President of Finance for Orbital's Communications and Information Systems Group and Space Systems Division. Prior to that, Mr. Mancini worked as a senior manager with various defense contractors who provide training and classified weapons systems to the U.S. government.

     JAMES A. ABRAHAMSON, has been a director of the Company since April 1998. Mr. Abrahamson currently serves as Chairman and Chief Executive Officer of StratCom, LLC and Air Safety Consultants. From 1992 to 1995, he served as Chairman of Oracle Corporation. He served as Executive Vice President for Corporate Development for Hughes Aircraft Company from October 1989 to April 1992 and President of the Transportation Sector for Hughes Aircraft Company from April 1992 to September 1992. Mr. Abrahamson directed the Strategic Defense Initiative from April 1984 until he retired from the Air Force in January 1989 at the rank of Lieutenant General. Mr. Abrahamson is also a director of Western Digital Corporation and Stratesec Corporation.

     BRUCE W. FERGUSON has been a member of the Board of Directors since 1993. Mr. Ferguson is a co-founder of Orbital and a member of its Board of Directors. He has been Senior Vice President, Special Projects of Orbital since 1997. Previously, he was Executive Vice President and General Manger/Communications and Information Services Group of Orbital from 1993 until 1997. Mr. Ferguson was Executive Vice President and Chief Operating Officer of Orbital from 1989 to 1993 and Senior Vice President/Finance and Administration and General Counsel of Orbital from 1985 to 1989. Mr. Ferguson is a Fellow at the Center for International Science and Technology Policy and Center for Space Policy at The George Washington University.

     RICHARD REISS, JR. has been a member of the Board of Directors since 1997. Mr. Reiss founded Georgica Advisors LLC in 1997, a private investment firm, to make both public and private investments in the communications, media and entertainment industries. From 1982 to 1997, Mr. Reiss was the Managing Partner of Cumberland Associates, a private investment firm, which he joined in 1978, and Cumberland Partners and LongView Partners, both investment partnerships. From 1969 to 1977, Mr. Reiss was Senior Vice President and Director of Research for Shearson Lehman Brothers. Mr. Reiss is a Trustee and Treasurer of Barnard College and a Trustee of the Manhattan Institute. He is also a Director of The Lazard Funds, Inc., a Director of nStor Technologies and Chairman of the Executive Committee and a Director of O'Charley's.

     WILLIAM W. SPRAGUE has been a member of the Board of Directors since 1997. Mr. Sprague is the founder and President of Crest International Holdings LLC, a private investment firm that invests in media and communications companies. From 1989 to 1996, Mr. Sprague served in various positions at Smith Barney, Inc., including as a Managing Director and Head of the Media and Telecommunications Group, as Co-head of the Mergers and Acquisitions Group and as a senior member of Smith Barney Inc.'s high yield group. From 1985 to 1989, Mr. Sprague was a Vice President at Kidder Peabody & Co. Incorporated in the High Yield/Merchant Banking Group. Mr. Sprague is currently a director of Centennial Communication Inc., Ethan Allan Interiors Inc., TelQuest Ventures LLC, Wave Transnational LLC, and One-On-One Sports, Inc.

EXECUTIVE COMPENSATION

     The following table sets forth all compensation earned for services rendered to the Company in the fiscal year ended December 31, 1997, by its Chief Executive Officer and the four most highly compensated executive officers in all capacities in which they served (the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                        1997                       1997
                                                 ANNUAL COMPENSATION      LONG-TERM COMPENSATION
                                                 -------------------   -----------------------------
                                                                       SECURITIES
                                                                       UNDERLYING
                                                                        OPTIONS        ALL OTHER
          NAME AND PRINCIPAL POSITION             SALARY     BONUS        (#)       COMPENSATION (1)
          ---------------------------            --------   --------   ----------   ----------------
David W. Thompson..............................  $     --   $     --     40,000         $    --
     Chairman and Chief Executive Officer (2)
Gilbert D. Rye.................................   200,000    110,000     50,000          11,658
     President and Chief Operating Officer
Edward D. Nicastri.............................   116,000     64,500     90,000           8,488
     Vice President, Engineering
Armand D. Mancini..............................   115,000     39,300     15,000           6,789
     Vice President, Chief Financial Officer

------------------------------
(1) Includes matching and profit-sharing contributions earned under a 401(k)
    Plan.


(2) Mr. Thompson's salary, bonus and long-term compensation (other than options) are paid by Orbital. Except as set forth in the above table, Mr. Thompson is not compensated for services rendered in his capacity as an officer of ORBIMAGE.

STOCK OPTION PLAN

     In November 1996, the Board adopted the Stock Option Plan, which provides for grants of either incentive or non-qualified stock options to officers, directors and employees of ORBIMAGE and Orbital. Under the terms of the Stock Option Plan, incentive stock options may not be granted at less than 100% of the fair market value at the date of grant, and non-qualified options may not be granted at less than 85% of the fair market value at the date of grant. Each option under the Stock Option Plan vests at a rate set by the Board in each individual's option agreement, generally in one-third increments over a three-year period following the date of grant. Options expire no more than ten years following the grant date.

     As of March 31, 1998, there were 2,424,000 options for Common Stock outstanding under the Stock Option Plan at exercise prices ranging from $3.60 to $5.10 per share.

OPTION GRANTS IN LAST FISCAL YEAR

     Shown below is information on grants of stock options to the Named Officers pursuant to the Stock Option Plan during the fiscal year ended December 31, 1997, which options are reflected in the Summary Compensation Table.

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                             PERCENT OF                                 POTENTIAL REALIZED VALUE
                                            TOTAL OPTIONS                                   AT ASSUMED ANNUAL
                               NUMBER OF       GRANTED                                    RATES OF STOCK PRICE
                              SECURITIES    TO EMPLOYEES                                 APPRECIATION FOR OPTION
                              UNDERLYING         IN          EXERCISE OR                          TERM
                                OPTIONS      FISCAL YEAR     BASE PRICE     EXPIRATION  -------------------------
            NAME              GRANTED(1)        1997        PER SHARE(2)       DATE         5%            10%
            ----              -----------   -------------   -------------   ----------  -----------   -----------
David W. Thompson...........    40,000            8%            $4.17       6/30/07      $104,900      $265,836
Gilbert D. Rye..............    50,000           10              4.17       6/30/07       131,125       332,295
Edward D. Nicastri..........    90,000           18              4.17       6/30/07       236,024       598,132
Armand D. Mancini...........    15,000            3              4.17       6/30/07        39,337        99,689

------------------------------
(1) Options vest in one-third increments over a three-year period.

(2) Options are granted at the fair market value on the date of grant, as determined by the Board of Directors. Certain factors considered by the Board of Directors in determining the fair market value of options include, without limitation: (i) valuations done in connection with recent financings; (ii) the conversion price of the Company's Series A Preferred Stock; (iii) results of operations; (iv) entering into new contracts; and
    (v) the lack of a market for the Company's common stock.


     The Board has implemented an incentive bonus plan. Members of senior management are eligible for bonuses equal to between 10% to 50% of their base salary, based upon their success in meeting certain team and individual incentives that are defined by the Board.

     In September 1997, the Company awarded annual compensation in the amount of 5,000 stock options to non-employee directors of ORBIMAGE.

AGGREGATED OPTIONS YEAR END OPTION VALUES

     The following table sets forth the number of options and the value of unexercised and exercised options held by them as of December 31, 1997.

                                                    NUMBER OF SECURITIES
                                                         UNDERLYING             VALUE OF UNEXERCISED IN-
                                                   UNEXERCISED OPTIONS AT         THE-MONEY OPTIONS AT
                                                      DECEMBER 31, 1997             DECEMBER 31, 1997
                                                 ---------------------------   ---------------------------
                     NAME                        EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                     ----                        -----------   -------------   -----------   -------------
David W. Thompson..............................    100,000        140,000        $57,000        $57,000
Gilbert D. Rye.................................    125,000        175,000         71,250         71,250
Edward D. Nicastri.............................         --         90,000             --             --
Armand D. Mancini..............................     50,000         65,000         28,500         28,500

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding the beneficial ownership of the Common Stock and Series A Preferred Stock as of June 30, 1998 (as adjusted to reflect conversion of the Series A Preferred Stock): (i) by each person who beneficially owns more than five percent of the Series A Preferred Stock (which votes as a class on certain matters), (ii) by each person who beneficially owns more than five percent of the Common Stock (including the Series A Preferred Stock on an as-converted basis), (iii) by each director and Named Officer, and (iv) by all executive officers and directors as a group. All persons listed below have an address in care of the Company's principal executive offices unless otherwise noted.



                                                              SHARES OF PREFERRED      SHARES OF COMMON
                                                               STOCK BENEFICIALLY     STOCK BENEFICIALLY
                                                                    OWNED(1)              OWNED(1)(2)
                                                              --------------------   ---------------------
                  NAME OF BENEFICIAL OWNER                     NUMBER     PERCENT      NUMBER      PERCENT
                  ------------------------                    --------    --------   ----------    -------
Orbital Sciences Corporation................................       --                25,200,000       63%
  21700 Atlantic Boulevard
  Dulles, VA 20166
Merrill Lynch KECALP L.P. 1997..............................  231,899(4)    35.7      5,561,127(4)  13.6
  225 Liberty Street
  South Tower, 23rd Floor
  New York, New York 10080-6123
Crest Funding Partners, L.P.................................  184,453(3)    28.4%     4,423,333     10.8
  320 Park Avenue
  New York, New York 10022
Morgan Guaranty Trust
  Company of New York.......................................  137,157(5)    21.1      3,289,137(5)   8.1
  522 Fifth Avenue
  New York, New York 10036
Georgica Advisors LLC.......................................   70,088(6)    10.8      1,681,583      4.1
  1114 Avenue of the Americas
  New York, NY 10036
David W. Thompson(7)........................................       --         --        113,334        *
Gilbert D. Rye(7)...........................................       --         --        141,667        *
Armand D. Mancini...........................................       --         --         50,000        *
Edward D. Nicastri(7).......................................       --         --         30,000        *
James A. Abrahamson.........................................       --         --             --       --
Bruce W. Ferguson(7)(8).....................................       --         --        114,000        *
William W. Sprague(3).......................................       --         --             --       --
Richard Reiss, Jr.(6) ......................................       --         --             --       --
All executive officers and directors as a group(7)(8).......       --         --        449,001        *


------------------------------
 *  Less than one percent.

(1) The persons named in this table have sole voting power with respect to all shares shown as beneficially owned by them, except as indicated in other footnotes to this table. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days after May 31, 1998, are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose.

(2) Each of Crest Funding Partners, L.P., Merrill Lynch KECALP L.P. 1997 or Morgan Guaranty Trust Co., Georgica Advisors LLC or their respective affiliates, and Export Development Corporation currently own shares of Series A Preferred Stock. Each share of Series A Preferred Stock is convertible into approximately 23.9 shares of Common Stock. See "Description of Capital Stock--Preferred Stock--Series A Preferred Stock--Conversion Rights."

(3) Includes 134,119 shares owned by Crest Funding Partners, L.P., and 50,334 shares of Series A Preferred Stock. William W. Sprague, a director of the Company, is the founder and President of Crest International Holdings LLC, the manager of Crest Funding Partners, L.P.


(4) Includes shares owned by KECALP, Inc. and by Merrill Lynch KECALP L.P. 1997.


(5) Includes 97,250 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Comingled Pension Trust Fund (Multi-Market Special Investment Fund II) of Morgan Guaranty Trust Company of New York; 19,334 shares owned by Morgan Guaranty Trust Company of New York, as Trustee of the Multi-Market Special Investment Trust Fund of Morgan Guaranty Trust Company of New York; and 20,573 shares owned by Morgan Guaranty Trust Company of New York, as Investment Manager and Agent for the Alfred P. Sloan Foundation (Multi-Market Account).

(6) Includes 67,846 shares owned by Georgica Partners and 2,242 shares owned by Georgica Advisors, LLC. Richard Reiss, a director of the Company, is the founder and President of Georgia Advisors, LLC.

(7) Includes shares of Common Stock issuable upon the exercise of options.

(8) Includes 14,000 shares of Common Stock issued pursuant to option exercises.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

STOCK PURCHASE AGREEMENT

     On May 7, 1997 and July 3, 1997, ORBIMAGE sold a total of 372,705 shares of its Series A Cumulative Convertible Preferred Stock ("Series A Preferred Stock") for $100 per share to the Series A Holders pursuant to the Stock Purchase Agreement (the "Initial Sale"). The proceeds of this sale, approximately $37 million, were used, and will be used, by ORBIMAGE for funding a portion of the purchase of the OrbView satellite systems and the OrbView-2 License, and for initial operating expenses and other general corporate purposes.

     The Series A Holders have purchased an additional $22.7 million of Series A Preferred Stock pursuant to their rights under the Stock Purchase Agreement. This Series A Offering was consummated concurrently with the Units Offering, generating net proceeds of approximately $21 million.

     Capital Contributions. As part of the Initial Sale, Orbital made a $34 million payment to the Company consisting of capital contributions of approximately $88 million plus a payment of $41 million representing payments previously received by Orbital for OrbView-1 and OrbView-2 data, offset by approximately $95 million owed by ORBIMAGE to Orbital under the Procurement Agreement and the Services Agreement. See, "--Procurement Agreement," and "--Services Agreement."

     Board of Directors. Pursuant to the Stock Purchase Agreement, certain Series A Holders are permitted to attend all meetings of the Board of Directors as non-voting observers and advisors, and to participate in discussions.

     Change of Control. Upon a Change of Control prior to the latest of (i) the successful in-orbit checkout of OrbView-3, (ii) the closing, under certain circumstances, of a Qualifying Public Offering, or (iii) the culmination of a 180-day period in which the average price of the Common Stock exceeds a certain level relative to the Conversion Price, then the Company shall offer to purchase, subject to the rights of the holders of Notes, all shares of Series A Preferred Stock then outstanding at a purchase price per share, in cash, equal to the sum of (x) 101% of the Liquidation Amount and (y) if such Change of Control occurs prior to the fourth anniversary of the initial issuance of the Series A Preferred Stock, an amount equal to the dividends that would have accrued on the shares of Series A Preferred Stock from the date of purchase pursuant to a Change of Control through and including the fourth anniversary of the initial issuance of shares of Series A Preferred Stock. A Change of Control is defined to include: (i) the failure by Orbital to hold at least 12,600,000 shares of Common Stock of the Company (being 50% of the shares of Common Stock held by Orbital on May 8, 1997, adjusted for stock splits, stock combinations and the like,) (ii) the failure by Orbital to hold at least thirty percent (30%) of the Common Stock of the Company on a fully diluted basis, without giving effect to the conversion of Capital Stock of the Company issued as a dividend with respect to shares of Series A Preferred Stock or Capital Stock of the Company issued pursuant to options granted under the Stock Option Plan or any other option plan adopted for the benefit of the Company's employees or directors; (iii) the indirect or direct acquisition of Voting Equity Interests of the Company by any Person or group of Persons acting in concert of beneficial ownership in an amount greater than or equal to the amount of Voting Equity Interests held contemporaneously by Orbital, except (x) purchases by record holders of Series A Preferred Stock as of the Issue date (and their affiliates, to the extent that such holders are permitted to transfer their shares of Series A Preferred Stock to affiliates under the Amended and Restated Stock Purchase Agreement (the "Series A Affiliates") from other holders of Series A Preferred Stock or their Series A Affiliates and (y) purchases permitted pursuant to the Series A Holders' subscription rights under Section 4.1 of the Stockholders' Agreement; (iv) the acquisition of the Company, or the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of the Company and its Restricted Subsidiaries by, or the combination of the Company or all or substantially all its assets with, another Person (other than any such transfer to any wholly owned subsidiary of the Company) unless the acquiring or surviving Person shall be a corporation more than fifty percent (50%) of the combined voting power of which corporation's then outstanding Voting Equity Interests, after such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of the Voting Equity Interests of the Company outstanding immediately prior to such acquisition or combination; (v) the adoption of a plan relating to the liquidation or dissolution of the Company (other than any such liquidation or dissolution to or for the benefit of any wholly owned subsidiary of the Company); (vi) the failure by the Company to obtain any applicable License (or License amendment, as applicable) so that it is in full force and effect within thirty (30) days prior to the scheduled launch of either of the OrbView Satellites; (vii) the revocation of any License necessary to operate OrbView-2 the high-resolution OrbView satellites consistent with the Company's current and planned commercial operations and which revocation is not cured within thirty
(30) days of the occurrence thereof or such later date when all applicable appeals have been finally determined, if during such appeal period the Company has received regulatory approval to continue operations under the License pending the outcome of such appeal after exhausting all administrative remedies; or (viii) unless consented to in writing by the holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding, the acquisition by any Person or group of Persons acting in concert of beneficial ownership, direct or indirect, of securities of Orbital representing thirty five percent (35%) or more of the combined voting power of Orbital's then outstanding equity interests and at any time thereafter either (x) less than a majority of Orbital's board of directors shall be Continuing Directors or (y) there shall be an announcement by Orbital or such acquiring Person or group of Persons or the approval of a business plan by Orbital's Board of Directors, in either case that indicates an intention to de-emphasize or curtail the relationship between the Company and Orbital.

STOCKHOLDERS' AGREEMENT

     In connection with the Initial Sale, ORBIMAGE, Orbital and the Series A Holders agreed, pursuant to the Stockholders' Agreement, to certain voting rights and restrictions upon transfer of the Series A Preferred Stock.

     Board of Directors. The Stockholders' Agreement provides that the Board will consist of up to five (5) members, of which the majority of the Series A Holders have the right to elect the two Series A Directors (and, may be entitled to elect two additional board members upon an "Election Event," as more fully described in "Description of Capital Stock--Series A Preferred Stock--Voting") and the majority of the holders of the Common Stock (the "Common Holders," and together with the Series A Holders, the "Shareholders") have the right to elect two members (the "Common Directors"). The fifth member of the Board is to be an independent director, elected by the majority vote of the Shareholders, where each Series A Holder is entitled to vote the number of shares of Common Stock into which such holder's Series A Preferred Stock would be convertible. Notwithstanding the foregoing, so long as Orbital retains ownership of fifty percent (50%) of the voting stock of ORBIMAGE, it has the right to appoint the final member of the Board with the consent of one of the Series A Directors, and further, so long as Orbital retains ownership of twenty percent (20%) of the voting stock of ORBIMAGE, it has the right to appoint one of the two Common Directors. The majority of a quorum of the Board, including in some cases the affirmative vote of at least one Series A Director is required before ORBIMAGE approves certain transactions, including without limitation and subject to certain exceptions, (i) approve any merger, consolidation or liquidation or sale of all or substantially all the assets of ORBIMAGE; (ii) approve any modifications to the Stock Purchase Agreement, the Stockholders' Agreement, the Procurement Agreement, the Services Agreement or the OrbView-2 License that affect satellite performance or increase cost by more than $1.0 million, (iii) issue or commit to issue equity securities or securities convertible into or exchangeable or exercisable for equity securities, (iv) incur indebtedness for borrowed money or any capital lease in excess of $0.5 million, (v) select, approve or remove any officer or (vi) declare any dividends on the Common Stock.

     Restrictions on Transfer. Subject to limited exceptions, the Shareholders have agreed not to transfer, pledge, mortgage, hypothecate or otherwise encumber any shares of Common Stock or the Series A Preferred Stock. Furthermore, under certain circumstances, any Shareholder desiring to transfer its Common Stock or Series A Preferred Stock must give Orbital the right to purchase such shares subject to transfer upon the same terms as proposed. Conversely, Orbital must give the Shareholders the right to purchase a proportionate amount of the Common Stock or Series C Preferred Stock ("Series C Preferred") in the event Orbital offers or accepts an offer to transfer such Common Stock or Series C Preferred. In the event Orbital proposes to transfer any shares of Common Stock or Series C Preferred, the Series A Holders will have the right to sell a proportionate amount of their Series A Preferred Stock ("Tag-Along Rights"). Additionally, if seventy percent (70%) of the Common Holders (on a fully diluted basis) propose to transfer seventy percent (70%) or more of the Common Stock (on a fully diluted basis), the Series A Holders may be required to convert their Series A Preferred Stock into Common Stock and transfer such Common Stock to the proposed transferee ("Drag-Along Rights").

     Subscription Rights. Upon certain non-public issuances of any equity securities (including any warrants, options or other rights to acquire equity securities) of the Company (excluding the issuance of the Warrants hereby and subject to other certain exceptions), ORBIMAGE must first (i) give all Series A Preferred Holders written notice of the terms of the offering and (ii) offer to issue to such Series A Preferred Holders a proportionate amount of the offering based upon each Series A Preferred Holders current ownership in ORBIMAGE. The rights described in this paragraph will expire upon a public offering of the Common Stock.

     Registration Rights. Certain holders of more than thirty-five percent (35%) of the then issued and outstanding Common Stock may demand that the Company file up to three (3) registration statements that would permit the sale and distribution of such Common Stock after 180 days of an initial public offering of Common Stock or at any time after June 30, 2002 if the Company has not consummated an initial public offering of Common Stock registered under the Securities Act, subject to customary underwriter's cutback requirements. Furthermore, if the Company determines to register any of its Common Stock (excluding the registration of Common Stock incidental to the registration of convertible securities), except for registrations on, among others, Form S-8 or Form S-4, the Common Holders may include their Common Stock within such registration statement, subject to customary underwriter's cutback requirements.

PROCUREMENT AGREEMENT

     ORBIMAGE and Orbital have entered into the Procurement Agreement, pursuant to which Orbital agreed to provide to ORBIMAGE: (i) the design, development, construction and launch of the OrbView-1 satellite; (ii) the OrbView-2 License to market OrbView-2 imagery, including the right to receive all payments received by Orbital under Orbital's contract with NASA; (iii) the design, development, construction and launch of the high-resolution OrbView satellites; and (iv) the U.S. central imagery receiving, processing, and command and control ground segment for all four OrbView satellites. Orbital (or its subcontractors) will retain ownership of all intellectual property rights underlying the OrbView-1, OrbView-2, the high-resolution OrbView satellites and ground systems, and has granted ORBIMAGE a license to use the necessary intellectual property for the operating OrbView satellites.

     The total cost of the OrbView-1 and the high-resolution OrbView satellites, the OrbView-2 License and the U.S. ground system is estimated to be approximately $297 (of which $295 is provided for in the Procurement Agreement) million, which includes all satellite design, construction and launch costs and hyperspectral capability, but excludes insurance costs. Of this amount, the Company has spent approximately $149 million as of March 31, 1998. The Company expects to spend approximately $126 million to complete the high-resolution OrbView satellites and $22 million to complete modifications to the U.S. ground system. ORBIMAGE generally pays the costs under the Procurement Agreement in accordance with a monthly schedule that is based upon Orbital's costs incurred, with the balance of the remaining costs paid upon completion of certain specified project milestones such as critical design review and launch events. Furthermore, ORBIMAGE has agreed to pay Orbital an extended performance incentive of $1 million per year (or a pro rata amount thereof) in the event the high-resolution OrbView satellites remain operational in orbit beyond their five year contracted life. While the modifications to OrbView-4 to add hyperspectral capability will be paid for by ORBIMAGE under the Procurement Agreement, ORBIMAGE's payment obligations are limited to advance contract payments it receives from the U.S. Air Force for hyperspectral imagery. See "Risk Factors--Contracts."

     Delivery by Orbital and passing of the risk of loss from Orbital to ORBIMAGE of the OrbView-3 satellite will occur upon separation of the Pegasus launch vehicle from its carrier aircraft. Delivery and passing of the risk of loss from Orbital to ORBIMAGE of the OrbView-4 satellite will occur upon intentional ignition of the launch vehicle. The OrbView-2 ground command and control segment has been delivered to ORBIMAGE. The high-resolution OrbView satellite ground receiving, processing, and command and control segments will be delivered consistent with the high-resolution OrbView satellite launch dates, although risk of loss of the command and control and the data processing segments will pass to ORBIMAGE on successful completion of specified acceptance test procedures. Under the Procurement Agreement, Orbital has no liability to ORBIMAGE for any costs or other damages arising from schedule delays.

     ORBIMAGE has the right, at any time, to make changes to the Specifications or Statement of Work, method of packing or shipment, place or time of delivery, quantity or type of items to be delivered or services required to be performed, subject to Orbital's right to demand negotiations for "equitable adjustment" to the price. However, pursuant to the Stockholders' Agreement, the Company may not without the approval of a majority of a quorum of the Board, which majority shall include at least one Series A Director, approve certain modifications to the Procurement Agreement. See "Certain Relationships and Related Transactions-- Stockholders' Agreement." Price adjustments due to any changes requested by ORBIMAGE will be negotiated between Orbital and ORBIMAGE. Failure to agree to terms of the price adjustment will be resolved through arbitration in accordance with the terms of the Procurement Agreement.

     The Procurement Agreement may be terminated by ORBIMAGE if Orbital fails to comply with the material terms thereof and does not cure such failure within 60 days of notice of noncompliance. Orbital may terminate the Procurement Agreement if ORBIMAGE fails to make payments in accordance with the terms of the Procurement Agreement.

     For the high-resolution OrbView satellites, following launch, ORBIMAGE's sole remedy for launch failure, defects, failure to conform with applicable specifications or any other requirements is limited to insurance proceeds. In addition, with respect to the command and control segments of the OrbView-2 and high-resolution OrbView satellites and the ground receiving and processing segments of the high-resolution OrbView satellites, Orbital made certain warranties of one year in duration directly to ORBIMAGE and has assigned all applicable third party warranties to ORBIMAGE. Orbital's liability to ORBIMAGE under the Procurement Agreement is limited to $10 million.

SERVICES AGREEMENT

     ORBIMAGE and Orbital entered into the Services Agreement under which Orbital will provide to ORBIMAGE, to the extent requested by ORBIMAGE for a term of three years from the date of launch of each OrbView satellite: (i) general and administrative, accounting, tax, legal, regulatory and other similar services on a cost-reimbursable basis with no additional fee; (ii) office and other facilities-related services on a cost-reimbursable basis with no additional fee; and (iii) in-orbit satellite operations for the OrbView-1, OrbView-2, and the high-resolution OrbView satellites on a cost plus 10% fee basis. All services will be provided upon ORBIMAGE's reasonable request and in accordance with Orbital's customary standards at the time of delivery of the services.

NON-COMPETITION AND TEAMING AGREEMENT

     Under the Non-Compete Agreement, ORBIMAGE and Orbital have agreed that Orbital will not enter into, and shall cause its affiliates not to enter into, one or more contracts to construct and deliver an integrated remote sensing satellite-based system, consisting of satellite bus, payload, launch services and ground systems. Under certain circumstances, Orbital may respond to a request for proposal for such an integrated system only if the response provides that Orbital will have primary responsibility for the hardware and software requirements, and ORBIMAGE will have primary responsibility for the provision of imagery services. Orbital will be free to provide components for such systems or subsystems, but under no circumstance will Orbital design, develop and/or construct sensors capable of generating imagery substantially similar, or technologically superior, in spatial and spectral resolution, to the imagery of OrbView-2, the high-resolution OrbView satellites or any satellite purchased by ORBIMAGE from Orbital or an affiliate of Orbital. Subject to certain exceptions, Orbital has also agreed not to make, and it shall cause its affiliates not to make, investments in excess of $10 million in any person engaged or proposed to be engaged in the gathering and distributing of satellite-based imagery substantially similar, or technologically superior, in spatial and spectral resolution, to the imagery of OrbView-2, the high-resolution OrbView satellites, or any similar satellite purchased by the Company from Orbital or its affiliates. In addition, Orbital must offer to ORBIMAGE any satellite-based remote imaging project that emerges from the research and development stage. The Non-Compete Agreement will terminate on the earlier of June 30, 2003, the date on which the Procurement Agreement is terminated, the first anniversary of an initial public offering by the Company, or the end of a 180-day period in which the Company's average Common Stock price exceeds certain thresholds.

ORBVIEW-2 LICENSE

     Pursuant to the Procurement Agreement, Orbital and ORBIMAGE have entered into a license agreement with regard to the OrbView-2 satellite. In consideration of a license fee of approximately $63 million, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery, and to license third parties to distribute such imagery, subject to the limitations imposed by Orbital's contract with NASA to provide imagery from OrbView-2 and the DoC license applicable to OrbView-2. Under this agreement, Orbital has agreed to use reasonable commercial efforts to obtain and maintain all material regulatory permits and licenses necessary for the continued operation of the OrbView-2 satellite. Orbital also has assigned to ORBIMAGE all amounts that are due or which will become due to Orbital under Orbital's contract with NASA and ORBIMAGE has sole responsibility for operating and controlling the satellite.

     The OrbView-2 License terminates either automatically upon the assignment of Orbital's contract with NASA to ORBIMAGE or upon any of the following: (i) ORBIMAGE's discretionary determination that the OrbView-2 satellite has failed;
(ii) at ORBIMAGE's option, upon Orbital's uncured breach of Orbital's contract with NASA or (iii) by either party upon the other's insolvency. In addition, Orbital retains a special right of access to ORBIMAGE's ground station facilities to perform certain of its obligations under Orbital's contract with NASA in the event of ORBIMAGE's uncured failure to perform these same obligations.

OTHER AGREEMENTS

     Earth Observation Sciences, Ltd., a subsidiary of Orbital ("EOS"), developed OrbView-2 fishing software for ORBIMAGE and provides maintenance and support of such software on a time and materials basis. In addition to the provisions in the Procurement Agreement, ORBIMAGE may contract in the future with EOS or Orbital or its other subsidiaries for the development, support and maintenance of software for processing, archiving or distributing OrbView imagery products.

     The distributorship contracts that ORBIMAGE expects to offer to foreign high-resolution imagery distributors may include the purchase from ORBIMAGE of an imagery ground station or an OrbView upgrade to an existing ground station. ORBIMAGE is contractually obligated to procure such ground stations or upgrades from MacDonald, Dettwiler and Associates Ltd., an Orbital subsidiary, provided that the price is commercially competitive.

                          DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

     ORBIMAGE has authorized 75,000,000 shares of Common Stock, of which 25,214,000 shares are issued and outstanding. Subject to the powers, preferences and rights of any holder of preferred stock, the Common Holders are entitled to receive such dividends as may be declared from time to time by the Board from funds legally available therefor. Upon liquidation, dissolution or winding-up of ORBIMAGE, the Common Holders will be entitled to share ratably in all assets available for distribution to Shareholders after payment of liabilities, subject to prior distribution rights of holders of preferred stock then outstanding. There are no redemption or sinking fund provisions applicable to the Common Stock. All shares of Common Stock into which the Warrants may be converted upon completion of the Units Offering, will be fully paid and non-assessable. The rights, preferences and privileges of Common Holders will be subject to the rights, preferences and privileges of any preferred stock and of any other series of preferred stock which the Company may issue in the future.

PREFERRED STOCK

     The Company has authorized 10,000,000 shares of preferred stock, $0.01 par value per share, of which: (a) 2,000,000 shares of the Series A Preferred Stock have been authorized, of which 648,653 shares have been issued; (b) 2,000,000 of the Series B Preferred Stock have been authorized, none of which have been issued; and (c) 2,000,000 of the Series C Stock Preferred have been authorized, none of which have been issued. The Board is authorized to issue preferred stock from time to time in one or more series, each of such series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative participating, optional or other special rights, and such qualifications, limitations or restrictions thereof, as shall be determined by the Board in a resolution or resolutions providing for the issuance of such preferred stock other than as a paid-in-kind dividend. Except for the Series A Offering, the Board currently has no plans for the issuance of preferred stock. The issuance of such stock could adversely affect the rights of holders of the Exchange Notes.

     SERIES A PREFERRED STOCK

     Dividends. The Series A Preferred Stock is assigned a stated value of $100 per share (the "Series A Preferred Stated Value") and is entitled to a cumulative dividend of 12% per annum payable semi-annually on May 1 and November 1 of each year, in cash or, in lieu thereof, payable in-kind in shares of Series A Preferred Stock on the basis of one hundred twenty (120) shares of Series A Preferred Stock for each one thousand (1,000) shares of Series A Preferred Stock outstanding. On November 1, 1997, the Company declared and paid a dividend in-kind to each Series A Holder. Upon a mandatory conversion prior to the fourth anniversary of the issuance of any Series A Preferred Stock (see "Certain Relationships and Related Transactions"--Series A Preferred Stock--Conversion Rights"), a Series A Holder shall also receive the dividends with respect to the Series A Preferred Stock that would have accrued from the date of the mandatory conversion to the fourth anniversary of the initial issuance of the Series A Preferred Stock.

     Ranking. Series A Holders have certain preferences upon dividend distributions, distributions upon liquidation or distributions upon merger, consolidation or sale of assets over the holders of Series B Preferred (if and when issued), Series C Preferred (if and when issued), the Common Holders, and any other class of stock ranking junior to the Series A Preferred Stock.

     Voting Rights. Each Series A Holder is entitled to such number (rounded to the nearest whole number) of votes as such Series A Holder would be entitled if such Series A Holder had converted its Series A Preferred Stock into shares of Common Stock. See "Certain Relationships and Related Transactions--Shareholders' Agreement." Furthermore, the Series A Holders have the right to elect two additional directors to the Board upon the occurrence of an "Election Event." An "Election Event" is the failure by ORBIMAGE: (i) to declare and pay dividends on the Series A Preferred Stock on any May 1 or November 1 which remains uncured for more than thirty (30) day; (ii) to repurchase the Series A Preferred Stock upon, among other things, a Change of Control (see "Certain Relationships and Related Transactions--Stock

Purchase Agreement--Change of Control"); (iii)(a) to conduct a critical design review of the OrbView-3 spacecraft pursuant to the Procurement Agreement by October 31, 1998, (b) to commence by March 15, 1999 the integration and testing of the OrbView-3 spacecraft or (c) to commence by November 15, 1999 the integration and testing of the OrbView-4 spacecraft. The dates specified in this paragraph may be extended by up to thirty (30) days in the discretion of the President of the Company (in consultation with the Series A Directors) that such delay is advisable. See "Certain Relationships and Related Transactions--Procurement Agreement." The Directors elected upon the occurrence of an Election Event shall serve only so long as such Election Event continues. Certain transactions, including certain additional issuances of securities by the Company, require the consent of the holders of at least two thirds of the outstanding Series A Preferred Stock.

     Conversion Rights. The Series A Holders have the option, at any time, or from time to time, to convert their Series A Preferred Stock into fully paid and non-assessable shares of Common Stock. The number of shares of Common Stock issued upon such conversion will be determined by multiplying each Series A Holder's number of Series A Preferred Stock by a fraction, the numerator of which is the Series A Preferred Stock Stated Value and the denominator of which is a conversion price, subject to anti-dilutive adjustments (as adjusted, the "Conversion Price"). The Conversion Price is currently $4.17. The Series A Preferred Stock shall be automatically converted into shares of Common Stock upon the earliest to occur of any one of the following events: (i) the closing, under certain circumstances, of a public offering of the Common Stock; (ii) the culmination of a 180-day period in which the average price of the Common Stock exceeds a certain level relative to the Conversion Price; or (iii) the proposed sale of no less than 70% of the Common Stock (on a fully diluted basis) as more fully described in "Certain Relationships and Related Transactions--Stockholders' Agreement--Restrictions on Transfer."

                 RELATIONSHIP WITH ORBITAL SCIENCES CORPORATION

     Formed in 1982, Orbital is a space and information systems company that designs, manufactures, operates and markets a broad range of space-related products and services. Orbital's 1997 revenues were approximately $600 million and Orbital and its subsidiaries employ approximately 4,000 people. Orbital's products and services are grouped into three business sectors: (i) space and ground infrastructure systems; (ii) satellite access products; and (iii) satellite-delivered services. Space and ground infrastructure systems include launch vehicles, satellites, electronics and sensor systems and ground systems. Satellite access products include hand-held satellite-based navigation and communications products and transportation management systems. Satellite-delivered services include satellite-based two-way mobile data communications. Orbital operates launch vehicle, satellite and electronics engineering, manufacturing and test facilities in Dulles and McLean, Virginia, Germantown and Greenbelt, Maryland and Chandler, Arizona; a launch vehicle and satellite integration and test facility at Vandenberg Air Force Base, California; a space sensors and instruments facility in Pomona, California; a ground systems and software facility in Vancouver, British Columbia, and facilities for its navigation and communications products in San Dimas and Sunnyvale, California and in Rochester Hills, Michigan.

     ORBIMAGE utilizes certain of Orbital's employees and centralized systems for corporate and administrative services pursuant to the Services Agreement. ORBIMAGE anticipates that each of its executive officers will generally devote a sufficient portion of his or her time to the business of ORBIMAGE. However, any ORBIMAGE executive officer who is an Orbital employee also may devote a significant portion of his or her time to the business of Orbital and its other subsidiaries.

POLICIES AND PROCEDURES FOR ADDRESSING CONFLICTS


     The ongoing relationships between ORBIMAGE and Orbital may present certain conflict situations for David W. Thompson, who serves as Chairman of the Board of Directors and Chief Executive Officer of ORBIMAGE, and also serves as Chairman of the Board, President and Chief Executive Officer of Orbital. Other officers and directors of Orbital also serve as officers and directors of the Company. Such officer's and Mr. Thompson's salary are paid by Orbital. Mr. Thompson, as well as other executive officers and directors of Orbital, own (or have options or other rights to acquire) a significant number of shares of common stock in both ORBIMAGE and Orbital. Certain ORBIMAGE employees including its executive officers have options to acquire Orbital common stock. Potential conflicts could include: (i) the amount of time that Mr. Thompson or other executive officers of both Orbital and ORBIMAGE are able to devote to the day-to-day operations of ORBIMAGE or (ii) the decision making process involving situations that impact both Orbital and the Company. ORBIMAGE and Orbital have adopted appropriate policies and procedures to be followed by the Board of Directors of each company to limit the involvement of Mr. Thompson (or such other officers and directors having a significant ownership interest in the companies or who are serving in similar capacities for both companies) in conflict situations, including matters relating to contractual relationships or litigation between ORBIMAGE and Orbital. Such procedures include requiring directors of both Orbital and ORBIMAGE to abstain from voting as directors of each company with respect to matters that present a significant conflict of interest between the companies. Whether or not a significant conflict of interest situation exists is determined on a case-by-case basis depending on such factors as the dollar value of the matter and the likelihood that resolution of the matter has significant strategic, operational or financial implications for the businesses of ORBIMAGE or Orbital.

                         DESCRIPTION OF EXCHANGE NOTES

GENERAL

     The Original Notes were issued and the Exchange Notes will be issued pursuant to the Indenture between the Company and Marine Midland Bank, as trustee (the "Trustee"). Upon the issuance of the Exchange Notes, or the effectiveness of a Shelf Registration Statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the Exchange Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Notes are subject to all such terms, and holders of Exchange Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Exchange Notes, the Indenture and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the Exchange Notes, the Indenture and the Registration Rights Agreement, including the definitions in each of such instruments and agreements of certain terms used below. A copy of the Indenture and the Registration Rights Agreement will be made available to holders of Original Notes upon request.

     The Exchange Notes will be senior obligations of the Company, will rank senior in right and priority of payment to all subordinated indebtedness of the Company and will rank pari passu in right and priority of payment with all other indebtedness of the Company which is not expressly so subordinated. The Exchange Notes will be secured to the extent set forth below under "--Security." Upon consummation of the Units Offering and the application of the net proceeds therefrom, the Company has no indebtedness that is expressly subordinated in right and priority of payment to the Original Notes.

     As of the date of the Indenture, the Company has no Subsidiaries. Under certain circumstances, the Company will be able to designate future Subsidiaries that it creates or acquires as Restricted Subsidiaries or Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Exchange Notes will be issued in an aggregate principal amount of $150,000,000. The Exchange Notes will mature on March 1, 2005. Interest on the Exchange Notes will accrue at the rate of 11 5/8% per annum and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 1998, to holders of record on the immediately preceding February 15 and August 15. Interest on the Exchange Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from February 25, 1998 (the "Issue Date"). Interest on the Exchange Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, interest and Liquidated Damages, if any, on the Exchange Notes, will be payable at the office or agency of the Company maintained for such purpose or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the holders of the Exchange Notes at their respective addresses set forth in the register of holders of the Exchange Notes; provided that if the holder of any Exchange Notes has given wire transfer instructions to the Company, the Company will be required to make all payments with respect to such Exchange Notes by wire transfer of immediately available funds to the account specified by such holder. Until otherwise designated by the Company, the Company's office or agency will be the office of the Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $1,000 and integral multiples thereof.

OPTIONAL REDEMPTION

     The Notes will not be redeemable prior to March 1, 2002. Thereafter, the Notes will be subject to redemption at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                                                              REDEMPTION
                            YEAR                                PRICE
                            ----                              ----------
2002........................................................  105.8125%
2003........................................................  102.9063%
2004 and thereafter.........................................  100.0000%

     Notwithstanding the foregoing, prior to March 1, 2001, the Company may, on one or more occasions, redeem outstanding Notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of the Company to one or more Persons (but only to the extent the proceeds of such sales of Capital Stock consist of cash or Cash Equivalents) at a redemption price equal to 111.625% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the redemption date; provided, however, that: (i) not less than 65% of the aggregate principal amount of the Notes initially issued remains outstanding immediately after any such redemption; and (ii) such redemption shall occur within 60 days after the date of closing of such sale of Capital Stock.

MANDATORY REDEMPTION

     The Company will not be required to make mandatory redemption or sinking fund payments with respect to the Notes. However, as described below, the Company may be obligated, under certain circumstances, to make an offer to purchase: (i) all outstanding Notes at a redemption price of 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase, upon a Change of Control; and (ii) outstanding Notes with a portion of the Net Proceeds of Asset Sales at a redemption price of 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) to the date of purchase. See "--Repurchase at the Option of Holders--Change of Control" and "--Limitation on Sales of Assets and Subsidiary Interests."

SECURITY

     Pursuant to the Indenture, the Company purchased and pledged to the Collateral Agent for the benefit of the holders of the Notes the Pledged Securities in such amount as will be sufficient upon receipt of scheduled interest and principal payments of such securities. The Company used approximately $32.9 million of the net proceeds of the Units Offering to acquire the Pledged Securities. The Pledged Securities are pledged by the Company to the Trustee as Collateral Agent for the benefit of the holders of Notes pursuant to the Pledge Agreement and will be held by the Collateral Agent in the Pledge Account. Pursuant to the Pledge Agreement, immediately prior to an interest payment date on the Notes, the Company may either deposit with the Collateral Agent from funds otherwise available to the Company cash sufficient to pay the interest scheduled to be paid on such date or the Company may direct the Collateral Agent to release from the Pledge Account proceeds sufficient to pay interest then due. In the event that the Company exercises the former option, the Company may thereafter direct the Collateral Agent to release to the Company from the Pledge Account proceeds or Pledged Securities in like amount.

     Interest earned on the Pledged Securities will be added to the Pledge Account. In the event that the funds or Pledged Securities held in the Pledge Account exceed the amount sufficient, in the opinion of a nationally recognized firm of independent certified public accountants selected by the Company, to provide for payment in full of the first four scheduled interest payments due on the Notes (or, in the event an interest payment or payments have been made, an amount sufficient to provide for payment in full of any interest payments remaining, up to and including the four scheduled interest payments), the Collateral Agent will be permitted to release to the Company at the Company's request any such excess amount. The Original Notes are and the Exchange Notes will be secured by a first priority security interest in the Pledged Securities and in the Pledge Account and, accordingly, the Pledged Securities and the Pledge Account also secure repayment of the principal amount of the Original Notes and will secure repayment of the principal amount of the Exchange Notes to the extent of such security. The Pledge Agreement allows ORBIMAGE to substitute Marketable

Securities for the Government Securities originally pledged as collateral; provided, however, that the Marketable Securities so substituted must have a value (measured at the date of substitution), in the opinion of a nationally recognized firm of independent public accountants selected by the Company, at least equal to 125.0% of the amount of any of the first four scheduled interest payments on the Notes that are unpaid (or the pro rata portion of such interest payments equal to the percentage of such interest payments to be secured by such Marketable Securities) as of the date such Marketable Securities are proposed to be substituted as security for the Company's obligation under the Pledge Agreement.

     Under the terms of the Pledge Agreement, assuming that the Company makes the first four scheduled interest payments on the Notes in a timely manner, all of the Pledged Securities will be released from the Pledge Account.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase (the "Change of Control Payment"). In the event of a Change of Control, there can be no assurance that the Company will have or be able to acquire sufficient funds to repurchase the Exchange Notes. Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 40 days from the date such notice is mailed (the "Change in Control Payment Date") pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful:

          (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

          (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

          (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

     The Paying Agent will promptly mail to each holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the Note surrendered; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

     Subject to the limitations discussed below, the Company could in the future enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings. Due to the highly leveraged structure of the Company, the Company may not have sufficient funds to be able to repurchase all of the Notes tendered in a Change of Control Offer. The failure of the Company to purchase any Notes tendered in a Change of Control Offer will constitute an Event of Default under the Indenture. See "--Events of Default and Remedies."

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company to another Person may be uncertain.

  Limitation on Sales of Assets and Subsidiary Interests

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to consummate an Asset Sale unless:

          (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed of;

          (ii) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary, as the case may be, consists of
     (a) cash or Cash Equivalents or (b) the assumption of Indebtedness (other than Indebtedness that is subordinated) of the Company or such Restricted Subsidiary and the release of the Company and the Restricted Subsidiaries, as applicable, from all liability on the Indebtedness assumed; and

          (iii) the aggregate Fair Market Value of all non-Cash Consideration received therefor by the Company or such Restricted Subsidiary, as the case may be, when aggregated with the Fair Market Value of all other non-Cash Consideration received by the Company and its Restricted Subsidiaries from all other Asset Sales since the Issue Date that has not yet been converted into cash or Cash Equivalents (in either case, in U.S. dollars or freely convertible into U.S. dollars), does not exceed (without duplication) 5% of the aggregate Consolidated Tangible Net Assets of the Company at the time of such Asset Sale; provided, however, that any securities, notes or similar obligations received by any of the Company or such Restricted Subsidiaries from such transferees that are contemporaneously (subject to ordinary settlement periods) converted by the Company or such Restricted Subsidiaries into cash, shall be deemed to be cash (to the extent of the net cash received) for purposes of clauses (ii) and (iii).

     Within 270 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds to: (i) make capital expenditures or acquire Business Assets, (ii) acquire 100% of the Equity Interests of a Related Satellite Business, (iii) market imagery products and services, (iv) repay Indebtedness under a Credit Facility, and (v) provide working capital. Pending the final application of any such Net Proceeds, the Company may temporarily invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from an Asset Sale that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company will be required to make an offer to all holders of Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (and not solely the amount in excess of $7.5 million), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages (if any) thereon to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general business purposes. If the aggregate amount of Notes surrendered by holders thereof exceeds the amount of Excess

Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis in accordance with the procedures set forth below. Upon completion of such offer to purchase, the amount of Excess Proceeds will be reset at zero. The Asset Sale Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

     The foregoing provisions will not apply to the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which will be governed by the provisions of the Indenture described below in "--Merger, Consolidation or Sale of Assets" and "--Repurchase at the Option of Holders."

SELECTION AND NOTICE OF NOTES FOR REDEMPTION OR REPURCHASE

     If less than all of the Notes are to be redeemed or repurchased pursuant to any purchase offer required under the Indenture at any time, selection of Notes for redemption or repurchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis, selected by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Note with a principal amount of $1,000 or less shall be redeemed or repurchased in part.

     Notices of redemption or repurchase shall be mailed by first class mail at least 30 but not more than 60 days before the redemption or repurchase date to each holder of Notes to be redeemed or repurchased at its registered address. If any Note is to be redeemed or repurchased in part only, the notice that relates to such Note shall state the portion of the principal amount thereof to be redeemed or repurchased. A new Note in principal amount equal to the unredeemed or unrepurchased portion will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption or repurchase date, interest will cease to accrue on the Notes or portions thereof called for redemption or repurchase.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

          (i) declare or pay any dividend or make any distribution on account of the Equity Interests of the Company (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries), other than dividends or distributions declared and payable (a) in Equity Interests (other than Disqualified Stock) of the Company or any of its Restricted Subsidiaries or
     (b) to the Company or to any Restricted Subsidiary of the Company;

          (ii) purchase, redeem, defease, retire for value or otherwise acquire or return for value any Equity Interests of the Company, other than any such Equity Interests owned by the Company or any Wholly Owned Restricted Subsidiary of the Company;

          (iii) make any principal payment on (except at maturity) or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated (whether pursuant to its terms, by operation of law, structurally or otherwise) to the Notes; or

          (iv) make any Restricted Investment

(all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the immediately preceding fiscal quarter, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph set forth in the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock"; and

          (c) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses
     (ii), (iii) and (iv) of the next succeeding paragraph), is less than the sum, without duplication, of:

             (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date to the end of the Company's most recently ended fiscal quarter for which financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

             (2) 100% of the aggregate net cash proceeds received by the Company since the date of the Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than (A) Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company, (B) Disqualified Stock or debt securities that have been converted into Disqualified Stock, (C) equity capital contributions described in clause
        (vi) of the definition of "Permitted Investment," (D) to the extent that the net cash proceeds of the issuance of such Equity Interests are used to redeem the Notes as permitted under the section entitled "Optional Redemption," and (E) Series A Preferred Stock issued in the Series A Offering); plus

             (3) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and
        (B) the initial amount of such Restricted Investment; plus

             (4) to the extent that any Unrestricted Subsidiary is designated by the Company as a Restricted Subsidiary, an amount equal to the lesser of
        (A) the Fair Market Value of such Restricted Investment and (B) the Company's Investment in such Unrestricted Subsidiary at the time of such designation.

     The foregoing provisions will not prohibit:

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture;

          (ii) so long as no default has occurred and is continuing or will arise therefrom, the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (2) of the preceding paragraph;

          (iii) so long as no default has occurred and is continuing or will arise therefrom, the repayment, defeasance, redemption or repurchase of Intercompany Indebtedness (as defined in clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock") or Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (2) of the preceding paragraph;

          (iv) the issuance of shares of Series A Preferred Stock as paid-in-kind dividends in accordance with the terms of the Series A Preferred Stock as in effect on the date of the Indenture;

          (v) the purchase, redemption or retirement by the Company of shares of its Common Stock held by an employee or former employee of the Company or its Subsidiaries issued under the Stock Option Plan; provided that the amount of any such payments in any fiscal year does not exceed $1,000,000; and provided, further, that the limitation set forth in the foregoing proviso does not apply to the purchase, redemption or retirement of shares of common stock with funds or other property or amounts paid by the Company for which the Company receives concurrent reimbursement from any other Person (other than the Company's Subsidiaries); and

          (vi) payments made in respect of (x) the cancellation of fractional shares of Common Stock in connection with the conversion of the Series A Preferred Stock and the exercise of the Warrants and (y) the repurchase or redemption of any shares of Series A Preferred Stock in an amount not to exceed $500,000.

     In determining the amount of Restricted Payments permissible under clause
(c) above, amounts expended pursuant to clauses (i), (v) and (vi) in the preceding paragraph shall be included as Restricted Payments. Notwithstanding the foregoing, payments made by the Company to Orbital pursuant to the Orbital Agreements shall not be deemed Restricted Payments.

     The Company may designate any of its Restricted Subsidiaries to be an Unrestricted Subsidiary if such designation would not cause a Default and, at the time of and after giving effect to such designation, the Company could incur $1.00 of additional Indebtedness under the applicable provisions of the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock"; provided, that, in no event shall all or any portion of the material assets or properties (other than cash) owned by the Company on the Issue Date be transferred to or held by an Unrestricted Subsidiary of the Company; and provided, further, that such ability to incur $1.00 of additional Indebtedness shall not be required in the case of any newly created Unrestricted Subsidiary funded solely with an Investment described in clause (vi) of the definition of "Permitted Investment." For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash and except for Investments described in clause (vi) of the definition of "Permitted Investment") in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the greatest of:

          (i) the net book value of such Investments at the time of such designation;

          (ii) the Fair Market Value of such Investments at the time of such designation; and

          (iii) the original Fair Market Value of such Investments at the time they were made.

     Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments, if not made in cash, shall be the Fair Market Value on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon the latest available financial statements of the Company.

  Incurrence of Indebtedness or Issuance of Disqualified Stock

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) or any Disqualified Stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock and the Restricted Subsidiaries may incur Indebtedness if, after giving pro forma effect to the incurrence of such Indebtedness and the use of proceeds thereof, the aggregate Indebtedness to Cash Flow Ratio of the Company does not exceed 4.0 to 1. Notwithstanding the foregoing, prior to June 30, 2001, the Company or any Restricted Subsidiary may incur Indebtedness if immediately after giving pro forma effect to the incurrence of such Indebtedness and the receipt and application of the proceeds thereof, the Indebtedness to Capital Ratio would be less than or equal to 65.0%.

     The foregoing provisions will not apply to:

          (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under Credit Facilities; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Subsidiaries thereunder) outstanding under all Credit Facilities after giving effect to such incurrence does not exceed an amount equal to the greater of (A) $25 million and (B) 85% of Eligible Receivables;

          (ii) the incurrence by the Company of Indebtedness represented by the Notes and the Indenture or the issuance of shares of Series A Preferred Stock accrued or issued as paid-in-kind dividends;

          (iii) Existing Indebtedness;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness under (A) Hedging Obligations, provided that
     (1) the notional principal amount of any interest rate protection agreement does not significantly exceed the principal amount of the Indebtedness to which such interest rate protection agreement relates and (2) any agreements related to fluctuations in currency rates do not increase the outstanding Indebtedness other than as result of fluctuations in foreign currency exchange rates, and (B) performance, surety and workers' compensation bonds or other obligations of a like nature incurred in the ordinary course of business;

          (v) the incurrence by any Unrestricted Subsidiary of the Company of Non-Recourse Debt; provided that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness owed to and held by the Company or any of its Wholly Owned Restricted Subsidiaries (the Indebtedness incurred pursuant to this clause (vi) being hereafter referred to as "Intercompany Indebtedness"); provided that an incurrence of Indebtedness shall be deemed to have occurred upon (i) any sale or other disposition of Intercompany Indebtedness to a Person other than the Company or any of its Restricted Subsidiaries, (ii) any sale or other disposition of Equity Interests of the Company's Restricted Subsidiaries which holds Intercompany Indebtedness such that such Restricted Subsidiary ceases to be a Restricted Subsidiary after such sale or other disposition or (iii) designation of a Restricted Subsidiary as an Unrestricted Subsidiary;

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Non-Recourse Debt to finance purchase money obligations;

          (viii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness ("Permitted Refinancing Indebtedness") incurred to refinance, replace or refund Indebtedness ("Refinanced Indebtedness") incurred pursuant to the first paragraph of this covenant or pursuant to clause (i) or (iii) of this covenant; provided that:


             (a) the aggregate principal amount of such Permitted Refinancing Indebtedness does not exceed the aggregate principal amount of the Refinanced Indebtedness (including accrued and unpaid interest thereon);

             (b) such Permitted Refinancing Indebtedness shall have a final maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the final maturity and Weighted Average Life to Maturity of the Refinanced Indebtedness, respectively; and

             (c) such Permitted Refinancing Indebtedness shall rank no higher relative to the Notes than the Refinanced Indebtedness and in no event may any Indebtedness of the Company, or any of its

        Restricted Subsidiaries be refinanced with Indebtedness of any Restricted Subsidiary under this clause (viii);

          (ix) the incurrence by the Company or any of its Restricted Subsidiaries of Capital Lease Obligations in an aggregate amount for all such Persons not to exceed $15 million at any one time outstanding;

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness not to exceed $15 million outstanding at any time pursuant to a Fixed Asset Financing; and

          (xi) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in addition to that described in clauses (i) through (x) above, so long as the aggregate principal amount of all such Indebtedness, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (xi), shall not exceed $10 million outstanding at any one time in the aggregate.

  Liens

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset or property now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless (i) in the case of Liens securing obligations subordinate to the Notes, the Notes are secured by a valid, perfected Lien on such asset or property that is senior in priority to such Liens, (ii) in the case of Liens securing obligations subordinate to a Subsidiary Guarantee, such Subsidiary Guarantee is secured by a valid, perfected Lien on such asset or property that is senior in priority to such Liens, and (iii) in all other cases, the Notes (and, if such Lien secures obligations of a Restricted Subsidiary, a Subsidiary Guarantee of such Restricted Subsidiary) are equally and ratably secured; provided, however, that the foregoing shall not prohibit or restrict Permitted Liens.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

          (i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits;

          (ii) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

          (iii) make loans or advances to the Company or any of its Restricted Subsidiaries; or

          (iv) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

             (a) the Indenture, the Pledge Agreement or the Notes;

             (b) Existing Indebtedness;

             (c) applicable law;

             (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

             (e) customary non-assignment provisions in leases or other agreements entered into in the ordinary course of business;

             (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iv) above on the property so acquired;

             (g) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Refinanced Indebtedness; or

             (h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

             (i) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described above under the caption "--Liens" that limits the right of the debtor to dispose of the assets securing such Indebtedness; or

             (j) in the case of clauses (a), (b), (d), (e), (f), (g), (h) and
        (i) above, any amendments, modifications, restatements, renewals, increases, supplements, modifications, restatements or refinancings thereof, provided that such amendments, modifications, restatements or refinancings are not materially more restrictive with respect to such dividend and other payment restrictions than those contained in such instruments as in effect on the date of their incurrence.

  Merger, Consolidation or Sale of Assets

     The Indenture provides the Company may not consolidate or merge with or into (whether or not the Company is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person unless:

          (i) the Company is the surviving Person or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia;

          (ii) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Notes, the Indenture and the Pledge Agreement pursuant to a supplemental indenture in form reasonably satisfactory to the Trustee;

          (iii) immediately after such transaction, no Default or Event of Default exists;

          (iv) the Company, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction; and

          (v) the Company, or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the immediately preceding fiscal quarter, will be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock."

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease transfer or otherwise dispose of any of their properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless:

          (i) such Affiliate Transaction is on terms that are no less favorable to the Company or such Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person;

          (ii) the Company delivers to the Trustee:

             (a) with respect to any Affiliate Transaction involving aggregate consideration in excess of $2.5 million, (x) a determination by the disinterested members of the Board of Directors of the Company made in good faith (evidenced by a resolution approved by at least a majority of the disinterested members of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) or (y) an opinion as to the fairness of such Affiliate Transaction to the Company or Restricted Subsidiary involved in such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to development, launch and operations of satellites and remote imaging-related matters, a nationally recognized expert in the respective applicable industry; and

             (b) with respect to any Affiliate Transaction involving aggregate consideration in excess of $10 million, an opinion as to the fairness of such Affiliate Transaction to the Company or Restricted Subsidiary involved in such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor or, with respect to development, launch and operations of satellites and remote imaging-related matters, a nationally recognized expert in the respective applicable industry;

provided, however, that the following shall be deemed not to be Affiliate
Transactions:

             (1) any employment agreement, stock option or stock purchase agreement entered into by the Company or any of its Restricted Subsidiaries with any of their respective employees in the ordinary course of business;

             (2) transactions between or among the Company and/or its Wholly Owned Restricted Subsidiaries;

             (3) Restricted Payments permitted by clauses (i), (ii), (iv), (v) and (vi) of the second paragraph of the covenant entitled "Restricted Payments" and Permitted Investments of a type referred to in clauses
        (i), (iii) and (vi) of the definition of Permitted Investments;

             (4) the sale of common Equity Interests (other than Disqualified Stock, except as contemplated by the Stock Purchase Agreement) of the Company for cash to an Affiliate of the Company;

             (5) transactions pursuant to agreements entered into with resellers of the Company's products and services on terms substantially the same as the Company's standard agreements entered into with such parties in the ordinary course of business;

             (6) transactions pursuant to the Orbital Agreements, including transactions pursuant to any amendments to the Procurement Agreement with respect to the selection of the launch vehicle for the satellite designated on the Issue Date as the OrbView-4 satellite;

             (7) amendments, supplements or other modifications to the Orbital Agreements that do not involve the payment of cash by the Company or any of its Restricted Subsidiaries;

             (8) payment of reasonable directors fees to Persons who are not otherwise Affiliates of the Company; and

             (9) the sale of securities (other than common Equity Interests) of the Company for cash to an Affiliate of the Company; provided that:

                (A) an amount of such securities at least equal to the amount sold to such Affiliate have been or are being sold substantially simultaneously to Persons that are not Affiliates of the Company;

                (B) the price per security paid by such Affiliate is no less than the price paid by such non-Affiliates; and

                (C) the Company shall not have entered into any other arrangement with such non-Affiliates to induce such non-Affiliates to purchase such securities.

  Maintenance of Insurance

     The Indenture provides that the Company shall obtain or maintain (as applicable) in full force and effect:

          (i) launch and in-orbit checkout insurance with respect to each OrbView Satellite, which insurance shall be procured promptly prior to the launch of each such satellite and shall be in effect on the launch date and remain in effect through the launch and the initial check-out period of such OrbView Satellite, in an amount sufficient to provide for the construction, launch and insurance of a Replacement Satellite to be payable in the event of a launch or satellite failure during the initial check-out period; provided, however, that at the time the Company is required to procure launch and in-orbit check-out insurance with respect to an OrbView Satellite, the Company may reduce the amount to be insured if another OrbView Satellite is fully operational, is being used in commercial service and is insured in accordance with clause (ii) below, by (x) the amount of cash, cash equivalents and short-term investments (excluding proceeds of the Offering and the Series A Offering and amounts allocated or expected to be allocated for capital expenditures) currently available to the Company to construct a Replacement Satellite as determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee), and (y) the value of any long lead-time spare parts that the Company has procured to date for any satellite that is comparable to the technological capability of the OrbView Satellite being insured, as such value is determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee).

          (ii) in-orbit operations insurance with respect to each OrbView Satellite, at all times following the date an OrbView Satellite is placed in commercial service, representing the value of such satellite (taking into account the foregone useful life of such satellite) and the pro rata cost of a launch vehicle, payable in the event that such satellite ceases to be used for commercial revenue producing service (provided that such insurance may contain customary provisions for deductible payments and minimum thresholds for satellite failure); provided, however, that at the time the Company is required to procure or renew in-orbit operations insurance with respect to an OrbView Satellite, the Company may reduce the amount to be insured if another OrbView Satellite is fully operational, is being used in commercial service, and is insured in accordance with this clause (ii), by (x) the amount of cash, Cash Equivalents and short-term investments (excluding proceeds of the Offering and the Series A Offering and amounts allocated or expected to be allocated for capital expenditures), currently available to the Company to construct a Replacement Satellite as determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee), and (y) the value of any long lead-time spare parts that the Company has procured to date for any satellite that is comparable to the technological capability of the OrbView Satellite being insured, as such value is determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee).

     The obligation of the Company to maintain insurance pursuant to this covenant may be satisfied by any combination of:

          (i) insurance commitments obtained from any recognized insurance provider,

          (ii) insurance commitments obtained from any entity other than an entity referred to in clause (i) if the Board of Directors of the Company determines in good faith (evidenced by a majority resolution of the Board of Directors of the Company and set forth in an Officer's Certificate delivered to the Trustee) that such entity is creditworthy and otherwise capable of bearing the financial risk of providing such insurance and making payments in respect of any claims on a timely basis; and

          (iii) unrestricted cash segregated and maintained by the Company in a segregated account established with an Eligible Institution (the "Insurance Account") solely for disbursement in accordance with the terms of this covenant ("Cash Insurance"), and to be held in trust for the sole and express benefit of the holders of the Notes.

     Within 30 days following any date on which the Company is required to obtain insurance pursuant to the Indenture, the Company will deliver to the Trustee an insurance certificate certifying the amount of insurance then carried, and in full force and effect, and an Officer's Certificate stating that such insurance, together with any other insurance or Cash Insurance maintained by the Company, complies with the Indenture. In addition, the Company will cause to be delivered to the Trustee no less than once each year an insurance certificate setting forth the amount of insurance then carried, which insurance certificate shall entitle the Trustee to:

          (i) notice of any claim under any such insurance policy; and

          (ii) at least 30 days' notice from the provider of such insurance prior to the cancellation of any such insurance and an Officers' Certificate that complies with the first sentence of this paragraph.

     In the event that the Company maintains any Cash Insurance in satisfaction of any part of their obligation to maintain insurance pursuant to this covenant, the Company shall deliver, in lieu of any insurance certificate otherwise required by this covenant, an Officers' Certificate to the Trustee certifying the amount of such Cash Insurance.

     In the event that the Company receives any proceeds of any insurance that it is required to maintain pursuant to this covenant, the Company shall promptly deposit such proceeds into an escrow account established with an Eligible Institution for such purpose. If the Company maintains any Cash Insurance in satisfaction of any part of its obligation to maintain insurance pursuant to this covenant, the Company shall transfer the cash maintained in the Insurance Account to such escrow account upon the occurrence of the event (e.g., a launch failure) that would have entitled the Company to the payment of insurance had the Company purchased insurance from a recognized insurance provider. The Company may use monies on deposit in such escrow account for the design, development, construction, procurement, launch and insurance of any Replacement Satellite if: (i) the Company delivers to the Trustee a certificate of the Company's President certifying that such Replacement Satellite is comparable to the technological capability of the satellite being replaced, (ii) within 30 days following the receipt of such insurance proceeds, the Company delivers to the Trustee an Officers' Certificate certifying that (A) the Company will use its reasonable best efforts to ensure that such Replacement Satellites are launched within 24 months following delivery from the escrow account of such insurance proceeds; and (B) the Company will have sufficient funds to service the Company's projected debt service requirements until the scheduled launch of such Replacement Satellite and to develop, construct, launch and insure such Replacement Satellite.

  Business Activities and Construction of OrbView Satellites

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than that which is related to the design, development and operation of remote imaging satellites and the worldwide marketing and sales of remote imagery-based products and services.

  Limitations on Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any Subsidiary of the Company to, directly or indirectly, enter into any Sale and Leaseback Transaction with respect to any property or assets (whether now owned or hereafter acquired), except for a Sale and Leaseback Transaction not exceeding 365 days, unless (i) the sale or transfer of such property or assets to be leased is treated as an Asset Sale and complies with the "--Limitations on Sales of Assets and Subsidiary Interests" covenant and (ii) the Company or such Subsidiary would be entitled under the "Incurrence of Indebtedness or Issuance of Disqualified Stock" covenant to incur any Indebtedness (with the lease obligations being treated as Indebtedness for purposes of ascertaining compliance with this covenant) in respect of such Sale and Leaseback Transaction.

  Additional Guarantors

     The Indenture provides that the Company shall cause each Person that becomes a Restricted Subsidiary after the date of the Indenture, upon becoming a Restricted Subsidiary, to become a Subsidiary Guarantor with respect to the Notes. Any such person shall become a Subsidiary Guarantor by executing and delivering to the Trustee (a) a supplemental indenture, in form and substance satisfactory to the Trustee, which subjects such person to the provisions of the Indenture as a Subsidiary Guarantor and (b) an opinion of counsel to the effect that such supplemental indenture has been duly authorized and executed by such Subsidiary Guarantor.

     The Indenture contains provisions the intent of which is to provide that the obligations of any Subsidiary Guarantor will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from, rights to receive contribution from, or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under the Indenture, result in the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under any applicable federal, state, or foreign law. Any Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to contribution from each other Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the holders of the Notes under the Subsidiary Guarantees.

  Limitation on Sale of Capital Stock of Subsidiaries

     The Indenture provides that the Company may not, and may not permit any Restricted Subsidiary to, issue, transfer, convey, lease or otherwise dispose of any shares of Capital Stock or other ownership interests in a Restricted Subsidiary or securities convertible or exchangeable into, or options, warrants, rights or other interest with respect to, Capital Stock of or other ownership interests in a Restricted Subsidiary to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary) except in a transaction that consists of a sale of all of the Capital Stock of or other ownership interests in such Subsidiary owned by the Company and any Subsidiary of the Company that complies with the provisions described under "Repurchase at the Option of Holders--Limitations on Sales of Assets and Subsidiary Interests" above to the extent such provisions apply.

  Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the holders of Notes:

          (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its Restricted Subsidiaries and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants; and

          (ii) all information that would be required to be filed with the Commission on Form 8-K if the Company was required to file such reports.

     In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, but only if then permitted by the Commission, the Company will file a copy of all such information and reports with the Commission for public availability and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any Notes remain outstanding, the Company will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) default for 30 days in the payment when due of interest on, or Liquidated Damages (if any) with respect to, the Notes;

          (ii) default in payment when due (whether at maturity, upon redemption or repurchase, or otherwise) of the principal of or premium, if any, on the Notes;

          (iii) default in the payment of principal and interest or Liquidated Damages, if any, on Notes required to be purchased pursuant to the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control," "--Repurchase at the Option of Holders--Limitations on Sales of Assets and Subsidiary Interests", or failure by the Company to comply with the provisions described under "--Certain Covenants--Merger, Consolidation or Sale of Assets,"

          (iv) failure by the Company or any of its Restricted Subsidiaries for 30 days after notice to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% of the outstanding principal amount of the Notes, to comply with any of their other covenants in the Indenture for the Notes;

          (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default:

             (a) is caused by a failure to pay principal of, or premium, if any, or interest on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default"); or

             (b) results in the acceleration (which acceleration has not been rescinded) of such Indebtedness prior to its express maturity, and, in each case described in clauses (a) and (b) of this paragraph, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5 million or more;

          (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (other than any judgments as to which a reputable insurance company has accepted full liability and whose bond, premium or similar charge therefor is not in excess of $5 million) aggregating in excess of $5 million, which judgments are not paid, discharged or stayed within 60 days after their entry,

          (vii) breach by the Company of any representation or warranty set forth in the Pledge Agreement, or default by the Company in the performance of any covenant set forth in the Pledge Agreement, or repudiation by the Company of any of its obligations under the Pledge Agreement or the unenforceability of the Pledge Agreement against the Company for any reason which in any one case or in the aggregate results in a material impairment of the rights intended to be afforded thereby; and

          (viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Restricted Subsidiaries.

     If any Event of Default occurs and is continuing with respect to the Notes, the Trustee or the holders of at least 25% of the aggregate principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable upon the acceleration of the Notes. If an Event of Default occurs prior to March 1, 2002 by reason of any such willful action (or inaction), by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 1, 2002, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, PARTNERS, OFFICERS, EMPLOYEES, INCORPORATORS AND STOCKHOLDERS

     No director, officer, employee, incorporator, stockholder or authorized representative of the Company, as such, shall have any liability for any obligations of the Company under the Notes, the Indenture or the Pledge Agreement or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes, by accepting a Note, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of their obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for:

          (i) the rights of holders of outstanding Notes to receive payments in respect of the principal of, and premium (if any), interest and Liquidated Damages (if any) on, such Notes when such payments are due from the trust referred to below;

          (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

          (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith; and

          (iv) the Legal Defeasance provisions of the Indenture.

     In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (other than non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

          (i) the Company must irrevocably deposit with the Trustee, in trust for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent certified public accountants, to pay the principal of, and premium if any, interest and Liquidated Damages, if any, on, the outstanding Notes on the Stated Maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

          (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that:

             (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

             (B) since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect, and based thereon such opinion of counsel shall confirm, that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

          (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Restricted Subsidiaries is a party or by which the Company or any of its Restricted Subsidiaries is bound;

          (vi) the Company shall have delivered to the Trustee an opinion of counsel to the effect that after the 91st day (or such other applicable date) following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

          (vii) the Company shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and

          (viii) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Notes selected for redemption. Also, the Company is not required to transfer or exchange any Notes for a period of 15 days before a selection of Notes to be redeemed.

     The registered holder of a Note will be treated as the owner of such Note for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next succeeding paragraph, the Indenture, the Notes and the Pledge Agreement may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture, the Notes or the Pledge Agreement may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a purchase of, or tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver may not (with respect to any Note held by a non-consenting holder):

          (i) reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

          (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders--Change in Control" and "Limitation on Sales of Assets and Subsidiary Interests");

          (iii) reduce the rate of or change the time for payment of interest on any Note;

          (iv) waive a Default or Event of Default in the payment of principal of, premium (if any), interest or Liquidated Damages (if any) on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

          (v) make any Note payable in money other than that stated in the Notes;

          (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, premium (if any), interest or Liquidated Damages on, the Notes;

          (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of holders"); or

          (viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture, the Notes or the Pledge Agreement to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if the Trustee acquires any conflicting interest, it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

     The Company entered into the Registration Rights Agreement with the Initial Purchasers pursuant to which the Company will, at its expense, for the benefit of the holders of the Original Notes, (i) use its best efforts to file within 45 days after the Closing Date, this Exchange Offer Registration Statement with the Commission with respect to a registered offer to exchange the Original Notes for the Exchange Notes, which will have terms identical in all material respects to the Original Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions) and (ii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act within 150 days after the Closing Date. Upon the Exchange Offer Registration Statement being declared effective, the Company will offer the Exchange Notes in exchange for surrender of the Original Notes. The Company will keep the Exchange Offer open for not less than 30 days (or longer if required by applicable law) after the date notice of the Exchange Offer is mailed to the holders of the Original Notes. For each Original Note surrendered to the Company pursuant to the Exchange Offer, the holder of such Original Note will receive an Exchange Note having a principal amount equal to that of the surrendered Original Note, which shall be canceled. Under existing interpretations by the staff of the Commission, the Exchange Notes would in general be freely transferable after the Exchange Offer without further registration under the Securities Act; provided that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will have a prospectus delivery requirement with respect to resales of such Exchange Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the Exchange Notes (other than a resale of an unsold allotment from the original sale of the Original Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes. The Company will agree for a period of at least 180 days after the consummation of the Exchange Offer to make available a prospectus meeting the requirements of the Securities Act to any Participating Broker-Dealer for use in connection with any resale of any such Exchange Notes.

     Each holder of Original Notes (other than certain specified holders) who wishes to exchange such Original Notes for Exchange Notes in the Exchange Offer will be required to make certain representations, including representations that any Exchange Notes to be received by it will be acquired in the ordinary course of its business and that at the time of the commencement of the Exchange Offer it has no arrangement with any person to participate in a distribution (within the meaning of the Securities Act) with respect to the Exchange Notes.

     The Company has agreed to pay all reasonable expenses incident to the Exchange Offer (excluding the fees of counsel to the Initial Purchasers) and will indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

     In the event that, based upon applicable interpretations of the Securities Act by the staff of the Commission, the Company concludes that it cannot effect the Exchange Offer, or if for any other reason the Exchange Offer is not consummated within 180 days of the Closing Date, or if a holder of the Original Notes is not permitted by applicable law to participate in the Exchange Offer, the Company will use its best efforts to file a shelf registration statement (the "Shelf Registration Statement") with the Commission on or prior to 45 days after such filing obligation arises, cause the Shelf Registration Statement to be declared effective by the Commission on or prior to 150 days after such obligation arises and use their best efforts to keep such Shelf Registration Statement continuously effective until two years after the Closing Date.

     In the event that either: (i) the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed with the Commission on or prior to the date specified for such filing; (ii) the Exchange Offer Registration Statement or the Shelf Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness; (iii) the Exchange Offer is not consummated on or prior to the date specified for such consummation; or (iv) following the date such Exchange Offer Registration Statement or Shelf Registration Statement is declared effective by the Commission, it shall cease to be effective without being restored to effectiveness by amendment or otherwise within the time period specified in the Registration Rights Agreement, (each such event referred to in clauses (i) through (iv), a "Registration Default"), the Company shall pay as liquidated damages ("Liquidated Damages") to each holder of the Original Notes an amount (the "Damage Amount") equal to 0.25% per annum of the face amount of the Original Notes during the first 90-day period or any portion thereof immediately following the occurrence of such Registration Default. The Damage Amount will be increased by an additional 0.25% per annum of the face amount of the Original Notes for each subsequent 90-day period that any such Damage Amount continues to accrue, and the Damage Amount will accrue at the rate specified above until such Registration Default is cured; provided that in no event shall the Damage Amount be increased by more than 1% of the face amount of the Original Notes. In certain circumstances, if the Shelf Registration Statement ceases to be effective for certain periods, then Liquidated Damages shall be payable.

     The Original Notes and the Exchange Notes will be considered collectively to be a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to repurchase under the circumstances described herein.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Attributable Debt" means, with respect to any sale and leaseback transaction, the present value at the time of determination (discounted at a rate consistent with accounting guidelines, as determined in good faith by the Company) of the payments during the remaining term of the lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended) or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of a penalty (in which case the rental payments shall include such penalty, after excluding all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges).

     "Acquired Debt" means, with respect to any specified Person:

          (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person; and

          (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of Voting Equity Interests, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Equity Interests (or the equivalent) of a Person shall be deemed to be control.

     "Asset Sale" means:

          (i) the sale, lease, license, conveyance or other disposition of any assets or rights (including, without limitation, by way of a Sale and Leaseback or similar arrangement) by the Company or a Restricted Subsidiary (a "disposition"), provided that the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant); and

          (ii) except to the extent excluded by clause (i) above, the issuance or disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of the Company's Restricted Subsidiaries,

in the case of either clause (i) or (ii) above, whether in a single transaction or a series of related transactions: (a) that have a Fair Market Value in excess of $2.5 million; or (b) for net proceeds in excess of $2.5 million.

     Notwithstanding the foregoing: (i) sales of imagery, imagery distribution or satellite tasking rights, software or rights in software for processing and storing imagery, license grants to imagery value-added resellers or distributors and other associated rights, and sales of services, products or inventory in the ordinary course of business; (ii) a transfer of assets by the Company to any of its Restricted Subsidiaries or by a Restricted Subsidiary to the Company; (iii) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to a Wholly Owned Restricted Subsidiary of the Company; (iv) an exchange of an asset held by the Company or a Restricted Subsidiary for an asset of a third party upon a determination by the disinterested members of the Board of Directors of the Company made in good faith (evidenced by a resolution approved by a majority of the disinterested members of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) that the asset received by the Company or a Restricted Subsidiary in such exchange
(x) is a Related Asset, (y) has a Fair Market Value at least equal to the fair market value of the asset transferred by the Company or such Restricted Subsidiary and (z) is usable in the ordinary course of the Company's business to at least the same extent as the asset transferred by the Company or such Restricted Subsidiary; (v) sales or dispositions of damaged, worn out or other obsolete property in the ordinary course of business so long as such property is no longer necessary for the proper conduct of the business of the Company or any of its Restricted Subsidiaries; and (vi) a Restricted Payment that is permitted by the covenant entitled "Restricted Payments" will not be deemed to be Asset Sales.

     "Business Assets" means any hardware, software, technology, intellectual property, or other rights in or assets (or, in the case of clause (vi), inventory) relating to (i) the remote imaging satellites owned and/or operated by ORBIMAGE on the Issue Date, (ii) the OrbView Satellites, (iii) the Replacement Satellites, (iv) any other remote imaging satellites developed, constructed or acquired by ORBIMAGE, (v) the ground segment (or any components thereof) related to the operation of, and processing of data from, the satellites described in clauses (i)-(v) above, and (vi) the Company's imagery catalogue and archive.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means:

          (i) in the case of a corporation, corporate stock;

          (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (iii) in the case of a partnership, partnership interests (whether general or limited); and

          (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Consideration" means any consideration received from an Asset Sale in the form of cash or Cash Equivalents, in either case in U.S. dollars or freely convertible into U.S. dollars.

     "Cash Equivalents" means:

          (i) United States dollars;

          (ii) Government Securities;

          (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances or money market deposit accounts with maturities not exceeding six months and overnight bank deposits, in each case with any Eligible Institution;

          (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any Eligible Institution;

          (v) commercial paper having the highest rating obtainable from Moody's or S&P and in each case maturing within six months after the date of acquisition; and

          (vi) mutual funds or other pooled investment vehicles investing solely in investments of the types described in (i) through (v) above.

     "Change of Control" means:

          (i) the failure by Orbital to hold at least 12,600,000 shares of Common Stock of the Company (being 50% of the shares of Common Stock held by Orbital on May 8, 1997), adjusted for stock splits, stock combinations and the like;

          (ii) the failure by Orbital to hold at least thirty percent (30%) of the Common Stock of the Company on a fully diluted basis, without giving effect to the conversion of Capital Stock of the Company issued as a dividend paid-in-kind with respect to shares of Series A Preferred Stock or Capital Stock of the Company issued pursuant to options granted under the Stock Option Plan or any other option plan adopted for the benefit of the Company's employees or directors;

          (iii) the direct or indirect acquisition of beneficial ownership of Voting Equity Interests of the Company by any Person or group of Persons acting in concert, in an amount greater than the amount of Voting Equity Interests held contemporaneously by Orbital except (x) purchases by record holders of Series A Preferred Stock as of the Issue Date (and their affiliates, to the extent that such holders are permitted to transfer their shares of Series A Preferred Stock to affiliates under the Amended and Restated Stock Purchase Agreement, dated February 25, 1998 ("Series A Affiliates")) from other holders of Series A Preferred Stock and their Series A Affiliates and (y) purchases permitted pursuant to the Series A Holders' subscription rights under Section 4.1 of the Stockholders' Agreement;

          (iv) the acquisition of the Company, or the sale, lease, transfer, conveyance or other disposition, in one transaction or a series of related transactions, directly or indirectly, including through a liquidation or dissolution, of all or substantially all of the assets of the Company and its Restricted Subsidiaries or the combination of the Company or all or substantially all its assets with another Person (other than any such transfer to any Wholly Owned Restricted Subsidiary of the Company), unless the acquiring or surviving Person shall be a corporation more than fifty percent (50%) of the combined voting power of which corporation's then outstanding Voting Equity Interests, after giving effect to such acquisition or combination, are owned, immediately after such acquisition or combination, by the owners of the Voting Equity Interests of the Company outstanding immediately prior to such acquisition or combination;

          (v) the adoption of a plan relating to the liquidation or dissolution of the Company (other than any such liquidation or dissolution to or for the benefit of any Wholly Owned Restricted Subsidiary of the Company);

          (vi) the failure by the Company to obtain any applicable License (or License amendment, as applicable) so that it is in full force and effect within thirty (30) days prior to the scheduled launch of any of the OrbView Satellites;

          (vii) the revocation of any License necessary to operate OrbView-2 or the OrbView Satellites consistent with the Company's current and planned commercial operations and which revocation is not cured within thirty (30) days of the occurrence thereof or such later date when all applicable appeals have been finally determined, if during such appeal period the Company has received regulatory approval to continue operations under the License pending the outcome of such appeals; or

          (viii) at any time prior to the latest to occur of (a) the successful in-orbit checkout of the imaging satellite known as OrbView-3, (b) a Qualifying Public Offering or (c) the business day next following the end of a 180 consecutive day period during which the average closing price per share of the Company's Common Stock shall have exceeded the Threshold Price (as defined in the definition of "Qualifying Public Offering" below) then in effect, and unless consented to in writing by the holders of at least fifty percent (50%) of the shares of Series A Preferred Stock then outstanding, the acquisition by any Person or group of Persons acting in concert of beneficial ownership, direct or indirect, of securities of Orbital representing thirty-five percent (35%) or more of the combined voting power of Orbital's then outstanding equity securities and at any time thereafter either (x) less than a majority of Orbital's board of directors shall be Continuing Directors or (y) there shall be an announcement by Orbital or such acquiring Person or group of Persons or the approval of a business plan by Orbital's Board of Directors, in either case that indicates an intention to de-emphasize or curtail the relationship between the Company and Orbital.

     "Collateral Agent" means the collateral agent under the Pledge Agreement.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period,

     (a) plus, to the extent deducted or otherwise excluded in computing such Consolidated Net Income:

          (i) an amount equal to any extraordinary loss plus any net loss realized in connection with a sale of assets;

          (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period;

          (iii) Consolidated Interest Expense; and

          (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period;

     (b) minus, to the extent added or otherwise included in computing Consolidated Net Income, consolidated interest income of such Person and its Restricted Subsidiaries for such period and non-cash items increasing such Consolidated Net Income (including, without limitation, (x) unrealized currency exchange gains and (y) amortized non-cash contract revenues related to (i) cash received prior to the Issue Date and (ii) cash received subsequent to the date hereof that is specifically intended to fund capital expenditures, including, but not limited to that certain contract between Orbital and the U.S. Air Force with respect to hyperspectral imagery, in each case, on a consolidated basis and determined in accordance with GAAP). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of any such Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be distributed by dividend to such Person by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

     "Consolidated Interest Expense" means, with respect to any Person for any period, (a) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financing, and net payments (if any) pursuant to Hedging Obligations) plus (b) the aggregate amount for such period of cash or non-cash dividends on any Disqualified Stock of the Company and its Subsidiaries.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

          (i) the Net Income of any Person that is not a Subsidiary Guarantor or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof;

          (ii) the Net Income of any Restricted Subsidiary that is not a Subsidiary Guarantor shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders;

          (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded;

          (iv) the cumulative effect of a change in accounting principles shall be excluded; and

          (v) the Net Income of any Unrestricted Subsidiary shall be included only to the extent of the amount of dividends or distributions actually paid in cash to the referent Person or a Restricted Subsidiary thereof.

     "Consolidated Net Worth" means, with respect to any Person as of any date:

          (i) the consolidated equity of the equity holders of such Person and its consolidated Restricted Subsidiaries as of such date; plus

          (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred Equity Interests (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock; minus

          (iii) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going-concern business made within 12 months after the acquisition of such business) subsequent to the date of the Indenture in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person; minus

          (iv) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries; minus

          (v) all unamortized debt discount and expense and unamortized deferred charges as of such date.

     "Consolidated Tangible Net Assets" means, with respect to any Person, the Consolidated Net Worth of such Person less goodwill and any other intangible assets shown on the consolidated balance sheet of such Person and its Restricted Subsidiaries.

     "Continuing Director" means a director of Orbital that is a director on the Issue Date or is nominated as a director by a majority of Orbital's Board of Directors, which majority consists of directors in place for at least 12 months (other than in connection with replacements or vacancies occurring in the ordinary course) prior to the acquisition representing 35% or more of the combined voting power of Orbital's outstanding equity securities.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities or commercial paper facilities with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event: (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise at the option of the holder thereof; or (ii) is redeemable or is convertible or exchangeable for Indebtedness at the option of the holder thereof, in whole or in part, on or prior to the date on which the Notes are repaid, redeemed or retired in full; provided however, that Disqualified Stock shall not include any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption "--Certain Covenants--Restricted Payments." The Series A Preferred Stock shall not be Disqualified Stock.

     "Eligible Institution" means a domestic commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A" or higher according to S&P or Moody's at the time as of which any investment or rollover therein is made.

     "Eligible Receivables" means the accounts receivable of the Company (net of accounts more than 90 days past due and reserves and allowances for doubtful accounts determined in accordance with GAAP).

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of the Company in existence on the Issue Date, until such amounts are repaid.

     "Fair Market Value" means, with respect to any asset, the sale value that would be obtained in an arm's-length free market transaction, between a willing seller and a willing buyer, neither of which is under pressure or compulsion to complete the transaction; provided that the Fair Market Value of any such asset or assets shall be determined by the Board of Directors of the Company, acting in good faith and by unanimous resolution, and which determination shall be evidenced by an Officers' Certificate delivered to the Trustee.

     "Fixed Asset Financing" means Indebtedness that is secured by ground-based equipment and other tangible assets of the Company or a sale and leaseback transaction with respect to such assets, in which case the Attributable Debt shall be treated as Indebtedness for purposes of this definition.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession and which are in effect on the Issue Date.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" or "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under: (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; (ii) foreign currency hedge obligations; and (iii) other agreements or arrangements designed to protect such Person against fluctuations in interest and foreign currency rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable to the extent that any such accrued expense or trade payable is not more than 90 days overdue or is otherwise being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person and, in the event such indebtedness is not assumed by, and is otherwise non-recourse to, such Person, the amount of such indebtedness shall be deemed to equal the greater of book value or Fair Market Value), all obligations to purchase, redeem, retire, defease or otherwise acquire for value any Disqualified Stock or any warrants, rights or options to acquire such Disqualified Stock valued, in the case of Disqualified Stock, at the greatest amount payable in respect thereof on a liquidation (whether voluntary or involuntary) plus accrued and unpaid dividends, the liquidation value of any preferred stock issued by Subsidiaries of such Person, plus accrued and unpaid dividends, and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; and provided, that "Indebtedness" shall be calculated without duplication and after elimination of Intercompany Indebtedness (as defined in clause (vi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock").

     "Indebtedness to Capital Ratio" means, on any date of determination for the Company and its Restricted Subsidiaries, on a consolidated basis, the ratio (expressed as a percentage) of Indebtedness on such date to Total Invested Capital on such date.

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

     "Indebtedness to Cash Flow Ratio" means, with respect to any Person as of any date of determination, the ratio of:

          (i) total Indebtedness of such Person and its Restricted Subsidiaries as of such date; to

          (ii) two times Consolidated Cash Flow of such Person and its Restricted Subsidiaries for the two most recently ended fiscal quarters for which financial statements of such Person are available (the "Measurement Period");

provided, however, that: (a) in making such computation, the total Indebtedness of such Person and its Restricted Subsidiaries shall include the total amount of funds outstanding under any credit facilities; and (b) in the event such Person or any of its Restricted Subsidiaries consummates a material acquisition or sale of assets, or issues or redeems Disqualified Stock subsequent to the commencement of the Measurement Period, then the Indebtedness to Cash Flow Ratio shall be calculated giving pro forma effect to such material acquisition, sale of assets or issuance or redemption of Disqualified Stock as if the same had occurred at the beginning of the Measurement Period. For purposes of this definition, whenever the pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Company.

     "Independent Financial Advisor" means an accounting, appraisal or investment banking firm of nationally recognized standing that is, in the good faith judgment of the Board of Directors of the Company (evidenced by a resolution of the majority of the Board of Directors of the Company as set forth in an Officers' Certificate delivered to the Trustee), qualified to perform the task for which it has been engaged and is disinterested and independent with respect to the Company and its Affiliates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans, guarantees, advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common Equity Interests (other than Disqualified Stock) of the Company shall not be deemed to be an Investment. Notwithstanding the foregoing, Investments shall not include advance payments for satellite capacity or imagery related services or products in the ordinary course of business.

     "Joint Venture" means a Person in a Related Business in which the Company or one of its Subsidiaries holds 50% or less of the Voting Equity Interests.

     "License" means any Federal Communications Commission license or Department of Commerce license issued to the Company relating to the operation of OrbView-2 or the OrbView Satellites (including the Department of Commerce license and the Federal Communications Commission license currently owned by Orbital relating to the operation of OrbView-2).

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Marketable Securities" means: (i) Government Securities or, for purpose of determining whether such Government Securities may serve as substitute Pledged Securities, Government Securities having a maturity date on or before the date on which the payments of interest (or principal) on the Notes to which such Government Securities are pledged occur; (ii) any certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution; (iii) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of the

Company) with a rating at the time as of which any investment therein is made, of "A-1" (or higher) according to S&P or "P-1" (or higher) according to Moody's;
(iv) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution; and (v) any fund investing exclusively in investments of the types described in clauses (i) through (iv) above.

     "Moody's" means Moody's Investors Service, Inc.

     "Net Income" means, with respect to any Person, the net income (or loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however,

          (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with:

             (a) any sale of assets (including, without limitation, dispositions pursuant to Sale and Leaseback Transactions); or

             (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

          (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means (a) with respect to any Asset Sale, the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of such Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements and provided that any such amount not so required to be paid for taxes shall be deemed to constitute Net Proceeds at the time such amount is not retained for such purpose), amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets (including Equity Interests) that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets (including Equity Interests) established in accordance with GAAP (provided that the amount of any such reserve shall be deemed to constitute Net Proceeds at the time such reserve shall have been released or is not otherwise required to be retained for such purpose) and (b) with respect to any issuance or sale of Capital Stock, the proceeds of such issuance or sale in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not interest, component thereof) when received in the form of cash or Cash Equivalents (except to the extent such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary of the Company) and proceeds from the conversion of other property received when converted to cash or Cash Equivalents, net of legal, accounting and investment banking fees, discounts and sales commissions and net of taxes paid or payable as a result thereof.

     "Non-Recourse Debt" means Indebtedness:

          (i) as to which neither the Company nor any of its Restricted
     Subsidiaries:

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

             (b) is directly or indirectly liable (as a guarantor or otherwise); or

             (c) constitutes the lender;

          (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its Stated Maturity; and

          (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of any of the Company or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Officers' Certificate" means, with respect to any Person, a certificate signed by the Chief Executive Officer or President and the chief financial and accounting officer of such Person.

     "Orbital" means Orbital Sciences Corporation, a Delaware corporation, or any successor entity whether by merger, sale of all or substantially all its assets or otherwise.

     "Orbital Agreements" means each of the Procurement Agreement between the Company and Orbital, dated as of November 18, 1996, as amended on May 8, 1997 and December 31, 1997, the Amended and Restated ORBIMAGE Services Agreement between Orbital and the Company, dated as of December 31, 1997; the Non-Compete and Teaming Agreement between the Company and Orbital, dated as of May 8, 1997; the OrbView-2 License Agreement between the Company and Orbital, dated as of May 8, 1997; the Software License Agreement between the Company and Earth Observation Sciences dated March 14, 1996, as amended; and the Software Maintenance and Support Agreement between the Company and Earth Observation Sciences, dated as of October 1, 1997; each agreement as in effect as of the Issue Date and as amended from time to time if such amendment is not prohibited by the Indenture.

     "OrbView Satellites" means each of the high-resolution satellites currently designated as OrbView-3 and OrbView-4 under the Procurement Agreement, and any Replacement Satellite.

     "Permitted Investment" means:

          (i) any Investments in the Company or any Wholly Owned Restricted Subsidiary of the Company;

          (ii) any Investments in cash or Cash Equivalents;

          (iii) Investments by the Company or any of its Restricted Subsidiaries in a Person if, as a result of such Investment:

             (a) such Person becomes a Restricted Subsidiary of the Company; or

             (b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or any Restricted Subsidiary of the Company;

          (iv) any Investment made as a result of the receipt of non-Cash Consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "Repurchase at the Option of Holders--Limitation on Sales of Assets and Subsidiary Interests";

          (v) any Investment made with Excess Proceeds remaining after the consummation of an Asset Sale Offer as described above under the caption "Repurchase at the Option of Holders--Limitation on Sales of Assets and Subsidiary Interests;"

          (vi) any Investment made by the Company or any of its Restricted Subsidiaries in any Unrestricted Subsidiary using the proceeds of a substantially concurrent contribution to the equity capital of the Company; and

          (vii) any Investment made by the Company or any of its Restricted Subsidiaries in a Related Business, Related Satellite Business or a Joint Venture; provided that at the time any such Investment is made, such Investment will not cause the aggregate amount of Investments at any one time outstanding (x) $10 million or (y) 7.5% of the Consolidated Net Worth of the Company.

     "Permitted Liens" means:

          (i) Liens securing the Notes;

          (ii) Liens in favor of the Company;
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

          (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any of its Restricted Subsidiaries; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or its Restricted Subsidiary;

          (iv) Liens on property existing at the time of acquisition thereof by the Company or any of its Restricted Subsidiaries, provided that such Liens were in existence prior to the contemplation of such acquisition;

          (v) Liens to secure the performance of statutory obligations, surety, appeal or performance bonds or other obligations of a like nature or mechanics' or purchase money Liens incurred in the ordinary course of business;

          (vi) Liens existing on the Issue Date;

          (vii) Liens on inventory, accounts receivable or domestic and/or international ground operation centers and related systems securing Indebtedness incurred under clause (i), (vii), (x) or (xi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock", or securing Permitted Refinancing Indebtedness incurred pursuant to the Indenture to refinance Indebtedness incurred under clause (i), (viii), (x) or (xi) of the covenant entitled "Incurrence of Indebtedness or Issuance of Disqualified Stock";

          (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

          (ix) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business), (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or its Subsidiaries and (c) are not for the benefit of an Affiliate of the Company; and

          (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Pledge Account" means the account established with the Collateral Agent pursuant to the terms of the Pledge Agreement for the deposit of the Pledged Securities.

     "Pledge Agreement" means the Pledge Agreement dated as of the date of the Indenture by and between the Company and the Collateral Agent governing the Pledge Account.

     "Pledged Securities" means the U.S. government securities purchased by the Company with a portion of the net proceeds from the Units Offering to be deposited in the Pledge Account and pledged as security for the Notes.

     "Qualifying Public Offering" means a public offering of Common Stock registered under the Securities Act (i)(a) that shall have resulted in an aggregate price to the public of not less than $30 million or (b) that involves the sale to the public of Common Stock constituting at least twenty percent (20%) of the Common Stock immediately outstanding after the offering, in either case at a price per share of Common Stock equal to or greater than the Threshold Price and (ii) that shall have resulted in listing or admission to trading of the Common Stock on the New York Stock Exchange, a national securities exchange, the NASDAQ National Market System or NASDAQ over-the-counter market. For the purposes of this definition, Threshold Price means (i) as of any date through May 1, 1999, 100% of the then current Conversion Price, (ii) from May 2,

1999 through May 1, 2000, the then current Conversion Price, multiplied by the amount (expressed as a percentage) equal to 100% plus the result of 30% times a fraction, the numerator of which is the number of days after May 1, 1999 the calculation of the Threshold Price occurs and the denominator of which is 365,
(iii) from May 2, 2000 through May 1, 2001, the then current Conversion Price, multiplied by the amount (expressed as a percentage) equal to 130% plus the result of 20% times a fraction, the numerator of which is the number of days after May 1, 2000, the calculation of the Threshold Price occurs and the denominator of which is 365, and (iv) from May 2, 2001 forward, 150% of the then current Conversion Price.

     "Related Asset" means any asset used in connection with a Related Business or Related Satellite Business.

     "Related Business" means any Related Satellite Business and any business relating to the worldwide acquisition, marketing, processing and sales of remote imagery-based products and services.

     "Related Satellite Business" means any business relating to the design, development, and operation of remote imaging satellites and the worldwide marketing and sales of satellite-based remote imagery-based products and services.

     "Replacement Satellite" means any satellite constructed to replace an OrbView Satellite in the event of a failure of such OrbView Satellite; provided, however, that any such Replacement Satellite shall not include hyperspectral imagery capacity, if it is determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee) that hyperspectral imagery is not required to maintain the competitiveness of the Company's satellites.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of such Person that is not an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" means any direct or indirect arrangement pursuant to which any property (other than Capital Stock) or assets is sold by a Person or a Subsidiary and is thereafter leased back from the purchaser or transferee thereof by such Person or one or more of its Subsidiaries, except a Fixed Asset Financing.

     "S&P" means Standard & Poor's Ratings Services.

     "Securities Act" means the Securities Act of 1933, as amended.

     "Series A Preferred Stock" means the Series A Cumulative Convertible Preferred Stock, $.01 par value, of the Company.

     "Series A Offering" means the sale of additional shares of Series A Preferred Stock that will be consummated concurrent with the closing of the Units Offering.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, when used with respect to any Note, March 1, 2005.

     "Stock Purchase Agreement" means the Series A Preferred Stock Purchase Agreement, dated May 7, 1997, as amended, by and among the Company and the purchasers of Series A Preferred Stock, as in effect on the Issue Date.

     "Stockholders' Agreement" means the agreement by and among the Company and its stockholders, dated May 8, 1997, as amended, as in effect on the Issue Date.

     "Stock Option Plan" means the Orbital Imaging Corporation 1996 Stock Option Plan, adopted as of November 15, 1996 and any successor stock option plan adopted for the benefit of the Company's directors and/or employees.

     "Subsidiary" means, with respect to any Person:

          (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

          (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or
     (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

     "Subsidiary Guarantee" means any Guarantee of the Company's obligations under the Indenture and the Notes given by a Subsidiary Guarantor.

     "Subsidiary Guarantor" means any Person that becomes a Restricted Subsidiary after the date of the Indenture.

     "Total Invested Capital" means, as of any date of determination, the sum of
(a) total Indebtedness as of such date and (b) $88 million plus the aggregate proceeds received by the Company or any Restricted Subsidiary in respect of the issuance of Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary, including the fair value of property other than cash (as determined in good faith by the Board of Directors of the Company (evidenced by a resolution approved by at least a majority of the Board of Directors of the Company and set forth in an Officers' Certificate delivered to the Trustee), less any redemptions of, or dividends or other distributions on, Capital Stock of the Company made after the Issue Date and on or prior to the date of determination.

     "Unrestricted Subsidiary" of a Person means any Subsidiary of such Person that is designated by such Person as an Unrestricted Subsidiary, but only if and for so long as such Subsidiary:

          (i) has no Indebtedness other than Non-Recourse Debt;

          (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

          (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation:

             (1) to subscribe for additional Equity Interests; or

             (2) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results;

          (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of any of the Company or any of its Restricted Subsidiaries; and

          (v) in the case of a corporate entity or limited liability company, has at least one director on its board of directors and at least one executive officer, in each case who is not a director or executive officer of the Company or any of its Restricted Subsidiaries.

     "Voting Equity Interests" means the Equity Interest in a corporation or other Person with voting power under ordinary circumstances entitling the holders thereof to elect or appoint the board of directors, executive committee or other governing body of such corporation or Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

          (i) the sum of the products obtained by multiplying: (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

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

          (ii) the then outstanding principal of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person and one or more other Wholly Owned Restricted Subsidiaries of such Person.

                    PROVISIONS APPLICABLE TO ALL SECURITIES

BOOK-ENTRY, DELIVERY AND FORM

     Except as set forth in the next paragraph, the Exchange Notes will initially be issued in the form of one or more Global Notes (the "Global Notes"). The Global Notes will be deposited on the date of the closing of the sale of the Exchange Notes offered hereby (the "Exchange Closing Date") with, or on behalf of, the Depositary and registered in the name of Cede & Co., as nominee for the Depositary (such nominee being referred to herein as the "Global Note Holder").

     Exchange Notes that are issued as described below under "--Certificated Securities" will be issued in registered form (the "Certificated Securities"). Upon the transfer of Certificated Securities, such Certificated Securities may, unless the Global Notes have previously been exchanged for Certificated Securities, be exchanged for an interest in a Global Note representing the principal amount of Notes being transferred.

     The Depositary is a limited-purpose trust company which was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Initial Purchaser), banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

     The Company expects that pursuant to procedures established by the Depositary (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants with portions of the principal amount of the Global Notes and (ii) ownership of the Exchange Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary' Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Notes will be limited to such extent.

     So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole owner or holder of such Exchange Notes outstanding under the Indenture. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the Trustee thereunder. The ability of a Person having a beneficial interest in Exchange Notes represented by a Global Note to pledge such interest to Persons or entities that do not participate in the Depositary's system or to otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

     None of the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Exchange Notes by the Depositary, or for maintaining, supervising or reviewing any records of the Depositary relating to such Exchange Notes.

     Payments in respect of the principal of, premium, if any, interest and Liquidated Damages, if any, on any Exchange Notes registered in the name of a Global Note Holder on the applicable record date will be payable by the Trustee to or at the direction of such Global Note Holder in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the Persons in whose names the Exchange Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes (including principal, premium, if any, interest and Liquidated Damages, if any).

     The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payment, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

CERTIFICATED SECURITIES

     Subject to certain conditions, any Person having a beneficial interest in a Global Note may, upon request to the Company or the Trustee, exchange such beneficial interest for Exchange Notes in the form of Definitive Notes. Upon any such issuance, the Trustee is required to register such Exchange Notes in the name of, and cause the same to be delivered to, such Person or Persons. In addition, if (i) the Company notifies the Trustee in writing that the Depositary is no longer willing or able to act as a depositary and the Company is unable to appoint a qualified successor within 90 days or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Exchange Notes in the form of Definitive Notes under the Indenture, then, upon surrender by the relevant Global Note Holder of its Global Note, Exchange Notes in such form will be issued to each Person that the Depositary identifies as the beneficial owner of the related Exchange Notes.

     Neither the Company nor the Trustee shall be liable for any delay by the Depositary in identifying the beneficial owners of the related Exchange Notes and each such Person may conclusively rely on, and shall be protected in relying on, instructions from the Depositary for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Exchange Notes to be issued).

SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Exchange Notes represented by the Global Securities (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Security Holder. With respect to Certificated Securities, the Company will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no such account is specified, by mailing a check to each such holder's registered address. The Exchange Notes represented by the Global Notes are expected to trade in the Depositary's Same Day Funds Settlement System, and any permitted secondary market trading activity in such Exchange Notes will therefore be required by the Depositary to be settled in immediately available funds. The Company expects that secondary trading in the Certificated Securities will also be settled in immediately available funds.

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES


     Latham & Watkins, counsel to the Company, has advised the Company that the following discussion expresses its opinion as to the material U.S. federal tax consequences relevant to the exchange of Original Notes for Exchange Notes and the ownership and disposition of Exchange Notes by persons who (a) acquired Original Notes on original issue for cash and (b) hold Original Notes and Exchange Notes as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The opinion of Latham & Watkins is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Such opinion is based upon the Code, Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements, and judicial decisions now in effect, all of which are subject to change at any time by legislative, administrative, or judicial action, possibly with retroactive effect. The discussion does not discuss every aspect of U.S. federal taxation that may be relevant to a particular taxpayer in light of their personal circumstances or to persons who are otherwise subject to a special tax treatment (including, without limitation, banks, broker-dealers, insurance companies, pension and other employee benefit plans, tax exempt organizations and entities, persons holding Notes as a part of a hedging or conversion transaction or a straddle, certain hybrid entities and owners of interests therein and holders whose functional currency is not the U.S. dollar) and it does not discuss the effect of any applicable U.S. state and local or non-U.S. tax laws. The Company has not sought and will not seek any rulings from the IRS concerning the tax consequences of the exchange of Original Notes for Exchange Notes and the ownership and disposition of Exchange Notes and, accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below. EACH HOLDER IS URGED TO CONSULT SUCH HOLDER'S OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF EXCHANGING ORIGINAL NOTES FOR EXCHANGE NOTES AND OWNING AND DISPOSING EXCHANGE NOTES, AS WELL AS ANY TAX CONSEQUENCES APPLICABLE UNDER THE LAWS OF ANY U.S. STATE, LOCAL, OR NON-U.S. TAXING JURISDICTION.


U.S. HOLDERS

     This Section summarizes certain U.S. federal income tax consequences of the exchange of Original Notes for Exchange Notes and the ownership and disposition of Exchange Notes by "U.S. Holders." The term "U.S. Holder" refers to a person that is classified for U.S. federal tax purposes as a United States person. For this purpose, a United States person includes (i) a citizen or resident of the United States, (ii) a corporation, limited liability company, or partnership created or organized in the United States or under the laws of the United States or of any state or political subdivision thereof, unless in the case of a partnership, Treasury Regulations provide otherwise, (iii) an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust. Notwithstanding the preceding sentence, to the extent provided in Treasury Regulations, certain trusts in existence on August 20, 1996, and treated as United States persons prior to such date that elect to continue to be treated as United States persons, shall also be considered U.S. Holders.


     Exchange of Notes. The exchange of Original Notes for the Exchange Notes pursuant to the Exchange Offer will not be treated as an "exchange" for federal income tax purposes, because the Exchange Notes will not be considered to differ materially in kind or extent from the Original Notes. Accordingly, the exchange of Original Notes for Exchange Notes will not be a taxable event to holders for federal income tax purposes. Moreover, the Exchange Notes will have the same tax attributes and tax consequences to holders as the Original Notes had to holders, including, without limitation, the same issue price, adjusted issue price, original issue discount ("OID"), adjusted tax basis and holding period. The tax attributes and tax consequences of ownership and disposition of the Original Notes and, thus, of the Exchange Notes (collectively, the "Notes"), are summarized below.


     Stated Interest. Stated interest paid or accrued on the Notes will be taxable to a U.S. Holder as ordinary income in accordance with the holder's method of accounting for federal income tax purposes.

     Original Issue Discount. The Original Notes were issued with OID for U.S. federal income tax purposes. The amount of OID on an Original Note equals the excess of the "stated redemption price at maturity" of an Original Note over its "issue price." The "stated redemption price at maturity" of an Original Note will equal the sum of its principal amount plus all other payments thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or other property (other than debt instruments of the Company) at least annually at a single fixed rate). The Company has determined that the portion of the purchase price originally paid for each Unit which was properly allocable to each Original Note and, thus, the "issue price" of each $1,000 Original Notes, equaled $940. Although this allocation is not binding on the IRS, each U.S. Holder is bound by the Company's allocation, unless a disclosure statement is attached to the timely filed U.S. federal income tax return of the U.S. Holder for its taxable year in which it acquired the Original Notes.

     Each U.S. Holder (whether reporting on the cash or accrual basis of accounting for tax purposes) will be required to include in taxable income for any particular taxable year the daily portion of the OID described in the preceding paragraph that accrues on the Note for each day during the taxable year on which such U.S. Holder holds the Note. Thus, a U.S. Holder will be required to include OID in income in advance of the receipt of the cash to which such OID is attributable. The daily portion is determined by allocating to each day of an accrual period (generally, the period between interest payments or compounding dates) a pro rata portion of the OID allocable to such accrual period. The amount of OID that will accrue during an accrual period is the product of the "adjusted issue price" of the Note at the beginning of the accrual period multiplied by the yield to maturity of the Note less the amount of any qualified stated interest allocable to such accrual period. The "adjusted issue price" of a Note at the beginning of an accrual period will equal its issue price, increased by the aggregate amount of OID that has accrued on the
Note in all prior accrual periods, and decreased by any payments made during all prior accrual periods of amounts included in the stated redemption price at maturity of the Note.

     Sale, Retirement, or Other Taxable Disposition of Notes. Upon the sale, retirement or other taxable disposition of a Note, a U.S. Holder will recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor (except to the extent attributable to the payment of accrued and unpaid interest on the Notes, which generally will be taxed as ordinary income), and the U.S. Holder's adjusted tax basis in the Notes. A U.S. Holder's tax basis in a Note will initially equal the price paid for such Note and will subsequently be increased by the OID includible in such U.S. Holder's taxable income under the rules described in "--Original Issue Discount," above, and will be reduced by any payments received on the Note of amounts included in the stated redemption price at maturity of the Note. Any such gain or loss recognized by a U.S. Holder upon the sale, retirement or other taxable disposition of a Note will be capital gain or loss. In the case of a non-corporate U.S. Holder, such capital gain will be subject to tax at a reduced rate if the Note is held for more than one year, and will be eligible for a further reduced rate if the Note is held more than 18 months.

     Holders of Notes should be aware that the market discount rules may affect resale of the Notes. If a subsequent purchaser of a Note purchases the Note at a "market discount" and thereafter recognizes gain upon its disposition, such gain will be taxable as ordinary interest income (rather than capital gain) to the extent of the "market discount" that has accrued (and has not otherwise been included in income pursuant to an election made by such subsequent purchaser) during the period the subsequent purchaser held such Note. Generally, "market discount" will exist on the purchase of a Note if the purchase price is less than the adjusted issue price of the Note and any such market discount will accrue over the remaining term of the Note on a straight line basis or, at the election of the subsequent purchaser, on a constant yield to maturity basis.

     Liquidated Damages. The Company intends to take the position that the Liquidated Damages described above under "Description of the Notes and Description of Warrants--Registration Rights; Liquidated Damages" are taxable to U.S. Holders as ordinary income in accordance with the U.S. Holder's usual method of income tax accounting. The IRS may take a different position, however, which could affect the timing of a U.S. Holder's income with respect to the Liquidated Damages.

     Information Reporting; Backup Withholding. The Company is required to furnish to record holders of the Notes, other than corporations and other exempt holders, and to the IRS, information with respect to interest paid and the amount of OID accrued on the Notes.

     Certain U.S. Holders may be subject to backup withholding at the rate of 31% with respect to interest and OID paid on the Notes or with respect to proceeds received from a disposition of the Notes. Generally, backup withholding applies only if (i) the payee fails to furnish a correct taxpayer identification number ("TIN") to the payor in the manner required or fails to demonstrate that it otherwise qualifies for an exemption, (ii) the IRS notifies the payor that the TIN furnished by the payee is incorrect, (iii) the payee has failed to report properly the receipt of a "reportable payment" on one or more occasions and the IRS has notified the payor that withholding is required, or (iv) the payee fails (in certain circumstances) to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such holder is not subject to backup withholding. Backup withholding is not an additional tax but, rather, is a method of tax collection. U.S. Holders will be entitled to credit any amounts withheld under the backup withholding rules against their actual tax liabilities provided the required information is furnished to the IRS.

NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the exchange of Original Notes for Exchange Notes and the ownership and disposition of Exchange Notes by "Non-U.S. Holders." The term "Non-U.S. Holder" refers to a person that is not classified for U.S. federal tax purposes as a "United States person," as defined in "--U.S. Holders," above. Prospective investors who are Non-U.S. Holders are urged to consult their tax advisors regarding the United States federal income tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

     Exchange of Notes. The exchange of Original Notes for the Exchange Notes pursuant to the Exchange Offer should not be a taxable event to Non-U.S. Holders for U.S. federal income tax purposes.

     Interest and OID. In general, a Non-U.S. Holder will not be subject to U.S. federal income tax or regular withholding tax with respect to stated interest or OID received or accrued on the Notes so long as (a) the interest and OID is not effectively connected with the conduct of a trade or business within the United States, (b) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (c) the Non-U.S. Holder is not a controlled foreign corporation that is related to the Company actually or constructively through stock ownership, and (d) the Non-U.S. Holder certifies, under penalties of perjury that such Holder is not a U.S. Holder and provides such Holder's name and address.

     Gain on Disposition of Notes. Non-U.S. Holders generally will not be subject to U.S. federal income taxation on gain recognized on a disposition of Notes so long as (i) the gain is not effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States and (ii) in the case of a Non-U.S. Holder who is an individual, such Non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

     Federal Estate Taxes. A Note held by an individual who, at the time of death, is not a citizen or resident of the United States generally will not be subject to U.S. federal estate tax as a result of such individual's death if (i) the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and, (ii) at the time of the individual's death, interest payments with respect to such Note would not have been effectively connected with the conduct by such individual of a trade or business in the United States.

     U.S. Information Reporting Requirements and Backup Withholding
Tax. Generally, payments of interest, OID, premium or principal on the Notes to Non-U.S. Holders will not be subject to information reporting or backup withholding if the Non-U.S. Holder certifies, under penalties of perjury, that such Holder is not a U.S. Holder and provides such Holder's name and address.

     Non-U.S. Holders will not be subject to information reporting or backup withholding with respect to the payment of proceeds from the disposition of Notes effected by, to or through the foreign office of a broker;

provided, however, that if the broker is a U.S. person or a U.S.-related person, information reporting (but not backup withholding) would apply unless the broker has documentary evidence in its records as to the Non-U.S. Holder's foreign status (and has no actual knowledge to the contrary), or the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption. Non-U.S. Holders will be subject to information reporting and backup withholding at a rate of 31% with respect to the payment of proceeds from the disposition of Notes, effected by, to or through the U.S. office of a broker, unless the Non-U.S. Holder certifies as to its non-U.S. status under penalty of perjury or otherwise establishes an exemption.

     Amounts withheld under the backup withholding rules do not constitute a separate U.S. federal income tax. Rather, amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against such Non-U.S. Holder's U.S. federal income tax liability and any amounts withheld in excess of such Non-U.S. Holder's U.S. federal income tax liability would be refunded, provided that the required information is furnished to the IRS.

     Recently, the Treasury Department promulgated final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not significantly alter the substantive withholding and information reporting requirements but unify certain certification procedures and forms and clarify reliance standards. Under the final regulations, special rules apply which permit the shifting of primary responsibility for withholding to certain financial intermediaries acting on behalf of beneficial owners. The final regulations would generally be effective for payments made after December 31, 1999, subject to certain transition rules.

                              PLAN OF DISTRIBUTION

     Each Participating Broker-Dealer that receives Exchange Notes for its own account in connection with the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by Participating Broker-Dealers during the period referred to below in connection with resales of Exchange Notes received in exchange for Original Notes where such Original Notes were acquired by such Participating Broker-Dealers for their own accounts as a result of market-making activities or other trading activities (other than a resale of an unsold allotment from the original sale of Original Notes). The Company has agreed that this Prospectus, as it may be amended or supplemented from time to time, may be used by a Participating Broker-Dealer in connection with resales of such Exchange Notes for a period ending 180 days from the date on which the Exchange Offer Registration Statement is declared effective. However, a Participating Broker-Dealer who intends to use this Prospectus in connection with the resale of Exchange Notes received in exchange for Original Notes pursuant to the Exchange Offer must notify the Company, or cause the Company to be notified, on or prior to the Expiration Date, that it is a Participating Broker-Dealer. Such notice may be given in the space provided for that purpose in the Letter of Transmittal or may be delivered to the Exchange Agent at one of the addresses set forth in the Letter of Transmittal. See "The Exchange Offer--Resales of Exchange Notes."

     The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby. Exchange Notes received by Participating Broker-Dealers for their own accounts in connection with the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such Exchange Notes. Any Participating Broker-Dealer that resells Exchange Notes that were received by it for its own account in connection with the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a Participating Broker-Dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period ending 180 days from the date on which the Exchange Offer Registration Statement is declared effective, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any Participating Broker-Dealer that requests such documents in the Letter of Transmittal.

                                 LEGAL MATTERS

     The validity of the Exchange Notes offered hereby will be passed upon for the Company by Latham & Watkins, Washington, D.C.

                                    EXPERTS

     The financial statements of the Company as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS

                          ORBITAL IMAGING CORPORATION

Independent Auditors' Report................................  F-2
Statements of Operations....................................  F-3
Balance Sheets..............................................  F-4
Statements of Stockholders' Equity..........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Orbital Imaging Corporation:

     We have audited the accompanying balance sheets of Orbital Imaging Corporation (the "Company") as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Orbital Imaging Corporation as of December 31, 1997 and 1996, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                  KPMG Peat Marwick LLP
January 16, 1998
Washington, D.C.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF OPERATIONS

                                          YEARS ENDED                       THREE MONTHS ENDED
                                         DECEMBER 31,                           MARCH 31,
                           -----------------------------------------    --------------------------
                              1995           1996           1997           1997           1998
                           -----------    -----------    -----------    -----------   ------------
                                                                               (UNAUDITED)
Revenues.................  $ 4,566,667    $ 1,055,000    $ 2,061,655    $   108,333   $ 2,416,725
Direct costs.............    7,997,741      4,319,914      6,311,816      1,137,014     4,188,934
                           -----------    -----------    -----------    -----------   -----------
Gross profit (loss)......   (3,431,074)    (3,264,914)    (4,250,161)    (1,028,681)   (1,772,209)
Selling, general and
  administrative
  expenses...............    2,370,899      1,629,874      2,844,355        614,421       987,032
                           -----------    -----------    -----------    -----------   -----------
Loss from operations.....   (5,801,973)    (4,894,788)    (7,094,516)    (1,643,102)   (2,759,241)
Interest income..........           --             --      1,260,762             --     1,043,275
                           -----------    -----------    -----------    -----------   -----------
Loss before benefit for
  income taxes...........   (5,801,973)    (4,894,788)    (5,833,754)    (1,643,102)   (1,715,966)
Benefit for income
  taxes..................           --             --      1,751,468             --     1,715,966
                           -----------    -----------    -----------    -----------   -----------
Net income (loss)........  $(5,801,973)   $(4,894,788)   $(4,082,286)   $(1,643,102)  $        --
                           ===========    ===========    ===========    ===========   ===========

                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                                 BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                                  1996            1997           1998
                                                              ------------    ------------   ------------
                                                                                             (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $ 10,883,142   $128,612,710
  Short-term investments, at market, which approximates
    cost....................................................            --      11,336,751     31,222,549
  Receivables...............................................        50,000         134,163      1,084,773
                                                              ------------    ------------   ------------
    Total current assets....................................        50,000      22,354,056    160,920,032
Property, plant and equipment, at cost, less accumulated
  depreciation of $3,486,260, $5,144,194 and $5,702,972,
  respectively..............................................     9,506,629      11,053,898     10,852,378
Satellites and related rights, at cost, less accumulated
  depreciation and amortization of $9,070,578 and
  $12,947,213, and $15,709,234, respectively................    62,284,878     104,226,147    118,542,460
Long-term investment, at amortized cost.....................            --              --     16,653,508
Other assets................................................       486,468         115,416      4,381,121
                                                              ------------    ------------   ------------
    Total assets............................................  $ 72,327,975    $137,749,517   $311,349,499
                                                              ============    ============   ============

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued expenses.....................  $         --    $  4,335,026   $  7,316,366
  Current portion of deferred revenue.......................     5,669,294       7,725,141      8,343,996
  Deferred tax liabilities, net.............................        53,275         467,550        467,550
                                                              ------------    ------------   ------------
    Total current liabilities...............................     5,722,569      12,527,717     16,127,912
Long-term obligations.......................................                                  141,074,270
Deferred revenue, net of current portion....................    29,717,769      29,667,469     29,990,949
Deferred tax liabilities, net...............................    10,607,953      10,193,678      8,477,712
                                                              ------------    ------------   ------------
    Total liabilities.......................................    46,048,291      52,388,864    195,670,843

Commitments and contingencies
Stockholders' equity:
  Preferred stock, par value $.01, 10,000,000 shares
    authorized;
    Series A $100 cumulative convertible, 2,000,000 shares
      authorized, 0 shares, 392,887 shares and 620,182
      issued and outstanding, respectively (liquidation
      value is $0, $40,074,474, and $64,248,518 at December
      31, 1996 and 1997 and March 31, 1998, respectively)...            --           3,929          6,202
    Series B cumulative, 2,000,000 shares authorized; no
      shares issued and outstanding.........................            --              --             --
    Series C cumulative convertible, 2,000,000 shares
      authorized; no shares issued and outstanding..........            --              --             --
  Common stock, par value $.01, 75,000,000 shares
    authorized; 25,214,000 shares issued and outstanding....            --         252,140        252,140
  Additional paid-in-capital................................    45,920,943     108,828,129    139,143,859
  Accumulated deficit.......................................   (19,641,259)    (23,723,545)   (23,723,545)
                                                              ------------    ------------   ------------
    Total stockholders' equity..............................    26,279,684      85,360,653    115,678,656
                                                              ------------    ------------   ------------
         Total liabilities and stockholders' equity.........  $ 72,327,975    $137,749,517   $311,349,499
                                                              ============    ============   ============

                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                                  SERIES A PREFERRED
                                        STOCK              COMMON STOCK         ADDITIONAL
                                  ------------------   ---------------------     PAID-IN      ACCUMULATED
                                   SHARES    AMOUNT      SHARES      AMOUNT      CAPITAL        DEFICIT         TOTAL
                                  --------   -------   ----------   --------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1994......       --    $   --            --   $     --   $ 20,470,019   $ (8,944,498)  $ 11,525,521
  Capital contributed...........       --        --            --         --     19,180,785             --     19,180,785
  Tax-sharing charge............       --        --            --         --     (4,947,880)            --     (4,947,880)
  Net income (loss).............       --        --            --         --             --     (5,801,973)    (5,801,973)
                                  -------    ------    ----------   --------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1995......       --        --            --         --     34,702,924    (14,746,471)    19,956,453
  Capital contributed...........       --        --            --         --     13,624,941             --     13,624,941
  Tax-sharing charge............       --        --            --         --     (2,406,922)            --     (2,406,922)
  Net income (loss).............       --        --            --         --             --     (4,894,788)    (4,894,788)
                                  -------    ------    ----------   --------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1996......       --        --            --         --     45,920,943    (19,641,259)    26,279,684
  Shares issued in private
    offering, net...............  372,705     3,727            --         --     33,542,767             --     33,546,494
  Issuance of common stock to
    Orbital.....................       --        --    25,200,000    252,000     31,065,829             --     31,317,829
  Issuance of common stock to
    director....................       --        --        14,000        140         50,260             --         50,400
  Preferred stock dividends paid
    in shares...................   20,182       202            --         --           (202)            --             --
  Tax-sharing charge............       --        --            --         --     (1,751,468)            --     (1,751,468)
  Net loss......................       --        --            --         --             --     (4,082,286)    (4,082,286)
                                  -------    ------    ----------   --------   ------------   ------------   ------------
BALANCE, DECEMBER 31, 1997......  392,887    $3,929    25,214,000   $252,140   $108,828,129   $(23,723,545)  $ 85,360,653
  Shares issued in private
    offering, net (unaudited)...  227,295     2,273            --         --     21,315,730             --     21,318,003
  Proceeds from issuance of
    common stock warrants
    (unaudited).................       --        --            --         --      9,000,000             --      9,000,000
  Net income (loss)
    (unaudited).................       --        --            --         --             --             --             --
                                  -------    ------    ----------   --------   ------------   ------------   ------------
BALANCE, MARCH 31, 1998
  (UNAUDITED)...................  620,182    $6,202    25,214,000   $252,140   $139,143,859   $(23,723,545)  $115,678,656
                                  =======    ======    ==========   ========   ============   ============   ============

                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                                                                 THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                     MARCH 31,
                                               -------------------------------------------   --------------------------
                                                   1995            1996           1997          1997           1998
                                               -------------   ------------   ------------   -----------   ------------
                                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  NET INCOME (LOSS)..........................  $  (5,801,973)  $ (4,894,788)  $ (4,082,286)  $(1,643,102)  $         --
  ADJUSTMENTS TO RECONCILE NET INCOME (LOSS)
    TO NET CASH PROVIDED BY (USED IN)
    OPERATING ACTIVITIES:
    Depreciation and amortization expense....      7,777,282      3,981,176      5,536,108     1,050,476      3,451,427
    Loss on disposal of fixed assets.........             --             --          4,244            --             --
    Deferred tax benefit.....................             --             --     (1,751,468)           --     (1,715,966)
    Other non-cash items.....................             --             --             --            --         10,513
  CHANGES IN ASSETS AND LIABILITIES:
    (Increase) decrease in receivables.......       (200,000)       150,000        (84,163)           --       (525,732)
    (Increase) decrease in other assets......        (67,513)      (418,955)       371,052      (149,653)      (264,448)
    Increase in accounts payable and accrued
      expenses...............................             --             --      4,335,026        99,985      2,981,340
    Increase (decrease) in deferred
      revenue................................     (1,900,018)       175,000      2,005,547      (158,333)       942,335
                                               -------------   ------------   ------------   -----------   ------------
        NET CASH PROVIDED BY (USED IN)
          OPERATING ACTIVITIES...............       (192,222)    (1,007,567)     6,334,060      (800,627)     4,879,469
                                               -------------   ------------   ------------   -----------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Capital expenditures.......................     (9,869,134)    (4,657,403)   (40,837,560)   (1,816,180)   (17,435,592)
  Purchase of OrbView-2 license..............     (9,119,429)    (7,959,971)    (8,191,330)   (2,459,047)            --
  Purchases of held-to-maturity investment
    securities...............................             --             --             --                  (32,896,191)
  Purchases of available-for-sale investment
    securities...............................             --             --   (115,750,801)           --     (9,801,017)
  Maturities of available-for-sale investment
    securities...............................             --             --    102,441,541            --      5,400,000
  Sales of available-for-sale investment
    securities...............................             --             --      1,972,509            --        998,780
                                               -------------   ------------   ------------   -----------   ------------
        NET CASH USED IN INVESTING
          ACTIVITIES.........................    (18,988,563)   (12,617,374)   (60,365,641)   (4,275,227)   (53,734,020)
                                               -------------   ------------   ------------   -----------   ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds from issuance of long-term
      obligations, net.......................             --             --             --            --    141,000,000
    Fees paid to issue long-term
      obligations............................             --             --             --            --     (4,733,884)
    Issuance of preferred stock in private
      offering, net of offering expenses.....             --             --     33,546,494            --     21,318,003
    Issuance of common stock.................     19,180,785     13,624,941     31,368,229     5,075,854             --
                                               -------------   ------------   ------------   -----------   ------------
    Proceeds from issuance of common stock
      warrants...............................             --             --             --            --      9,000,000
                                               -------------   ------------   ------------   -----------   ------------
        NET CASH PROVIDED BY FINANCING
          ACTIVITIES.........................     19,180,785     13,624,941     64,914,723     5,075,854    166,584,119
                                               -------------   ------------   ------------   -----------   ------------
NET INCREASE IN CASH AND CASH EQUIVALENTS....             --             --     10,883,142            --    117,729,568

CASH AND CASH EQUIVALENTS, BEGINNING OF
  PERIOD.....................................             --             --             --            --     10,883,142
                                               -------------   ------------   ------------   -----------   ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD.....  $          --   $         --   $ 10,883,142   $        --   $128,612,710
                                               =============   ============   ============   ===========   ============

                See accompanying notes to financial statements.

                          ORBITAL IMAGING CORPORATION

                         NOTES TO FINANCIAL STATEMENTS

(1)  NATURE OF OPERATIONS

     In 1991, the ORBIMAGE operating division of Orbital Sciences Corporation ("Orbital") was established to manage the development of remote imaging satellites that would collect, process, and distribute digital imagery of land areas, oceans and the atmosphere. In 1992, Orbital Imaging Corporation ("ORBIMAGE" or the "Company") was incorporated in Delaware as a wholly-owned subsidiary of Orbital. On May 8, 1997 and July 3, 1997, ORBIMAGE issued preferred stock to private investors to fund a significant portion of the remaining costs of existing projects (the "Private Placement"). Orbital purchased additional common stock, bringing its total common equity invested to approximately $88 million. Also on May 8, 1997, ORBIMAGE executed certain contracts with Orbital whereby all assets and liabilities of Orbital's operating division, ORBIMAGE, were sold to the Company at the historical cost. Accordingly, the accompanying financial statements incorporate the historical accounts and operations of the operating division prior to May 8, 1997, as predecessor financial statements of ORBIMAGE.

     ORBIMAGE has three contracts with Orbital: the ORBIMAGE System Procurement Agreement dated November 18, 1996, as amended (the "System Procurement Agreement"), the OrbView-2 License Agreement dated May 8, 1997 (the "License Agreement"), and the Amended and Restated Administrative Services Agreement dated May 8, 1997 (the "Administrative Services Agreement"). Under the System Procurement Agreement, ORBIMAGE is purchasing (i) the OrbView-1 satellite, (ii) an exclusive license entitling ORBIMAGE to all of the economic rights and benefits of the OrbView-2 satellite, (iii) the OrbView-3 satellite and launch service, (iv) the OrbView-4 satellite and launch service, and (v) the ground segment assets used to command and control the satellites as well as receive and process imagery. Under the License Agreement, Orbital has granted an exclusive worldwide license to ORBIMAGE to use and sell OrbView-2 imagery. Pursuant to the terms of the License Agreement, Orbital has assigned to ORBIMAGE all amounts that are due or which become due to Orbital under a contract Orbital has with NASA to deliver OrbView-2 imagery, and ORBIMAGE has sole responsibility for operating and controlling the satellite. Under the Administrative Services Agreement, ORBIMAGE is reimbursing Orbital for all management, accounting, legal, and financial services, office space, and other administrative services, as well as certain direct operating services provided by Orbital.

     The OrbView-1 satellite was launched in 1995 and provides severe weather and atmospheric images, including global lightning information and measurements used in analyzing atmospheric temperature information. The OrbView-2 satellite was launched on August 1, 1997 and completed its on-orbit checkout in October 1997. The satellite provides multispectral imagery to detect changes in the coloration of Earth's oceans and land areas. The OrbView-3 satellite is currently scheduled to begin operations in the second half of 1999 and will provide 1-meter panchromatic and 4-meter multispectral imagery of the Earth. The OrbView-4 satellite will provide 1-meter and 2-meter panchromatic, 4-meter multispectral, and 8-meter hyperspectral imagery of the Earth and is expected to be operational in mid-2000. The imagery provided by both OrbView-3 and OrbView-4 will have a broad range of applications for U.S. and foreign national security and many commercial and scientific markets.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

                          ORBITAL IMAGING CORPORATION

     Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 financial statement presentation.

  Revenue Recognition


     ORBIMAGE's principal source of revenue is the sale of satellite imagery to customers, value-added resellers, and distributors. Such sales often require ORBIMAGE to provide imagery over the term of a multi-year sales contract. Accordingly, ORBIMAGE recognizes revenues on imagery contracts on a straight-line basis over the delivery term of the contract. Deferred revenue represents contract receipts in advance of the delivery of imagery.


  Unaudited Interim Information

     The unaudited interim information as of March 31, 1998 and for the three months ended March 31, 1998 and 1997, has been prepared in accordance with generally accepted accounting principles for interim financial information. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, considered necessary for a fair presentation of such periods. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results expected for the full year.

  Services Provided by Orbital

     A substantial part of ORBIMAGE's administrative services, including legal, accounting, human resources, and purchasing is provided to ORBIMAGE at cost by Orbital. Such costs include both specifically identifiable services and certain pooled costs allocated by Orbital based on ORBIMAGE's proportional use. ORBIMAGE believes that the cost of these services, as provided for in the accompanying statements of operations, is reasonable and approximates the cost of similar services if obtained directly by ORBIMAGE.

  Income Taxes


     ORBIMAGE recognizes income taxes using the asset and liability method, on a stand alone basis. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


  Stock Based Compensation

     On January 1, 1996, ORBIMAGE adopted Statement of Financial Accounting Standards 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which requires companies to (i) recognize as expense the fair value of all stock-based awards on the date of grant, or (ii) continue to apply the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25") and provide pro forma net income (loss) disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS 123 had been applied. ORBIMAGE has elected to continue to apply the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123 (See Note 9).

                          ORBITAL IMAGING CORPORATION

  Cash and Cash Equivalents and Short-Term Investments

     ORBIMAGE considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Investments in securities with original maturities of more than three months but not more than one year are classified as short-term investments and those with original maturities of more than one year are classified as long-term investments. ORBIMAGE does not intend to hold its investments in debt and equity securities until maturity and does not actively trade the securities to maximize trading gains and classifies these securities as "available for sale" and, accordingly, reports such securities at fair value plus accrued interest. Any temporary excess (deficiency) of market value over (under) the underlying cost of the short-term investment is excluded from current period earnings and is reported as unrealized gains (losses) as a separate component of stockholders' equity.

  Satellites and Related Rights and Property, Plant and Equipment

     ORBIMAGE is purchasing the OrbView-1, OrbView-3, and OrbView-4 satellites, the OrbView-2 license, and the ground segment assets pursuant to the System Procurement Agreement. ORBIMAGE is self-constructing a digital imagery archive and processing system, which supports OrbView-2 and will support OrbView-3 and OrbView-4 imagery processing and distribution. ORBIMAGE capitalizes certain direct and indirect costs incurred in the construction of this system. Amortization of the capitalized costs will begin when the system is placed in service.

  Depreciation, Amortization, and Recoverability of Long-Lived Assets

     Depreciation and amortization are provided using the straight-line method over the estimated useful lives of the satellites (three years for OrbView-1 and seven and one-half years for OrbView-2), and generally over eight years for ground segment assets.

     In 1995, ORBIMAGE adopted the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"), which (i) requires that assets "to be held and used" be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, (ii) requires that long-lived assets "to be disposed of" be reported at the lower of carrying amount or fair value less cost to sell, and (iii) provides guidelines and procedures for measuring an impairment loss that are significantly different from previous guidelines and procedures. In 1995, ORBIMAGE recorded $5,000,000 of additional depreciation expense, which is included in direct expenses in the accompanying statement of operations, related to the estimated fair value of the OrbView-1 satellite.

  Interest Capitalization

     Interest incurred on the Notes as of March 31, 1998 in the amount of approximately $1,698,000 (unaudited) has been capitalized in connection with the construction of the OrbView-3 and OrbView-4 satellites and related ground segments. The capitalized interest is recorded as a part of the historical cost of the assets to which it relates and will be amortized over the assets' useful lives when placed in service.

(3)  RELATED PARTY TRANSACTIONS

     Pursuant to the System Procurement Agreement, ORBIMAGE has committed to purchase various satellites, rights, and ground systems for approximately $295 million over approximately three years. ORBIMAGE incurred costs of approximately $18,989,000, $12,617,000, and $47,604,000 for the years ended December 31, 1995,
1996, and 1997, respectively, under the System Procurement Agreement. ORBIMAGE incurred costs of approximately $2,591,000, $1,969,000, and $3,168,000 for the years ended December 31, 1995, 1996, and 1997, respectively, under the Administrative Services Agreement.

                          ORBITAL IMAGING CORPORATION

(4)  INVESTMENTS

     The following table sets forth the aggregate cost and fair value and gross unrealized gains (losses) of available-for-sale investments as of December 31, 1997 and March 31, 1998 (unaudited):

                                                             DECEMBER 31, 1997
                                                   --------------------------------------
                                                                 UNREALIZED
                                                                   GAINS
                                                      COST        (LOSSES)    FAIR VALUE
                                                   -----------   ----------   -----------
SHORT-TERM
Commercial Paper.................................  $11,336,751   $   --       $11,336,751
                                                   -----------   ----------   -----------
  Total available-for-sale investments             $11,336,751   $   --       $11,336,751
                                                   ===========   ==========   ===========

                                                         MARCH 31, 1998 (UNAUDITED)
                                                   --------------------------------------
                                                                 UNREALIZED
                                                                   GAINS
                                                      COST        (LOSSES)    FAIR VALUE
                                                   -----------   ----------   -----------
SHORT-TERM
Commercial Paper.................................  $14,819,679   $   --       $14,819,679
                                                   -----------   ----------   -----------
  Total available-for-sale investments             $14,819,679   $   --       $14,819,679
                                                   ===========   ==========   ===========

     The following table sets forth the aggregate cost and fair value of held-to-maturity investments as of March 31, 1998 (unaudited) (none in 1997 or prior periods):

                                                                 UNREALIZED
                                                    AMORTIZED      GAINS
                                                      COST        (LOSSES)    FAIR VALUE
                                                   -----------   ----------   -----------
SHORT-TERM
U.S. Treasury Notes..............................  $16,402,870   $   --       $16,402,870

LONG-TERM
U.S. Treasury Notes, maturing 18-24 months.......  $16,653,508   $   --       $16,653,508
                                                   -----------   ----------   -----------
     Total held-to-maturity investments..........  $33,056,378   $   --       $33,056,378
                                                   ===========   ==========   ===========

     Included in cash and cash equivalents at December 31, 1997 and March 31, 1998 were approximately $8,887,000 of commercial paper, and $76,431,000 (unaudited) of commercial paper and taxable municipal bonds, respectively.

(5)  MAJOR CUSTOMER

     Pursuant to imagery contracts with NASA, ORBIMAGE recognized revenues of approximately $4,070,000, $800,000, and $1,957,000 for the years ended December 31, 1995, 1996, and 1997, respectively, representing approximately 89%, 76%, and 95%, respectively, of total revenues recognized during those periods.

                          ORBITAL IMAGING CORPORATION

(6)  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consisted of the following:

                                                          DECEMBER 31,
                                                  ----------------------------
                                                     1996             1997
                                                  -----------      -----------
Land............................................  $   212,684      $   212,684
Ground segment assets...........................   12,780,205       15,985,408
Accumulated depreciation........................   (3,486,260)      (5,144,194)
                                                  -----------      -----------
          Total.................................  $ 9,506,629      $11,053,898
                                                  ===========      ===========

(7)  SATELLITES AND RELATED RIGHTS

     Satellites and related rights consisted of the following:

                                                         DECEMBER 31,
                                                 -----------------------------
                                                    1996              1997
                                                 -----------      ------------
In service:
  OrbView-1....................................  $12,327,040      $ 12,327,002
  Accumulated depreciation.....................   (9,070,578)      (11,512,924)
                                                 -----------      ------------
                                                   3,256,462           814,078
                                                 -----------      ------------
  OrbView-2 license............................   56,351,670        64,543,000
  Accumulated amortization.....................           --        (1,434,289)
                                                 -----------      ------------
                                                  56,351,670        63,108,711
                                                 -----------      ------------
Satellites in process..........................    2,676,746        40,303,358
                                                 -----------      ------------
          Total................................  $62,284,878      $104,226,147
                                                 ===========      ============

(8)  INCOME TAXES

     ORBIMAGE recorded a deferred benefit for income taxes of $1,751,468 and $1,715,966 (unaudited) for the year ended December 31, 1997 and for the three months ended March 31, 1998, respectively and had no current or deferred provision or benefit for income taxes in prior periods. ORBIMAGE's losses for income tax purposes for the period January 1 through May 7, 1997 and for the years 1996 and 1995 (during which ORBIMAGE was an operating division, and was included in the consolidated tax return, of Orbital) were significantly greater than pre-tax financial statement losses, primarily due to expenses associated with satellites and related rights deducted currently for income tax purposes. Prior to May 8, 1997, the Company had a tax-sharing arrangement with Orbital under which tax deductions for satellites and related rights, and the associated net operating loss carryforwards, remained with Orbital. As a result, the Company recorded a tax-sharing charge of $4,947,880, $2,406,922, and $1,751,468 for the years ended December 31, 1995, 1996, and 1997, respectively, as a direct charge to additional paid-in capital.

                          ORBITAL IMAGING CORPORATION

     The tax effects of significant temporary differences at December 31, 1996 and 1997 are as follows:

                                                          DECEMBER 31,
                                                  ----------------------------
                                                     1996             1997
                                                  -----------      -----------
Deferred tax assets:
  Revenue recognition...........................  $14,154,825      $14,949,332
  Net operating loss carryforward...............           --          584,905
  Other.........................................           --           62,367
                                                  -----------      -----------
  Deferred tax assets, net......................  $14,154,825      $15,596,604
                                                  ===========      ===========
Deferred tax liabilities:
  Differences in the tax treatment of satellites
     and related rights.........................  $24,816,053      $26,257,832
                                                  ===========      ===========

     The income tax provision (benefit) for the years ended December 31, 1995, 1996, and 1997, is different from that computed using statutory U.S. Federal income tax rates solely due to differences associated with net operating loss carry-forwards generated prior to May 8, 1997 and state tax benefits. As of December 31, 1997, the Company has a net operating loss carryforward for income tax purposes of approximately $1,500,000, which will be used to offset future taxable income over the next 15 years.

(9)  LONG-TERM OBLIGATIONS (UNAUDITED)

     On February 25, 1998, the Company issued 150,000 units consisting of the Notes and 1,312,746 warrants for common stock, raising net proceedings of approximately $145,000,000 (unaudited). Interest is payable semi-annually, commencing September 1, 1998. ORBIMAGE purchased U.S. Treasury securities in an amount sufficient to pay the interest on the Notes for the first four periods. These investments have maturities ranging from six months to two years and are pledged as security for repayment of interest on the Notes.

(10)  COMMON AND PREFERRED STOCK

     In 1997, ORBIMAGE consummated the Private Placement in which it sold 372,705 shares of Series A cumulative convertible preferred stock (the "Preferred Stock") generating gross proceeds of approximately $37,000,000. In February 1998, the Company issued an additional 227,295 shares of Preferred Stock in a private placement, generating gross proceeds of approximately $23,000,000 (unaudited). Each share of Preferred Stock entitles its holder to receive annual cumulative dividends of 12% per annum. The Preferred Stock is convertible into ORBIMAGE common stock in an amount equal to $100 per share of Preferred Stock, divided by the Series A Conversion Price, which is $4.17 per share of Preferred Stock. The Series A Conversion Price is subject to adjustment under certain circumstances. Each holder of Series A Preferred Stock is entitled to voting rights equal to that of a common stockholder; for this purpose each share of Preferred Stock is treated as if converted to common stock (rounded to the nearest whole number) immediately prior to a vote.

     Dividends on the Preferred Stock are cumulative, have priority over dividends on common stock, Series B preferred stock, and Series C preferred stock, and must be paid in the event of liquidation and before any distribution to holders of common stock or Series B preferred stock and Series C preferred stock. Dividends are payable on a semi-annual basis in May and November, and can be paid in either cash or additional shares of Preferred Stock. In 1997, the Company issued 20,182 shares of Preferred Stock as dividends. At December 31, 1997, cumulative Preferred Stock dividends in arrears amounted to approximately 8,000 shares.

     In addition, in 1997, Orbital increased its common equity investment in ORBIMAGE, bringing its total equity invested to approximately $87,900,000 and its ownership of common stock to 25,200,000 shares.

                          ORBITAL IMAGING CORPORATION

(11)  STOCK OPTION PLAN

     In 1996, ORBIMAGE adopted the 1996 Stock Option Plan (the "ORBIMAGE Plan") pursuant to which incentive or non-qualified options to purchase up to 2,800,000 shares of ORBIMAGE common stock may be granted to ORBIMAGE and Orbital employees, consultants or advisors. Under the ORBIMAGE Plan, stock options may not be granted with an exercise price less than 85% of the stock's fair market value at the date of grant as determined by the Board of Directors. The ORBIMAGE options generally vest ratably over a three-year period. The following table summarizes the activity relating to the ORBIMAGE Plan:

                                                                        WEIGHTED
                                       NUMBER OF    OPTION PRICE        AVERAGE        OUTSTANDING AND
                                        SHARES        PER SHARE      EXERCISE PRICE      EXERCISABLE
                                       ---------    -------------    --------------    ---------------
OUTSTANDING AT DECEMBER 31, 1995.....         --         --                 --                  --
  Granted............................  1,408,000        $3.60            $3.60
  Exercised..........................         --         --                 --
  Cancelled or Expired...............         --         --                 --
                                       ---------
OUTSTANDING AT DECEMBER 31, 1996.....  1,408,000        $3.60            $3.60             352,000
  Granted............................    498,000        $4.17            $4.17
  Exercised..........................    (14,000)       $3.60            $3.60
  Cancelled or Expired...............     (8,000)       $3.60            $3.60
                                       ---------
OUTSTANDING AT DECEMBER 31, 1997.....  1,884,000    $3.60 -- $4.17       $3.75             707,250
                                       =========    =============        =====             =======

     ORBIMAGE applies APB No. 25 and related interpretations in accounting for its plans. No compensation cost has been recognized in connection with stock option grants in the accompanying statements of operations. To the extent that the Company grants stock options to non-employee consultants or advisors, the Company records expense equal to the fair value of the options granted as determined by the Black-Scholes option pricing model.

  Stock Based Compensation

     On January 1, 1996, ORBIMAGE adopted SFAS 123 (see Note 2). ORBIMAGE uses the Black-Scholes option-pricing model to determine the pro forma impact to its net income. The model utilizes certain information, such as the interest rate on a risk-free security maturing generally at the same time as the option being valued, and requires certain assumptions, such as the expected amount of time an option will be outstanding until it is exercised or it expires, to calculate the weighted-average fair value per share of stock options granted. This information and the assumptions used in the option-pricing model for 1996 and 1997, respectively, are as follows: volatility, 30% and 30%; dividend yield, 0% and 0%; risk-free interest rate, 5.8% and 6.0%; average expected life, 4.5 years and
4.5 years; additional shares available, 1,392,000 and 902,000; and weighted-average exercise price per share, $3.60 and $3.75.

     Had ORBIMAGE determined compensation cost based on the fair value at the grant date for its stock options in accordance with the fair value method prescribed by SFAS 123, ORBIMAGE's net loss would have been approximately $5,305,000 and $5,031,000 for the years ended December 31, 1996 and 1997, respectively. The pro forma net loss reflects only options granted in 1996 and 1997 and therefore may not be representative of the effects for future periods.

(12)  SUPPLEMENTAL DISCLOSURES

     At December 31, 1997, ORBIMAGE employees were participating in the Deferred Salary Profit Sharing Plan for Employees of Orbital Imaging Corporation, a defined contribution plan (the "Plan") in accordance with Section 401(k) of the Internal Revenue Code of 1986, as amended. Company contributions to the Plan

                          ORBITAL IMAGING CORPORATION
are made based on certain plan provisions and at the discretion of the Board of Directors, and in 1997, were approximately $28,000.

(13)  SUBSEQUENT EVENTS (UNAUDITED)

     On April 30, 1998, the Company acquired substantially all the assets of TRIFID Corporation ("TRIFID") for approximately $4,000,000. Under the terms of the acquisition agreement, an additional $1,000,000 earn-out is payable if certain revenue targets are achieved during the third quarter of 1998. The acquisition will provide ORBIMAGE with the technical personnel and production capability required to generate high resolution imagery products. The acquisition resulted in excess of purchase price over net assets acquired of approximately $2,000,000, which amount will be amortized over 10 years.

                               GLOSSARY OF TERMS

CHECK-OUT INSURANCE -- Insurance placed into effect following the deployment of the satellite which remains in effect until the satellite is placed into commercial service.

COMMON STOCK -- The common stock of the Company, par value $.01 per share.

COMPANY -- Orbital Imaging Corporation, a Delaware corporation.

DESIGN LIFE -- The expected functional life of a satellite based on the specific design employed.

DoC -- The U.S. Department of Commerce.

DoD -- The U.S. Department of Defense.

EESS -- Earth Exploration-Satellite Service, a radio-communication service between ground stations and one or more satellites which obtains information on the Earth and its natural phenomena from active sensors or passive sensors on satellites.

EARTHWATCH -- EarthWatch Incorporated, a commercial remote sensing company sponsored by Ball Aerospace and Technologies Corporation, CTA Incorporated, and Hitachi, Ltd.

FCC -- The Federal Communications Commission, an independent government agency charged with regulating interstate and international communications by radio, television, wire, satellite, and cable.

HIGH-RESOLUTION ORBVIEW SATELLITES -- the OrbView-3 and OrbView-4 satellites

INMARSAT -- International Maritime Satellite Organization, an organization responsible for providing international maritime telephony via communication satellites.

IN-ORBIT INSURANCE -- Insurance covering the period following the date a satellite has been placed into commercial service.

INTELSAT AND INMARSAT AGREEMENT -- An international agreement requiring coordination to the extent that any party or signatory or person within the jurisdiction of a party intends to establish, acquire, or utilize space segment facilities separate from the Intelsat space segment facilities to meet its domestic public telecommunications services requirements.

IRS-1C -- India Remote Sensing Satellite.

ITU -- International Telecommunications Union, which is the telecommunications agency of the United Nations established to provide standardized communications procedures and practices including frequency allocation and radio regulations on a worldwide basis.

NASA -- National Aeronautics and Space Administration.

NIMA -- National Imagery and Mapping Agency.

NOAA -- National Oceanic and Atmospheric Administration, an agency of the DoC.

NRO -- The U.S. National Reconnaissance Office.

NTIA -- National Telecommunications and Information Administration, an agency of the DoC.

ORBIMAGE -- Orbital Imaging Corporation, a Delaware corporation (the "Company").

ORBITAL -- Orbital Sciences Corporation, a Delaware corporation.

ORBVIEW-1 -- The satellite launched in April 1995 that is providing meteorological data on severe weather lightning strikes and measurements of other atmospheric properties.

ORBVIEW-2 -- The satellite launched in the second quarter of 1997, that is providing 1-kilometer resolution imagery of the Earth's surface in eight spectral bans.

ORBVIEW-2 LICENSE -- The OrbView-2 License Agreement between Orbital and ORBIMAGE, which provides ORBIMAGE with the economic equivalent of ownership of the OrbView-2 satellite.

ORBVIEW-3 -- The satellite scheduled for launch in 1999, that is designed to provide for both one-meter resolution panchromatic imagery, and four-meter resolution multispectral imagery in 4 spectral bands of the Earth's surface.

ORBVIEW-4 -- The satellite scheduled for launch in the second quarter of 2000, that is designed to provide for one-meter resolution panchromatic imagery, four-meter resolution multispectral imagery and eight-meter resolution hyperspectral imagery.

PEGASUS -- Orbital's air-launched rocket designed to launch small satellites into low-Earth orbit.

RADARSAT -- Radarsat International Inc., a Canadian company operating a commercial radar imaging satellite.

SAMSUNG AEROSPACE -- Samsung Aerospace Industries, Ltd..

SPACE IMAGING EOSAT -- Space Imaging EOSAT, a commercial remote sensing company sponsored by Lockheed Martin, Raytheon and Mitsubishi.

STOCK OPTION PLAN -- The Company's 1996 Stock Option Plan, which provides for grants of incentive or non-qualified stock options to officers, directors and employees of the Company.

TAURUS -- Orbital's ground launched rocket designed for launching small to medium satellites into space.

UCAR -- University Corporation for Atmospheric Research.

VARS -- Value added resellers.

                          ORBITAL IMAGING CORPORATION

     All tendered Original Notes, executed Letters of Transmittal, and other related documents should be directed to the Exchange Agent. Requests for assistance and for additional copies of the Prospectus, the Letter of Transmittal and other related documents should be directed to the Exchange Agent.

                  THE EXCHANGE AGENT FOR THE EXCHANGE OFFER IS

                              MARINE MIDLAND BANK

                                 by Facsimile:
                                 (212) 658-6425
                           Attention: Frank J. Godino
                              Confirm by telephone
                                 (212) 658-6044

                        By Registered or Certified Mail:
                              Marine Midland Bank
                                  140 Broadway
                                   12th Floor
                         New York, New York 10005-1180
                         Att: Corporate Trust Services

                                    By Hand:
                              Marine Midland Bank
                                  140 Broadway
                                   12th Floor
                         New York, New York 10005-1180
                         Att: Corporate Trust Services

                             By Overnight Courier:
                              Marine Midland Bank
                                  140 Broadway
                                   12th Floor
                         New York, New York 10005-1180
                         Att: Corporate Trust Services
                                 (212) 658-6084

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation and its Second Amended and Restated Certificate of Incorporation and Bylaws provide for indemnification of its officers and directors to the fullest extent permitted by law. Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL") permits a corporation in its certificate of incorporation to eliminate the liability of a cooperation's directors to a corporation or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.

     Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation, a "derivative action") if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such actions, and the status requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation's bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

     Delaware law also permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as such, whether or not the corporation has the power to indemnify him against that liability under Section 145 of the DGCL.

     The above discussion of the Company's Second Amended and Restated Certificate of Incorporation and Bylaws is not intended to be exhaustive and is respectively qualified in its entirety by such documents.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1*    Second Amended and Restated Certificate of Incorporation of
          the Company.
  3.2*    Bylaws of the Company
  4.1*    Specimen certificate of 11 5/8% Series A Senior Note due
          2005 (included in Exhibit 4.3 hereto).
  4.2*    Specimen certificate of 11 5/8% Series B Senior Note due
          2005 (substantially in the same form as Exhibit 4.1)
  4.3*    Indenture dated as of February 25, 1998, by and among the
          Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
  4.4*    Warrant Agreement dated as of February 25, 1998, by and
          between the Company and Marine Midland Bank as Warrant Agent
  4.5*    Registration Rights Agreement, dated as of February 25, 1998 by and among the Company, Bear, Stearns & Co. Inc., Merrill
          Lynch & Co. and NationsBanc Montgomery Securities LLC as the
          Initial Purchasers.
  4.6*    Warrant Registration Rights Agreement, dated as of February
          25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
          Merrill Lynch & Co. and NationsBanc Montgomery Securities
          LLC as the Initial Purchasers.
  4.7*    Pledge Agreement dated February 25, 1998, by and between the
          Company and Marine Midland Bank as Collateral Agent.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  4.8*    Amended and Restated Stock Purchase Agreement dated as of
          February 25, 1998, by and among the Company, Orbital
          Sciences Corporation and the holders of Series A Preferred
          Stock named therein
  4.9*    Amended and Restated Stockholders' Agreement dated as of
          February 25, 1998, by and among the Company, Orbital
          Sciences Corporation and the holders of Series A Preferred
          Stock named therein
  5.1*    Opinion of Latham & Watkins regarding the validity of the
          Exchange Notes, including consent.
  8.1*    Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
 10.1*    Purchase Agreement, dated as of February 20, 1998 by and
          among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
          Co. and NationsBanc Montgomery Securities LLC as the Initial
          Purchasers.
 10.2*    Amended and Restated Procurement Agreement dated February
          26, 1998 by and between the Company and Orbital
 10.3*    Amended and Restated Administrative Services Agreement dated
          December 31, 1997 by and between the Company and Orbital.
 10.4*    NonCompetition and Teaming Agreement dated as of May 8, 1997 by and between the Company and Orbital.
 10.5*    OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
  10.6    Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
          Samsung Aerospace Industries, Ltd.
 10.7*    Form of Indemnification Agreement between the Company and
          its directors and officers.
 10.8*    ORBIMAGE 1996 Stock Option Plan.
 12  *    Statements re Computations of Ratios
  23.1    Consent of KPMG Peat Marwick, LLP, independent certified
          public accountants.
 23.2*    Consent of Latham & Watkins (included in Exhibit 5.1)
 24  *    Powers of Attorney of directors and officers of the Company
          (included on signature page to their Registration
          Statement).
 25.1*    Statement of Eligibility of Trustee on Form T-1.
    27    Financial Data Schedule
 99.1*    Form of Letter of Transmittal
 99.2*    Form of Notice of Guaranteed Delivery


---------------

 * Previously filed


** Confidential treatment requested pursuant to Rule 406 under the Securities
   Act of 1933, as amended. Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.


     (b) Financial Statements

ITEM 22.  UNDERTAKINGS


     The undersigned registrant hereby undertakes:



          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:



             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;



             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;



          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.



          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provision described under Item 20 or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudoun, Commonwealth of Virginia, on July 7, 1998.


                                          ORBITAL IMAGING CORPORATION

                                          By:                  *
                                            ------------------------------------
                                                       Gilbert D. Rye
                                               President and Chief Operating
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


                   SIGNATURE                                      TITLE                      DATE
                   ---------                                      -----                      ----
                       *                          President and Chief Operating Officer   July 7, 1998
------------------------------------------------      (Principal Executive Officer)
                 GILBERT D. RYE

               ARMAND D. MANCINI                   Vice President, Finance (Principal     July 7, 1998
------------------------------------------------    Financial and Accounting Officer)
               ARMAND D. MANCINI

                       *                                        Director                  July 7, 1998
------------------------------------------------
               BRUCE W. FERGUSON

                       *                                        Director                  July 7, 1998
------------------------------------------------
               RICHARD REISS, JR.

                       *                                        Director                  July 7, 1998
------------------------------------------------
               WILLIAM W. SPRAGUE

                       *                                        Director                  July 7, 1998
------------------------------------------------
               DAVID W. THOMPSON

                                                                Director                  July 7, 1998
------------------------------------------------
              JAMES A. ABRAHAMSON

           *By: /s/ ARMAND D. MANCINI
   ------------------------------------------
               ARMAND D. MANCINI
               POWER OF ATTORNEY

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  3.1*    Second Amended and Restated Certificate of Incorporation of
          the Company.
  3.2*    Bylaws of the Company
  4.1*    Specimen certificate of 11 5/8% Series A Senior Note due
          2005 (included in Exhibit 4.3 hereto)
  4.2*    Specimen certificate of 11 5/8% Series B Senior Note due
          2005 (substantially in the form as Exhibit 4.1)
  4.3*    Indenture dated as of February 25, 1998, by and among the
          Company and Marine Midland Bank, as Trustee, with respect to the 11 5/8% Senior Notes due 2005 of the Company.
  4.4*    Warrant Agreement, dated as of February 25, 1998, by and
          between the Company and Marine Midland Bank as Warrant
          Agent.
  4.5*    Registration Rights Agreement, dated as of February 25, 1998 by and among the Company, Bear, Stearns & Co. Inc., Merrill
          Lynch & Co. and NationsBanc Montgomery Securities LLC as the
          Initial Purchasers.
  4.6*    Warrant Registration Rights Agreement, dated as of February
          25, 1998 by and among the Company, Bear, Stearns & Co. Inc.,
          Merrill Lynch & Co. and NationsBanc Montgomery Securities
          LLC as the Initial Purchasers.
  4.7*    Pledge Agreement dated February 25, 1998, by and between the
          Company and Marine Midland Bank as Collateral Agent.
  4.8*    Amended and Restated Stock Purchase Agreement dated as of
          February 25, 1998, by and among the Company, Orbital
          Sciences Corporation and the holders of Series A Preferred
          Stock named therein
  4.9*    Amended and Restated Stockholders' Agreement dated as of
          February 25, 1998, by and among the Company, Orbital
          Sciences Corporation and the holders of Series A Preferred
          Stock named therein
  5.1*    Opinion of Latham & Watkins regarding the validity of the
          Exchange Notes, including consent.
  8.1*    Opinion of Latham & Watkins regarding certain federal income tax matters, including consent.
 10.1*    Purchase Agreement, dated as of February 20, 1998 by and
          among the Company, Bear, Stearns & Co. Inc., Merrill Lynch &
          Co. and NationsBanc Montgomery Securities LLC as the Initial
          Purchasers.
 10.2*    Amended and Restated Procurement Agreement dated February
          26, 1998 by and between the Company and Orbital
 10.3*    Amended and Restated Administrative Services Agreement dated
          May 8, 1997 by and between the Company and Orbital.
 10.4*    NonCompetition and Teaming Agreement dated as of May 8, 1997 by and between the Company and Orbital.
 10.5*    OrbView-2 License Agreement dated as of May 8, 1997 by and between the Company and Orbital.
  10.6    Distributor Licensee Agreement dated as of January 31, 1997, as amended from time to time, by and between the Company and
          Samsung Aerospace Industries, Ltd.
 10.7*    Form of Indemnification Agreement between the Company and
          its directors and officers.
 10.8*    ORBIMAGE 1996 Stock Option Plan.
 12  *    Statements re Computations of Ratios
  23.1    Consent of KPMG Peat Marwick, LLP, independent certified
          public accountants.
 23.2*    Consent of Latham & Watkins (included in Exhibit 5.1)
 24  *    Powers of Attorney of directors and officers of the Company
          (included on signature page to this Registration Statement)
 25.1*    Statement of Eligibility of Trustee on Form T-1.
    27    Financial Data Schedule
 99.1*    Form of Letter of Transmittal
 99.2*    Form of Notice of Guaranteed Delivery


---------------

*  Previously filed


** Confidential treatment requested pursuant to Rule 406 under the Securities
   Act of 1933, as amended. Certain portions of the exhibit have been omitted. The omitted portions of such exhibits have been separately filed with the Securities and Exchange Commission.